     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 11, 1997
                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                            PENN-AMERICA GROUP, INC.
             (Exact name of Registrant as specified in its charter)

           PENNSYLVANIA                          6331                           23-2731409
   (State or other jurisdiction      (Primary Standard Industrial             (IRS Employer
of incorporation or organization)    Classification Code Number)           Identification No.)

                            ------------------------

                              420 SOUTH YORK ROAD
                          HATBORO, PENNSYLVANIA 19040
                                 (215) 443-3600
          (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)
                            ------------------------

                           JON S. SALTZMAN, PRESIDENT
                              420 SOUTH YORK ROAD
                          HATBORO, PENNSYLVANIA 19040
                                 (215) 443-3600
          (Address, including zip code and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:

            MICHAEL B. POLLACK, ESQUIRE                        SARAH JONES BESHAR, ESQUIRE
             REED SMITH SHAW & MCCLAY                             DAVIS POLK & WARDWELL
              2500 ONE LIBERTY PLACE                              450 LEXINGTON AVENUE
         PHILADELPHIA, PENNSYLVANIA 19103                       NEW YORK, NEW YORK 10017
                  (215) 851-8100                                     (212) 450-4000

                            ------------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
================================================================================

                                                                PROPOSED       PROPOSED
                                                 AMOUNT         OFFERING      AGGREGATE         AMOUNT OF
          TITLE OF EACH CLASS OF                  TO BE          PRICE         OFFERING       REGISTRATION
        SECURITIES TO BE REGISTERED           REGISTERED(1)   PER SHARE(2)     PRICE(2)            FEE
-----------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share.....     4,025,000        $14.81      $59,610,250         $18,064
===========================================================================================================

(1) Includes up to 525,000 additional shares which the Underwriters have a right to purchase from the Registrant to cover over-allotments, if any.
(2) Based on the average of the high and low prices for the Registrant's Common Stock on the Nasdaq National Market on June 9, 1997 pursuant to Rule 457 under the Securities Act of 1933.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 11, 1997
PROSPECTUS
          , 1997
                                3,500,000 SHARES

                           [PENN-AMERICA GROUP LOGO]

                            PENN-AMERICA GROUP, INC.

                                  COMMON STOCK

     Of the 3,500,000 shares of common stock, par value $0.01 per share (the "Common Stock"), of Penn-America Group, Inc. (the "Company") offered hereby (the "Offering"), 2,500,000 shares are being sold by the Company and 1,000,000 shares are being sold by Penn Independent Corporation ("Penn Independent" or the "Selling Stockholder"). See "Principal and Selling Stockholders." The Company will not receive any proceeds from the sale of the Common Stock by the Selling Stockholder.

     The Common Stock is listed on the Nasdaq National Market under the symbol "PAGI". The last reported sale price of the Common Stock on the Nasdaq National Market on June 9, 1997 was $14.50 per share. See "Price Range of Common Stock and Dividends."

     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------------
                                PRICE            UNDERWRITING          PROCEEDS          PROCEEDS TO
                                TO THE          DISCOUNTS AND           TO THE           THE SELLING
                                PUBLIC          COMMISSIONS(1)        COMPANY(2)        STOCKHOLDER(3)
-------------------------------------------------------------------------------------------------------
Per Share..............           $                   $                   $                   $
Total(4)...............           $                   $                   $                   $
-------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting the Company's share of expenses, estimated at $          .

(3) Before deducting the Selling Stockholder's share of expenses, estimated at
    $          .

(4) The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 525,000 shares of Common Stock, at the Price to the Public, less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company and Proceeds
    to the Selling Stockholder will be $          , $          , $          and
    $          , respectively. See "Underwriting."

     The shares of Common Stock offered hereby are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock offered hereby will be made in New York, New York on or
about           , 1997.

DONALDSON, LUFKIN & JENRETTE
         SECURITIES CORPORATION

                               CONNING & COMPANY

                                                 PENNSYLVANIA MERCHANT GROUP LTD

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

     IN CONNECTION WITH THE OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."
                            ------------------------

     THE INSURANCE LAWS OF PENNSYLVANIA PROVIDE THAT NO PERSON MAY ACQUIRE "CONTROL" OF A DOMESTIC INSURANCE COMPANY WITHOUT THE APPROVAL OF THE INSURANCE COMMISSIONER OF SUCH STATE. A PERSON PURCHASING 10% OR MORE OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY WILL BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL.
                            ------------------------

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, at prescribed rates. In addition, such materials can also be obtained from the Commission's web site at http://www.sec.gov. Copies of the above reports, proxy statements and other information may also be inspected at the offices of the Nasdaq National Market, 9513 Key West Avenue, Rockville, MD 20850.

     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be obtained from the principal office of the Commission in Washington, DC, upon payment of the fees prescribed by the Commission.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except where otherwise indicated, the "Company" refers to Penn-America Group, Inc. ("PAGI") and its wholly-owned subsidiary, Penn-America Insurance Company ("Penn-America"), as well as Penn-America's wholly-owned subsidiary, Penn-Star Insurance Company ("Penn-Star"). Penn-Star received its Certificate of Authority from the Insurance Department of Pennsylvania on February 21, 1997 and commenced operations on April 1, 1997. Terms defined in the "Glossary of Selected Insurance Terms" are printed in boldface type the first time they appear in the text of this Prospectus. All financial information contained in this Prospectus is presented in accordance with GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ("GAAP"), unless specified as being in accordance with STATUTORY ACCOUNTING PRACTICES ("SAP"). Except where otherwise indicated, all information contained in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

     All per share information in this Prospectus has been adjusted to reflect a three-for-two split of the Company's Common Stock effected on March 7, 1997.

                                  THE COMPANY

     Penn-America Group, Inc. is a specialty property and casualty insurance holding company which, through its subsidiaries, markets and underwrites commercial property, general liability and multi-peril insurance for small businesses located primarily in small towns and suburban and rural areas, and NONSTANDARD personal automobile insurance. The Company provides commercial property and casualty insurance on both an EXCESS AND SURPLUS LINES basis and an ADMITTED basis, and personal automobile insurance on an admitted basis. The Company markets its products through 52 high quality GENERAL AGENTS, who in turn produce business through over 25,000 RETAIL INSURANCE BROKERS located throughout the United States. The Company focuses on serving the insurance needs of small or nonstandard markets which are generally characterized by small average policy premiums and serviced by retail insurance brokers with limited access to larger, standard lines insurers. The Company believes that these markets are generally underserved by larger, standard lines insurers who often limit their UNDERWRITING to policies above a certain minimum premium size or to certain risk classes and who operate in large-scale markets in which they can achieve economies of scale. The Company believes that its distribution network enables it to effectively access these numerous small markets at a relatively low fixed cost through the marketing, underwriting and administrative support of its general agents, as well as the localized market knowledge and expertise of its general agents and their retail insurance brokers.

     The success of the Company's strategy is demonstrated by its strong and consistent growth and profitability. From 1992 to 1996, GROSS WRITTEN PREMIUMS grew at a 30.8% compound annual rate from $27.5 million to $80.5 million, and net operating earnings (excluding realized investment gains) grew at a 41.3% compound annual rate from $1.6 million to $6.4 million. The Company has operated at a SAP COMBINED RATIO under 100.0% in every year since 1992. The Company's average SAP combined ratio from 1992 to 1996 was 95.9%, and the Company's average return on average stockholders' equity during the same period was 15.0%.

     The Company's distribution strategy is to maintain strong relationships with fewer and higher quality general agents than its competitors. The Company carefully selects a limited number of agents in each state based on their experience and reputation and strives to preserve each agent's franchise value within its marketing territory. The Company seeks to grow with these general agents and develop strong, longstanding relationships by providing a high level of service and support. From 1992 to 1996, the Company achieved 192.3% cumulative growth in gross written premiums with a 36.8% increase in the number of general agents from 38 to 52. The Company maintains low fixed costs by underwriting the substantial majority of its policies on a BINDING AUTHORITY basis. The Company closely monitors the quality of business it underwrites by maintaining close relationships with a small number of general agents. The Company provides its general agents with a comprehensive, regularly updated underwriting manual which clearly outlines the Company's pricing and underwriting guidelines. The Company does not write high risk policies (e.g., medical malpractice, environmental and aviation liability). The Company generally reviews new and renewal commercial policies on a continuous basis and nonstandard personal automobile policies on a quarterly basis to ensure that its underwriting guidelines are being followed. In addition to standard commissions, the Company provides strong incentives to its general agents to produce profitable business through a contingent commission structure which is substantially tied to underwriting profitability and through the issuance of shares of Common Stock in lieu of cash for a portion of the contingent commissions.

     Historically, the Company has underwritten the majority of its commercial lines business on an excess and surplus lines basis. In recent years, the Company has underwritten a greater proportion of its commercial lines business on an admitted basis as it has identified profitable admitted markets which remain underserved by larger standard insurers. Currently, the Company underwrites all of its nonstandard personal automobile business on an admitted basis. The Company expects to continue to expand its commercial lines business by offering additional products and packages which enhance its current property and liability coverages, by identifying profitable programs and books of business and by selectively adding high quality general agents. Examples of such additional products and programs include a commercial automobile product and specialty programs, which may include miscellaneous professional liability coverage. The Company currently writes nonstandard personal automobile policies in five states. The Company has filed applications to write personal automobile policies in two additional states and is considering expanding into several other states.

     The Company's commercial insureds consist primarily of small, "main street" businesses, including restaurants, taverns, retailers and artisan contractors, located principally in small towns and suburban and rural areas. In addition, the Company has developed customized products and coverages for other small commercial insureds such as day care facilities, fitness centers and special events. The Company believes it has benefited from a general migration of small businesses out of urban centers and into suburban and rural areas. Industry consolidation, corporate downsizing and the increased use of communications technology and personal computers, among other factors, have contributed to the high growth in the number of small businesses in these areas. The Company's nonstandard automobile insurance products are designed for insureds who do not qualify for preferred or standard automobile insurance because of their payment history, driving record, age, vehicle type or other underwriting criteria or market conditions. Underwriting standards in the preferred and standard markets have become more restrictive, thereby requiring more insureds to seek nonstandard coverage and contributing to an increase in the size of the nonstandard automobile market.

     Penn-America was formed in 1975 by Irvin Saltzman, who began working in the insurance industry in 1947 when he founded a general agency. Jon S. Saltzman, Irvin Saltzman's son, is President and Chief Executive Officer of the Company and has been employed by the Company since 1986. The Company completed an initial public offering ("IPO") on October 28, 1993, at a price to the public of $6.00 per share. Currently, the Saltzman family, substantially through their ownership of Penn Independent, owns approximately 61.8% of the Company's Common Stock. After the Offering, the Saltzman family will own approximately 34.4% of the outstanding Common Stock of the Company (approximately 32.5% if the Underwriters' over-allotment option is exercised).

     The following table sets forth the Company's gross written premiums by specific product lines during the periods indicated:

                                                             YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
                                                1996                   1995                   1994
                                          -----------------     ------------------     ------------------
                                           GROSS    PERCENT      GROSS     PERCENT      GROSS     PERCENT
                                          WRITTEN     OF        WRITTEN      OF        WRITTEN      OF
                                          PREMIUMS   TOTAL      PREMIUMS    TOTAL      PREMIUMS    TOTAL
                                                              (DOLLARS IN THOUSANDS)
Commercial multi-peril..................  $31,551     39.2%     $26,653      39.8%     $20,556      38.1%
Commercial general liability............   21,526     26.8       21,643      32.3       18,033      33.4
Commercial property.....................    5,555      6.9        5,288       7.9        4,449       8.3
Commercial automobile...................       98      0.1           38       0.1           --        --
                                          -------    -----      -------     -----      -------     -----
       Total commercial lines...........   58,730     73.0       53,622      80.1       43,038      79.8
                                          -------    -----      -------     -----      -------     -----
Personal automobile liability...........   17,496     21.7       11,179      16.7        6,347      11.8
Personal automobile physical damage.....    4,270      5.3        2,152       3.2        4,541       8.4
                                          -------    -----      -------     -----      -------     -----
       Total personal automobile
          lines.........................   21,766     27.0       13,331      19.9       10,888      20.2
                                          -------    -----      -------     -----      -------     -----
       Total gross written premiums.....  $80,496    100.0%     $66,953     100.0%     $53,926     100.0%
                                          =======    =====      =======     =====      =======     =====

     The following table sets forth the SAP UNDERWRITING RATIOS for Penn-America and for the property and casualty insurance industry as a whole during the periods indicated:

                                                                 YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                         1996     1995     1994     1993     1992
PENN-AMERICA SAP UNDERWRITING RATIOS:
Loss ratio............................................    62.7%    62.6%    62.2%    63.2%    63.9%
Expense ratio.........................................    31.6     30.4     32.3     34.8     35.6
                                                         -----    -----    -----    -----    -----
Combined ratio........................................    94.3%    93.0%    94.5%    98.0%    99.5%
                                                         =====    =====    =====    =====    =====
INSURANCE INDUSTRY SAP UNDERWRITING RATIOS:(1)
Loss ratio............................................    78.6%    78.9%    81.0%    79.5%    88.1%
Expense ratio.........................................    26.2     26.1     26.0     26.1     26.3
Dividend ratio........................................     1.1      1.4      1.3      1.2      1.2
                                                         -----    -----    -----    -----    -----
Combined ratio........................................   105.9%   106.4%   108.3%   106.8%   115.6%
                                                         =====    =====    =====    =====    =====

------------------------------
(1) Source: For 1996, BestWeek P/C Supplement, March 24, 1997 edition; for 1992 through 1995, Best's Aggregates & Averages--Property--Casualty.

     Approximately 89.5% of the Company's investment portfolio as of March 31, 1997 consisted of investment-grade fixed income securities and short-term investments. Approximately 98.9% of the Company's fixed income securities as of March 31, 1997 were rated "A-" or better by Standard & Poor's Corporation ("Standard & Poor's") or the equivalent rating by Moody's Investment Service ("Moody's"). As of March 31, 1997, the Company's fixed maturity investments had an average duration of 3.2 years. Publicly traded equity securities, the majority of which consisted of preferred stocks, represented 10.4% of the Company's investment portfolio as of March 31, 1997.

     Since 1993 Penn-America has maintained an "A (Excellent)" rating from A.M. Best Company, Inc. ("A.M. Best"), which rating was reaffirmed by A.M. Best on May 27, 1997. A.M. Best's ratings are based upon factors of concern to policyholders, including financial condition and solvency, and are not directed to the protection of investors.

     The Company employs approximately 97 people, all of whom are located at the Company's headquarters at 420 South York Road, Hatboro, Pennsylvania 19040 (telephone: (215) 443-3600).

                                  THE OFFERING

Common Stock offered by the Company.....  2,500,000 shares
Common Stock offered by the Selling
  Stockholder...........................  1,000,000 shares

Common Stock to be outstanding after the
  Offering..............................  9,275,884 shares(1)(2)

Use of proceeds.........................  The net proceeds to the Company from the Offering, after deducting underwriting discounts and
                                          commissions, are estimated to be approximately
                                          $          million. The Company expects to use the
                                          net proceeds from the Offering (i) to repay $9.0
                                          million of bank debt, (ii) to increase the
                                          POLICYHOLDERS' SURPLUS of Penn-America and
                                          Penn-Star in order to support future growth and
                                          (iii) for general corporate purposes. The Company
                                          will not receive any proceeds from the sale of
                                          shares of Common Stock by the Selling Stockholder.

Dividend policy.........................  The Company intends to continue to pay quarterly cash dividends of $0.04 per share of Common Stock
                                          ($0.16 annually), subject to declaration by the
                                          Board of Directors and certain regulatory and other
                                          constraints.

Nasdaq National Market symbol...........  PAGI

------------------------------
(1) Based on 6,775,884 shares outstanding on June 1, 1997. Excludes: (i) 360,000 shares issuable upon the exercise of outstanding options under the Company's 1993 Stock Incentive Plan, of which options for 252,000 shares were exercisable; (ii) 93,000 shares available for issuance upon grant and exercise of options under the Company's 1993 Stock Incentive Plan; (iii) 60,236 shares available for issuance under the Executive Incentive Compensation Plan; and (iv) 30,851 shares available for issuance under the Agent's Profit Sharing and Performance Awards Plan. See "Management--Company Stock Incentive Plan", "Management--Executive Incentive Compensation Plan" and Note 12 of Notes to Consolidated Financial Statements.

(2) Excludes up to 525,000 shares which may be sold by the Company upon exercise of the Underwriters' over-allotment option. See "Underwriting."

                 SUMMARY CONSOLIDATED HISTORICAL FINANCIAL DATA

     The summary consolidated financial data as of March 31, 1997 and 1996 and for each of the three-month periods ended March 31, 1997 and 1996 have been derived from unaudited consolidated financial statements and include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of such financial information for those periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The summary consolidated financial data as of December 31, 1996, 1995, 1994, 1993 and 1992 and for each of the years in the five-year period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

                             THREE MONTHS ENDED
                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                             -------------------   --------------------------------------------------
                               1997       1996       1996       1995       1994      1993      1992
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premiums earned........... $ 20,899   $ 15,623   $ 69,081   $ 57,228   $ 39,985   $25,961   $21,708
  Net investment income.....    1,940      1,598      6,705      5,067      3,635     2,886     2,533
  Net realized investment
     gains (losses).........        1         23        906      1,279       (713)      753     1,012
                              -------    -------    -------    -------    -------   -------   -------
     Total revenues.........   22,840     17,244     76,692     63,574     42,907    29,600    25,253
Losses and expenses:
  Losses and LAE............   13,217      9,852     43,292     35,835     24,855    16,411    13,865
  Amortization of DAC.......    5,698      3,988     17,785     14,237      9,381     6,146     4,845
  Other underwriting
     expenses...............    1,144      1,061      4,349      4,356      3,600     3,363     3,241
  Interest expense..........      192        217        884        239         81        57        60
                              -------    -------    -------    -------    -------   -------   -------
     Total losses and
       expenses.............   20,251     15,118     66,310     54,667     37,917    25,977    22,011
Earnings before income
  tax.......................    2,589      2,126     10,382      8,907      4,990     3,623     3,242
Income tax..................      839        697      3,389      2,881      1,579     1,115       970
                              -------    -------    -------    -------    -------   -------   -------
     Net earnings........... $  1,750   $  1,429   $  6,993   $  6,026   $  3,411   $ 2,508   $ 2,272
                              =======    =======    =======    =======    =======   =======   =======
PER SHARE DATA:(1)
Net earnings(2)............. $   0.26   $   0.21   $   1.05   $   0.91   $   0.51   $  0.50   $  0.49
Net operating earnings(3)...     0.26       0.21       0.96       0.78       0.59        --        --
Cash dividends(4)...........     0.04       0.03       0.11       0.06         --      1.13      0.07
Weighted average shares.....    6,689      6,650      6,663      6,645      6,645     4,997     4,652

OTHER OPERATING DATA:
Gross written premiums...... $ 23,957   $ 18,047   $ 80,496   $ 66,953   $ 53,926   $35,521   $27,539
Net written premiums........   22,199     16,387     73,469     61,286     48,343    28,494    22,616
Net operating earnings(3)...    1,749      1,414      6,395      5,182      3,882     2,011     1,604
Return on average
  stockholders' equity(5)...     16.3%      15.7%      17.8%      18.7%      12.2%     11.4%     14.7%
GAAP data:
  Loss ratio................     63.2%      63.1%      62.7%      62.6%      62.2%     63.2%     63.9%
  Expense ratio.............     32.7       32.3       32.0       32.5       32.4      36.6      37.2
                              -------    -------    -------    -------    -------   -------   -------
  Combined ratio............     95.9%      95.4%      94.7%      95.1%      94.6%     99.8%    101.1%
                              =======    =======    =======    =======    =======   =======   =======

STATUTORY DATA:
Policyholders' surplus...... $ 42,459   $ 39,705   $ 41,665   $ 39,118   $ 25,677   $25,337   $14,045
Loss ratio..................     63.2%      63.1%      62.7%      62.6%      62.2%     63.2%     63.9%
Expense ratio...............     32.4       31.2       31.6       30.4       32.3      34.8      35.6
                              -------    -------    -------    -------    -------   -------   -------
Combined ratio..............     95.6%      94.3%      94.3%      93.0%      94.5%     98.0%     99.5%
                              =======    =======    =======    =======    =======   =======   =======
Property and casualty
  industry combined
  ratio(6)..................       --         --      105.9%     106.4%     108.3%    106.8%    115.6%

                             THREE MONTHS ENDED
                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                             -------------------   --------------------------------------------------
                               1997       1996       1996       1995       1994      1993      1992
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash and investments........ $120,460   $103,068   $115,550   $100,428   $ 72,896   $61,764   $47,360
Total assets................  164,378    141,122    158,605    137,763    100,112    78,507    61,098
Notes payable...............    9,000     10,100      9,000     10,150      1,350       350        --
Total stockholders'
  equity....................   43,550     36,774     42,337     36,250     28,366    27,380    16,543
Total stockholders' equity
  per share(1).............. $   6.49   $   5.53   $   6.34   $   5.46   $   4.27   $  4.12   $  3.94

------------------------------
(1) Adjusted to reflect a three-for-two split of the Company's Common Stock effected on March 7, 1997.

(2) Net earnings per share for 1993 and 1992 are pro forma to reflect the economic impact of the dollar amount of a dividend in excess of 1993 and 1992 net earnings, assuming the dividend had been paid at January 1, 1992 with funds obtained from the sale of shares. Pro forma net earnings per share for 1993 are based upon 4,997,156 shares, which include 4,581,822 weighted average shares outstanding and 415,334 shares assumed to be outstanding since January 1, 1992 at $6.00 per share.

(3) Excludes realized investment gains (losses), assuming a 34% marginal tax rate.

(4) Cash dividends for 1993 reflect an extraordinary dividend of $5,000,000 paid to Penn Independent prior to the Company's IPO in October 1993.

(5) For each three-month period, the return on average stockholders' equity is calculated on an annualized basis. The annualized return on average stockholders' equity for the three months ended March 31, 1997 is not necessarily indicative of the results that may be expected for any other interim period or for the full year.

(6) Source: For 1996, BestWeek P/C Supplement, March 24, 1997 edition; for 1992 through 1995, Best's Aggregates & Averages--Property--Casualty.

                                  RISK FACTORS

     Except for the historical information contained in this Prospectus, matters discussed herein may constitute "forward-looking statements" (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act). Such forward-looking information reflects the Company's current best estimates regarding its future operations. The Company's actual results could differ materially from those estimated in the forward-looking statements as a result of several factors, including those discussed below and elsewhere in this Prospectus.

     A variety of factors may materially impact estimates of future operations. Many of such factors are outside the Company's control and cannot be accurately predicted. Important factors include, but are not limited to, general economic conditions, interest rate levels, financial market performance, legislative initiatives, the adequacy of LOSS RESERVES, price competition impacting premium levels, relationships with and capacity of the Company's general agents and changes in state insurance regulations.

     In addition to the other information in this Prospectus, the following factors and risks should be considered carefully by potential purchasers in evaluating the Company, its business and the shares of Common Stock offered hereby:

CERTAIN BUSINESS CONSIDERATIONS

     Factors affecting the sectors of the insurance industry in which the Company operates may subject the Company to significant fluctuations in operating results. These factors include competition, catastrophe losses and general economic conditions, including interest rate changes, as well as legislative initiatives, the frequency of litigation, the size of judgments and severe weather conditions. The nonstandard automobile insurance market is influenced by many factors, including state insurance laws, market conditions for standard automobile insurance and state assigned risk and residual market plans. Additionally, an economic downturn in the states in which the Company underwrites its personal automobile business could result in fewer new car sales and less demand for automobile insurance. The impact of these factors can dramatically affect demand for the Company's products, insurance capacity, pricing and claims experience and, consequently, the Company's business, results of operations or financial condition.

     Historically, the financial performance of the property and casualty insurance industry has tended to fluctuate in cyclical patterns of SOFT MARKETS followed by HARD MARKETS. Although an individual insurance company's financial performance is dependent on its own specific business characteristics, the profitability of most property and casualty insurance companies tends to follow this cyclical market pattern. At present, the property and casualty insurance industry is experiencing a prolonged soft market, and the extension of current market conditions could have an adverse affect on the Company's business, results of operations or financial condition. There can be no assurance that a hard market will emerge or, if it does emerge, that it will have a favorable impact on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company has grown rapidly over the last few years. The Company believes that a substantial portion of its future growth will depend on its ability, among other things, (i) to increase its business from its existing general agents, (ii) to expand its personal automobile business further in states where it presently does business and into additional states and (iii) to expand its commercial lines of business by offering additional products and programs. Such future growth is contingent on various factors, including the availability of adequate capital, the Company's ability to hire and train additional personnel, regulatory requirements and rating agency considerations. There is no assurance that the Company will be successful in expanding its business, that the existing infrastructure will be able to support such additional expansion or that such new business will be profitable. See "Business."

     In recent years, the Company's nonstandard personal automobile business has accounted for an increasing portion of its total business, and this trend may continue in the future. In addition, the Company is considering expanding into specialty programs and other commercial coverages. As the Company's mix of business changes, there can be no assurance that the Company will be able to maintain its profit margins or other operating results.

ADEQUACY OF LOSS RESERVES

     The Company is directly liable for loss and LOSS ADJUSTMENT EXPENSES ("LAE") under the terms of the insurance policies it underwrites. The Company establishes loss reserves for the ultimate payment of all loss and loss adjustment expenses incurred. These reserves are based on historical data and estimates of future events and are imprecise. Although management believes that the Company's established reserves for loss and loss adjustment expenses are adequate and the Company annually obtains an opinion with respect to loss reserves from an independent consulting actuary, ultimate loss and loss adjustment expenses may vary from established reserves. Furthermore, factors such as future inflation, claims settlement patterns, legislative activity and litigation trends, all of which are difficult to predict, may have a substantial impact on the Company's future loss experience. Accordingly, there can be no assurance that the Company's reserves will be adequate to cover ultimate loss development. If the Company's reserves should prove to be inadequate, the Company will be required to increase reserves with a corresponding reduction in the Company's net income in the period in which the deficiency is identified. Future loss experience substantially in excess of established reserves could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Reserves."

REGULATION

     The Company is subject to regulation, primarily by Pennsylvania, its domiciliary state, and to a lesser degree, the 22 other states in which it is an ADMITTED INSURER. The regulations are generally designed to protect the interests of insurance policyholders, as opposed to the interests of stockholders. Such regulations relate to authorized lines of business, capital and surplus requirements, rates and forms, investment parameters, underwriting limitations, transactions with affiliates, dividend limitations, changes in control and a variety of other financial and non-financial components of the Company's business. The failure of the Company to comply with certain provisions of applicable insurance laws and regulations could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Regulation."

     The NATIONAL ASSOCIATION OF INSURANCE COMMISSIONERS (THE "NAIC") has adopted a system of assessing the financial condition and stability of insurance companies, known as "IRIS ratios," and a system to test the adequacy of statutory capital, known as "risk-based capital," each of which applies to Penn-America and Penn-Star. IRIS ratios consist of 11 ratios that are compiled annually from each insurance company's statutory financial reports and then compared against the NAIC-established "usual range" for each ratio. The risk-based capital rules establish statutory capital requirements based on levels of risk retained by an insurance company. Penn-America's adjusted capital at December 31, 1996 was in excess of the applicable risk-based standards as established by the NAIC. There is no assurance that Penn-America or Penn-Star will be able to maintain the required capital levels or IRIS ratios. Failure to maintain risk-based capital at the required levels, or IRIS ratios within the NAIC's usual range, could adversely affect Penn-America's or Penn-Star's ability to secure regulatory approvals as necessary or appropriate.

BINDING AUTHORITY

     The Company underwrites the substantial majority of its commercial policies on a binding authority basis (approximately 85% in 1996, which generated approximately 80% of the Company's commercial lines gross written premiums). The Company's personal automobile policies are written solely on a binding authority basis. The Company generally has 60 days from the effective date to cancel a policy if the risk insured does not comply with the Company's underwriting guidelines. In the event that a general agent exceeds its authority by binding the Company on a risk which does not comply with the Company's underwriting guidelines, the Company is at risk for that policy until it receives the policy and effects a cancellation. The Company generally requires general agents to deliver all policies to the Company within 35 days of the date written. There can be no assurance that the general agents will bind the Company within the limits of the Company's underwriting guidelines or deliver policies to the Company in a timely manner. As a result, the Company may be bound by a policy which does not comply with its underwriting guidelines and until it can effect a cancellation, may incur loss and loss adjustment expenses related to that policy.

RELIANCE ON CERTAIN GENERAL AGENTS

     A significant portion of the Company's personal automobile gross written premiums in 1996 was written by two agents who service the states of Washington, California and Nevada. These agents accounted for $20.4 million (93.7%) of the personal automobile gross written premiums in 1996. During 1996, another agent in California accounted for $6.3 million (10.7%) of commercial gross written premiums. The loss of any of these three general agencies, or the loss of the ability to underwrite automobile insurance in California or Washington for any reason, could have a material adverse effect on the Company's business, results of operations or financial condition. No other agency accounted for more than 10% of the Company's commercial or personal automobile gross written premiums in 1996. See "Business--Marketing and Distribution" and "Business--Regulation."

COMPETITION; FINANCIAL RATINGS

     The Company competes in the property and general liability insurance business with numerous domestic and international insurers. Many of the Company's existing or potential competitors are larger, have considerably greater financial and other resources, have greater experience in the insurance industry and offer a broader line of insurance products than the Company, and the Company may compete with new entrants in the future. Competition is based on many factors, including the perceived market strength of the insurer, pricing and other terms and conditions, services provided, the speed of claims payment, the reputation and experience of the insurer and ratings assigned by independent rating organizations (such as A.M. Best). Ultimately, this competition, coupled with the effects of the current prolonged soft market, could affect the Company's ability to attract business at premium rates which are likely to generate UNDERWRITING PROFITS, and could have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Competition." Penn-America currently has an "A (Excellent)" rating from A.M. Best. A downgrade of Penn-America's A.M. Best rating could have a material adverse effect on the Company's business, results of operations or financial condition. There can be no assurance that the Company will be able to maintain Penn-America's A.M. Best rating.

HOLDING COMPANY STRUCTURE; DIVIDEND RESTRICTIONS

     PAGI is an insurance holding company. Dividends and other payments from Penn-America are PAGI's primary source of funds to pay expenses, service debt and pay dividends, if any. The payment of dividends by Penn-America to PAGI and the payment of dividends by Penn-Star to Penn-America are subject to restrictions set forth in the Pennsylvania insurance laws. In general, these restrictions limit the aggregate amount of dividends or other distributions that Penn-America or Penn-Star may declare or pay within any 12-month period without the permission of the applicable regulatory authority (generally the greater of statutory net income for the preceding calendar year or 10% of the statutory surplus), and require that Penn-America's or Penn-Star's statutory surplus following any such dividend or distribution be reasonable in relation to its outstanding liabilities and adequate for its financial needs. The maximum amount of dividends payable by Penn-America in 1997, without prior approval of the Pennsylvania insurance regulators, is approximately $6.3 million. Penn-America paid a dividend of approximately $3.3 million to PAGI in 1996. In addition, the Company's term loan with PNC Bank (the "Term Loan") includes certain negative covenants which could have the effect of restricting the Company's ability to pay dividends. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources."

     The continued payment of dividends by the Company will be determined regularly by the Board of Directors and will be based on general business conditions, legal and regulatory restrictions regarding the payment of dividends and other factors the Board of Directors considers relevant. The Company currently intends to continue to pay a $0.16 annual dividend per share.

CERTAIN RELATIONSHIPS WITH CONTROLLING STOCKHOLDER

     Currently, Mr. Irvin Saltzman and his family and affiliates (the "Saltzman family"), substantially through their ownership of Penn Independent, the Company's controlling stockholder and the Selling Stockholder, beneficially own approximately 61.8% of the Company's outstanding Common Stock. Upon completion of the Offering, the Saltzman family will beneficially own approximately 34.4% of the Company's outstanding Common Stock (approximately 32.5% if the Underwriters' over-allotment option is exercised) and will continue to control the Company. See "Principal and Selling Stockholders."

     Mr. Irvin Saltzman, Chairman of Penn Independent, provides consulting advice for Penn-America's investment portfolio, for which he was paid $64,000 for 1996. In addition, the Company receives services from other executives (including Messrs. Heerin and Lear and Ms. Saltzman-Levy), staff and administrative personnel of Penn Independent, including services in connection with human resource administration and related services. Also, the Company is charged a portion of the amounts paid by Penn Independent for services such as insurance, telecommunications, professional fees, postage and office supplies. In 1996, the Company reimbursed Penn Independent $261,000 for such services.

     The Company's headquarters in Hatboro, Pennsylvania are occupied pursuant to a lease effective June 30, 1995, between Irvin Saltzman, as landlord, and the Company. The lease is for an initial term of five years and the Company has one five-year renewal option thereafter. The current rent is $260,000 per year and the Company is required to pay its pro rata share of all taxes, fees, assessments and expenses on the entire office facility to the extent that they exceed $224,000 annually in the aggregate. In the event the Company renews the lease, the rent will be increased by 50% of the cumulative change in the Philadelphia area consumer price index during the initial lease term. Management believes that the amount paid by the Company under the lease represents fair market value for rent.

     The Delaware Valley Underwriting Agencies (the "DVUA Agencies"), which are wholly-owned insurance agency subsidiaries of Penn Independent, produce business for the Company. The DVUA Agencies generated approximately 4.8% of the Company's gross written premiums in 1996. In addition, 4.8% of the DVUA Agencies' business volume was produced for the Company. Gross written premiums and commissions paid resulting from transactions with the DVUA Agencies were $3,880,000 and $888,000, respectively, in 1996. Amounts receivable from the DVUA Agencies were $334,000 as of December 31, 1996.

     The Company believes that the terms of the transactions described above are at least as favorable to the Company as those obtainable from unaffiliated third parties. See "Certain Relationships and Related Party Transactions" and Note 3 of Notes to Consolidated Financial Statements.

DEPENDENCE ON KEY PERSONNEL

     The efforts and abilities of the Company's present management, particularly that of Jon S. Saltzman, the Company's President and Chief Executive Officer, are very important to the success of the Company. If the Company were to lose the services of Jon S. Saltzman or John M. DiBiasi (Penn-America's Executive Vice President--Underwriting and Marketing), or any of the other key management personnel, there could be a material adverse effect on the Company's business, results of operations or financial condition. The Company does not have employment agreements with any employee, but it does maintain key personnel life insurance policies on Jon S. Saltzman, John M. DiBiasi and Thomas J. Reed (Penn-America's Senior Vice President--Claims) and Rosemary R. Ferrero (Vice President--Finance, Chief Financial Officer, Treasurer and Secretary). See "Management."

REINSURANCE

     The Company currently purchases reinsurance, which allows it to write more direct insurance and at greater limits than it otherwise could. The Company's current treaty reinsurance is with General Reinsurance Corporation ("General Re"). For catastrophe losses, the Company is covered by a consortium of insurers led by General Re and Lloyds of London. There can be no assurance that reinsurance will continue to be available to the Company to the same extent, and at the same cost, as it has in the past. See "Business--Reinsurance."

     The maintenance of reinsurance does not legally discharge the Company from its primary liability for the full amount of the risks it insures, although it does make the REINSURER liable to the Company. Therefore, the Company is subject to credit risk with respect to its reinsurers. The Company's reinsurance recoverable is primarily with General Re. Although the Company's management believes that its reinsurance is maintained with financially stable reinsurers and that its reinsurance support is adequate to protect its interests, the insolvency of General Re or any other reinsurer or their inability to make payments under the terms of a reinsurance treaty could have a material adverse effect on the Company's business, results of operations or financial condition. The Company may choose in the future to re-evaluate the use of reinsurance to increase, decrease or eliminate the amount of risk it CEDES to reinsurers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Reinsurance."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of the Common Stock in the public market following this Offering, or the perception that such sales could occur, could adversely affect the market price for the Common Stock. Immediately after completion of this Offering, the Company will have 9,275,884 shares of Common Stock outstanding, of which 5,997,649 shares will be freely tradeable without restriction or further registration under the Securities Act, except those shares acquired by affiliates of the Company. The remaining shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act. As of June 1, 1997, 360,000 shares of Common Stock are issuable upon the exercise of outstanding stock options (252,000 of which are currently exercisable), which shares have been registered by the Company under the Securities Act and are freely tradeable without restriction upon issuance. The Company and certain of its current stockholders, including the Selling Stockholder, holding an aggregate of 3,278,235 shares of Common Stock upon completion of this Offering, have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, until 180 days after the date of this Prospectus, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Underwriters. Following the 180 day period, 3,273,733 of the restricted securities will become immediately eligible for sale, subject to the manner of sale, volume, notice and information requirements of Rule 144. In addition, the Selling Stockholder, through its control of the Company, could cause the Company to register its stock, in which case the Rule 144 volume and manner of sale restrictions would not apply. See "Description of Capital Stock--Shares Eligible for Future Sale."

ANTI-TAKEOVER AND ISSUANCE OF ADDITIONAL SHARES

     The Company's Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the authority of the Board of Directors to issue series of its preferred stock, $0.01 par value per share (the "Preferred Stock"), with such voting rights and other powers as the Board of Directors may determine and (ii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders' meetings. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Company's Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. This could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of the Company.

     Under applicable state insurance laws and regulations, no person may acquire control of Penn-America or any corporation controlling Penn-America unless such person has filed a statement containing specified information with appropriate regulatory authorities and has obtained approval for such an acquisition. Under applicable laws and regulations, any person acquiring, directly or indirectly, or holding proxies with respect to, 10% or more of the voting stock of any other person is presumed to have acquired "control of such person." Accordingly, any purchase resulting in the purchaser owning 10% or more of the outstanding Common Stock, in the Offering or otherwise, would require prior approval by applicable regulatory authorities. Such prior approval requirement would also apply to an acquisition of proxies to vote 10% or more of the outstanding Common Stock and, therefore, could delay or prevent a stockholder from acquiring such proxies in a proxy contest. No assurance can be given as to whether the Company would seek to invoke these laws and regulations in the event of a contested solicitation of proxies. See "Description of Capital Stock--Certain Corporate Anti-Takeover Provisions."

                                USE OF PROCEEDS

     The net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby by the Company (after deduction of underwriting discounts and commissions and estimated offering expenses) are estimated to be approximately
$     million. Approximately $9.0 million of the net proceeds are expected to be used to repay in full the indebtedness of the Company under the Term Loan. The remainder of the net proceeds is expected to be used to increase the surplus of Penn-America and Penn-Star in order to support future growth and for general corporate purposes. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholder.

     Unless prepaid, the Term Loan is scheduled to mature as follows: $1.0 million on December 20, 1997, $2.0 million on December 20, 1998, $3.0 million on December 20, 1999 and $3.0 million on December 20, 2000. The Term Loan is not subject to a prepayment penalty and incurs interest at LIBOR plus a factor which can vary between 100 and 225 basis points. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources" and Note 9 of Notes to Consolidated Financial Statements.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     The Company completed an IPO on October 28, 1993, at a price to the public of $6.00 per share. The following table sets forth the high and low closing prices of the Common Stock on the Nasdaq National Market and the cash dividends paid per share since the IPO for the periods indicated. The prices and dividends paid have been adjusted to reflect the three-for-two split of the Company's Common Stock effected on March 7, 1997.

                                                                 MARKET PRICE
                                                             ---------------------
                      FISCAL PERIOD                           HIGH            LOW          DIVIDEND
1993:
  Fourth Quarter (from October 28)........................    $ 6 21/24      $ 4 53/64    $    --
1994:
  First Quarter...........................................    $ 5 43/64      $ 4 21/64    $    --
  Second Quarter..........................................      4 3/4          4 21/64         --
  Third Quarter...........................................      5 21/64        4 27/64         --
  Fourth Quarter..........................................      5 11/64        4 21/64         --
1995:
  First Quarter...........................................    $ 5 11/64      $ 4 21/64    $    --
  Second Quarter..........................................      6 1/2          4 43/64     0.0200
  Third Quarter...........................................      7 43/64        6 21/64     0.0200
  Fourth Quarter..........................................      9 43/64        7           0.0200
1996:
  First Quarter...........................................    $10 21/64      $ 7 43/64    $0.0267
  Second Quarter..........................................     11 11/64        8 1/2       0.0267
  Third Quarter...........................................     11 11/64        9 1/2       0.0267
  Fourth Quarter..........................................     11 5/64        10 27/64     0.0267
1997:
  First Quarter...........................................    $14 1/2        $10 21/64    $0.0400
  Second Quarter (through June 9).........................     15 1/4         11 1/4       0.0400

     The Company intends to continue to pay quarterly cash dividends of $0.04 per share of Common Stock (a rate of $0.16 annually). The payment of dividends is subject to the discretion of the Board of Directors and will depend upon general business conditions, legal and contractual restrictions on payment of dividends and other factors that the Board of Directors deems relevant.

     As an insurance holding company, PAGI depends primarily on dividends and other payments from Penn-America for the payment of cash dividends to stockholders. The payment of dividends from Penn-America to PAGI and from Penn-Star to Penn-America are restricted by insurance laws, and insurance regulators have authority in certain circumstances to prohibit payments of dividends and other amounts that would otherwise be permitted without regulatory approval. In addition, certain covenants contained in the Company's Term Loan could have the effect of restricting the payment of dividends. See "Risk Factors--Holding Company Structure; Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1997 and as adjusted to give effect to the sale of 2,500,000 shares of Common Stock offered by the Company and the application of the net proceeds as described in "Use of Proceeds." The capitalization of the Company will not be affected by the sale of Common Stock offered by the Selling Stockholder.

                                                                            MARCH 31, 1997
                                                                      --------------------------
                                                                      ACTUAL       AS ADJUSTED
                                                                            (IN THOUSANDS)
Note payable to bank................................................  $ 9,000        $     --
Stockholders' equity:
  Preferred stock, $0.01 par value; authorized 2,000,000 shares;
     none issued....................................................       --              --
  Common stock, $0.01 par value; authorized 10,000,000 shares;
     6,710,638 shares issued and outstanding (9,210,638 shares
     issued and outstanding, as adjusted)(1)(2).....................       67
  Additional paid-in capital........................................   22,087
  Unrealized investment gains, net..................................      511             511
  Unrealized loss on fixed maturities transferred to held to
     maturity.......................................................      (43)            (43)
  Retained earnings.................................................   21,015          21,015
                                                                      -------         -------
                                                                       43,637
  Unearned compensation from restricted stock awards................      (87)            (87)
                                                                      -------         -------
     Total stockholders' equity.....................................   43,550
                                                                      -------         -------
          Total capitalization......................................  $52,550        $
                                                                      =======         =======

------------------------------
(1) Based on 6,710,638 shares outstanding on March 31, 1997. Excludes: (i) 387,000 shares issuable upon the exercise of outstanding options under the Company's 1993 Stock Incentive Plan, of which options for 289,500 shares were exercisable; (ii) 93,000 shares available for issuance upon grant and exercise of options under the Company's 1993 Stock Incentive Plan; (iii) 60,236 shares available for issuance under the Executive Incentive Compensation Plan; and (iv) 58,597 shares available for issuance under the Agent's Profit Sharing and Performance Awards Plan. See "Management--Company Stock Incentive Plan", "Management--Executive Incentive Compensation Plan" and Note 12 of Notes to Consolidated Financial Statements.

(2) Excludes up to 525,000 shares of Common Stock which may be sold by the Company upon exercise of the Underwriters' over-allotment option. See "Underwriting."

                SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

     The selected consolidated financial data as of March 31, 1997 and 1996 and for each of the three-month periods ended March 31, 1997 and 1996 have been derived from unaudited consolidated financial statements and include all adjustments (consisting only of normal recurring accruals) that the Company considers necessary for a fair presentation of such financial information for those periods. The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or for the full year. The selected consolidated financial data as of December 31, 1996, 1995, 1994, 1993 and 1992 and for each of the years in the five-year period ended December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and related notes included elsewhere herein.

                             THREE MONTHS ENDED
                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                             -------------------   --------------------------------------------------
                               1997       1996       1996       1995       1994      1993      1992
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premiums earned........... $ 20,899   $ 15,623   $ 69,081   $ 57,228   $ 39,985   $25,961   $21,708
  Net investment income.....    1,940      1,598      6,705      5,067      3,635     2,886     2,533
  Net realized investment
     gains (losses).........        1         23        906      1,279       (713)      753     1,012
                              -------    -------    -------    -------    -------   -------   -------
     Total revenues.........   22,840     17,244     76,692     63,574     42,907    29,600    25,253
Losses and expenses:
  Losses and LAE............   13,217      9,852     43,292     35,835     24,855    16,411    13,865
  Amortization of DAC.......    5,698      3,988     17,785     14,237      9,381     6,146     4,845
  Other underwriting
     expenses...............    1,144      1,061      4,349      4,356      3,600     3,363     3,241
  Interest expense..........      192        217        884        239         81        57        60
                              -------    -------    -------    -------    -------   -------   -------
     Total losses and
       expenses.............   20,251     15,118     66,310     54,667     37,917    25,977    22,011
Earnings before income
  tax.......................    2,589      2,126     10,382      8,907      4,990     3,623     3,242
Income tax..................      839        697      3,389      2,881      1,579     1,115       970
                              -------    -------    -------    -------    -------   -------   -------
     Net earnings........... $  1,750   $  1,429   $  6,993   $  6,026   $  3,411   $ 2,508   $ 2,272
                              =======    =======    =======    =======    =======   =======   =======
PER SHARE DATA:(1)
Net earnings(2)............. $   0.26   $   0.21   $   1.05   $   0.91   $   0.51   $  0.50   $  0.49
Net operating earnings(3)...     0.26       0.21       0.96       0.78       0.59        --        --
Cash dividends(4)...........     0.04       0.03       0.11       0.06         --      1.13      0.07
Weighted average shares.....    6,689      6,650      6,663      6,645      6,645     4,997     4,652

OTHER OPERATING DATA:
Gross written premiums...... $ 23,957   $ 18,047   $ 80,496   $ 66,953   $ 53,926   $35,521   $27,539
Net written premiums........   22,199     16,387     73,469     61,286     48,343    28,494    22,616
Net operating earnings(3)...    1,749      1,414      6,395      5,182      3,882     2,011     1,604
Return on average
  stockholders' equity(5)...     16.3%      15.7%      17.8%      18.7%      12.2%     11.4%     14.7%
GAAP data:
  Loss ratio................     63.2%      63.1%      62.7%      62.6%      62.2%     63.2%     63.9%
  Expense ratio.............     32.7       32.3       32.0       32.5       32.4      36.6      37.2
                              -------    -------    -------    -------    -------   -------   -------
  Combined ratio............     95.9%      95.4%      94.7%      95.1%      94.6%     99.8%    101.1%
                              =======    =======    =======    =======    =======   =======   =======

STATUTORY DATA:
Policyholders' surplus...... $ 42,459   $ 39,705   $ 41,665   $ 39,118   $ 25,677   $25,337   $14,045
Loss ratio..................     63.2%      63.1%      62.7%      62.6%      62.2%     63.2%     63.9%
Expense ratio...............     32.4       31.2       31.6       30.4       32.3      34.8      35.6
                              -------    -------    -------    -------    -------   -------   -------
Combined ratio..............     95.6%      94.3%      94.3%      93.0%      94.5%     98.0%     99.5%
                              =======    =======    =======    =======    =======   =======   =======
Property and casualty
  industry combined
  ratio(6)..................       --         --      105.9%     106.4%     108.3%    106.8%    115.6%

                             THREE MONTHS ENDED
                                  MARCH 31,                     YEARS ENDED DECEMBER 31,
                             -------------------   --------------------------------------------------
                               1997       1996       1996       1995       1994      1993      1992
                                 (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT END
  OF PERIOD):
Cash and investments........ $120,460   $103,068   $115,550   $100,428   $ 72,896   $61,764   $47,360
Total assets................  164,378    141,122    158,605    137,763    100,112    78,507    61,098
Notes payable...............    9,000     10,100      9,000     10,150      1,350       350        --
Total stockholders'
  equity....................   43,550     36,774     42,337     36,250     28,366    27,380    16,543
Total stockholders' equity
  per share(1).............. $   6.49   $   5.53   $   6.34   $   5.46   $   4.27   $  4.12   $  3.94

------------------------------

(1) Adjusted to reflect a three-for-two split of the Company's Common Stock effected on March 7, 1997.

(2) Net earnings per share for 1993 and 1992 are pro forma to reflect the economic impact of the dollar amount of a dividend in excess of 1993 and 1992 net earnings, assuming the dividend had been paid at January 1, 1992 with funds obtained from the sale of shares. Pro forma net earnings per share for 1993 are based upon 4,997,156 shares, which include 4,581,822 weighted average shares outstanding and 415,334 shares assumed to be outstanding since January 1, 1992 at $6.00 per share.

(3) Excludes realized investment gains (losses), assuming a 34% marginal tax rate.

(4) Cash dividends for 1993 reflect an extraordinary dividend of $5,000,000 paid to Penn Independent prior to the Company's IPO in October 1993.

(5) For each three-month period, the return on average stockholders' equity is calculated on an annualized basis. The annualized return on stockholders' average equity for the three months ended March 31, 1997 is not necessarily indicative of the results that may be expected for any other interim period or for the full year.

(6) Source: For 1996, BestWeek P/C Supplement, March 24, 1997 edition; for 1992 through 1995, Best's Aggregates & Averages--Property--Casualty.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company and related notes included herein. All per share information, share amounts and stock options in this Prospectus have been adjusted to reflect a three-for-two split of the Company's Common Stock effected on March 7, 1997.

GENERAL

     On February 21, 1997, the Insurance Department of Pennsylvania issued a Certificate of Authority to Penn-Star, Penn-America's newly formed wholly-owned insurance subsidiary. Penn-Star was granted authority to begin to transact business as of April 1, 1997. Penn-Star will principally write the nonstandard personal automobile business presently written directly by its parent, Penn-America. The formation of a separate subsidiary for the personal automobile line allows the Company to pursue personal lines business, which must be written on an admitted basis, without restricting its ability to write commercial coverages on a non-admitted basis. It also allows for focused management and monitoring of the nonstandard personal automobile business, which represented approximately 27.0% of the Company's gross written premiums in 1996.

     The Company's financial position and results of operations are subject to fluctuations due to a variety of factors. Abnormally high severity or frequency of claims in any period could have a material adverse effect on the Company's business, results of operations or financial condition. Also, re-evaluations of the Company's loss reserves could result in an increase or decrease in reserves and a corresponding adjustment to earnings. Additionally, the insurance industry is highly competitive. The Company competes with domestic and international insurers, some of which have greater financial, marketing, management resources and experience than the Company, and it may compete with new market entrants in the future. Competition is based on many factors, including the perceived market strength of the insurer, pricing and other terms and conditions, services provided, the speed of claims payment, the reputation and experience of the insurer, and ratings assigned by independent rating organizations (such as A.M.
Best). Penn-America's current rating from A.M. Best is "A (Excellent)". This rating is based upon factors of concern to policyholders, including financial condition and solvency, and is not directed to the protection of investors. Penn-Star began operations on April 1, 1997 and has applied for, but has not yet received, a rating from A.M. Best.

RESULTS OF OPERATIONS

  QUARTERS ENDED MARCH 31, 1997 AND 1996

     Gross written premiums increased 32.7% to $24.0 million for the first quarter of 1997, as compared to $18.0 million for the same quarter in 1996. The increase in gross written premiums was primarily attributable to increased volume, in addition to some rate increases which occurred automatically because some risks are exposure related. The increase in volume came primarily from a 103.8% increase in the personal automobile lines to $9.7 million, as compared to $4.8 million for the same period in 1996. Commercial lines volume increased 7.3% to $14.3 million.

     NET WRITTEN PREMIUMS increased 35.5% to $22.2 million in the first quarter of 1997 as compared to $16.4 million in the first quarter of 1996. Net PREMIUMS EARNED increased 33.8% to $20.9 million, as compared to $15.6 million in 1996. These increases are attributable to the overall growth in gross and net written premiums.

     Net investment income increased 21.4% to $1.9 million as compared to $1.6 million in 1996. The increase in investment income can be attributed to a 19.9% increase in the investment portfolio to $118.7 million in 1997 as compared to $99.1 million as of March 31, 1996. The increase in the investment portfolio was funded by cash flow from operations.

     Loss and loss adjustment expenses increased 34.2% to $13.2 million in the first quarter of 1997 as compared to $9.9 million in 1996. The increase in loss and loss adjustment expenses was fairly consistent with growth in net premiums earned, as the LOSS RATIO was 63.2% and 63.1% for the periods ended March 31, 1997 and 1996, respectively. The Company's statutory combined ratio increased to 95.6%, as compared to 94.3% in

1996. The 1.3 point increase is primarily attributed to growth in the personal automobile lines premium volume. Commission rates for the personal automobile lines are approximately five percentage points higher than the commercial lines commission rates. The overall net commission rates were 24.7% and 23.2% for the periods ended March 31, 1997 and 1996, respectively.

     Amortization of DEFERRED POLICY ACQUISITION COSTS ("DAC") increased 42.9% to $5.7 million in the first quarter of 1997, as compared to $4.0 million for the same period in 1996. This increase is attributed to the growth in gross premiums earned and the higher percentage of written premiums in the auto business.

     Net earnings increased 22.4% to $1.8 million in the first quarter of 1997 as compared to $1.4 million for the same period in 1996. This increase is principally attributed to increased premiums earned and increased investment return.

  YEARS ENDED DECEMBER 31, 1996 AND 1995

     Gross written premiums increased 20.2% to $80.5 million in 1996, as compared to $67.0 million in 1995. The 20.2% growth in gross written premiums in 1996 was primarily attributable to increased premium volume. The increase in volume is attributable to an 18.4% increase in commercial multi-peril to $31.6 million and a 63.3% increase in personal automobile to $21.8 million. 72% of the Company's existing agents' offices had increased gross written premium volume in 1996 over the previous year.

     Net written premiums increased 19.9% to $73.5 million in 1996, as compared to $61.3 million in 1995. The increase in net written premiums is due primarily to the volume increase in both commercial multi-peril and personal automobile. During 1996, property and casualty reinsurance retention limits remained unchanged at $200,000 and $500,000, respectively.

     Net premiums earned increased 20.7% to $69.1 million in 1996, as compared to $57.2 million in 1995. This increase is attributable to the overall growth in net written premiums.

     Investments and cash increased 15.1% to $115.6 million. This growth in the investment portfolio was fueled by approximately $17 million from net cash flows from operations. Net investment income increased 32.3% to $6.7 million, as compared to $5.1 million in 1995. This increase resulted from the investment of proceeds from a $10 million loan from PNC Bank in December of 1995 and a 13.6% increase in cash flows from operations.

     Net realized investment gains after taxes for the year ended December 31, 1996 were $598,000 or $0.09 per share, compared to $844,000 or $0.13 per share for the year ended December 31, 1995. Gross realized gains after-tax were $985,000 and consisted primarily of equity securities. Gross realized losses after-tax were $387,000 and consisted primarily of fixed maturities available for sale.

     Loss and loss adjustment expenses increased 20.8% to $43.3 million in 1996, as compared to $35.8 million in 1995. This increase was consistent with the 20.7% increase in premiums earned. The loss ratio increased slightly to 62.7% from 62.6% in 1995.

     Amortization of deferred acquisition costs increased 24.9% to $17.8 million in 1996, as compared to $14.2 million in 1995. The increase can be attributed to: (i) premium growth; (ii) an increase in commercial lines contingent commission accrual; and (iii) increased volume in personal automobile lines, which have higher commission rates than commercial lines.

     Other underwriting expenses were unchanged at $4.4 million despite a 20.2% increase in gross written premiums. This is primarily attributed to more significant growth in the personal auto lines than the commercial lines. The majority of underwriting expenses related to personal auto lines is commission expense which is reflected in the amortization of deferred acquisition costs. Additionally, several cost savings were realized during 1996, including a capital stock tax refund and a reduction in bad debt expense.

     Net earnings increased 16.0% to $7.0 million, or $1.05 per share in 1996, as compared to $6.0 million or $0.91 per share in 1995.

  YEARS ENDED DECEMBER 31, 1995 AND 1994

     Gross written premiums increased 24.2% in 1995 to $67.0 million, as compared to $53.9 million in 1994. The 24.2% growth in gross written premiums in 1995 primarily was attributable to increased volume since rate increases were negligible. The increase in volume was attributable to a 29.7% increase in commercial multi-peril to $26.7 million as compared to 1994, a 20.0% increase in other liability to $21.6 million and a 22.4% increase in personal automobile to $13.4 million. 85% of the Company's existing agents' offices had increased gross written premium volume in 1995 over the previous year.

     Net written premiums increased 26.8% to $61.3 million in 1995, as compared to $48.3 million in 1994. Net written premiums increased more dramatically than gross written premiums, principally due to an increase in both property and casualty reinsurance retention limits as of January 1, 1995 from $175,000 to $200,000, and $300,000 to $500,000, respectively. Net premiums earned increased 43.1% to $57.2 million, as compared to $40.0 million, which was attributable to the overall growth in net written premiums.

     Net investment income increased 39.4% to $5.1 million in 1995, as compared to $3.6 million in 1994. Investments and cash increased 37.8% to $100.4 million. This growth in the investment portfolio was fueled by approximately $15 million from cash flows from operations. The remaining increase in investment income was attributed to a higher yield of 6.8% in 1995 versus 6.4% in 1994.

     At December 31, 1995, the carrying value of Collateralized Mortgage Obligations ("CMOs") was $7.7 million compared to $8.1 million in 1994. These obligations were all AAA-rated, government-issued securities. The decrease in the portfolio during 1995 was attributable to the sale of one such security and accelerated prepayments during the course of the year on the remaining securities.

     Net realized investment gains after taxes for the year ended December 31, 1995 were $844,000 or $0.13 per share, as compared to $713,000 of losses or $0.08 per share for the year ended December 31, 1994. These realized gains principally were due to the sale of equity securities within the portfolio. Management believed that the values for these securities had been maximized and believed it to be opportunistic to realize these gains.

     Loss and loss adjustment expenses increased 44.2% to $35.8 million in 1995, as compared to $24.9 million in 1994. This increase was consistent with the 43.1% increase in premiums earned.

     Amortization of deferred acquisition costs increased 51.8% to $14.2 million in 1995, as compared to $9.4 million in 1994. This increase can be attributed to the 43.1% increase in premiums earned in 1995 and the effect of the decrease in ceded commissions resulting from increased retention.

     Net earnings increased 76.7% to $6.0 million or $0.91 per share in 1995, as compared to $3.4 million or $0.51 per share in 1994. This increase was attributable to the increase in earned premiums, the reduction in the statutory combined ratio of 1.5 points, the $1.3 million in realized investment gains and the improvement on the yield in the investment portfolio.

LIQUIDITY AND CAPITAL RESOURCES

     PAGI is a holding company, the principal asset of which is the common stock of Penn-America. PAGI's cash flows depend primarily on dividends and other payments from Penn-America. Penn-America's sources of funds consist primarily of premiums, investment income and proceeds from sales and redemptions of investments. Funds are used by Penn-America principally to pay claims and operating expenses and to purchase investments. In addition, Penn-America pays dividends to PAGI. PAGI uses these funds to pay (i) interest and principal under the Term Loan, (ii) operating expenses, (iii) taxes and other payments and (iv) dividends to PAGI stockholders.

     Net cash provided by operating activities was $5.8 million as compared to $4.1 million for the three months ended March 31, 1997 and 1996, respectively. This increase in cash provided by operations primarily reflects the increase in net premiums written during the period. Net cash provided by operating activities was $16.8 million, $14.8 million and $14.9 million for 1996, 1995 and 1994, respectively.

     Net cash used by investing activities was $7.0 million for the three months ended March 31, 1997 as compared to $5.1 million for the first quarter of 1996. This increase was primarily due to the higher amount of cash provided by operating activities for the first quarter of 1997 which was used to purchase securities.

     Net cash used by financing activities was $52,000 in 1997, as compared to $185,000 used for the same period in 1996. The decrease in the use of cash for financing activities was primarily due to $268,000 cash dividend paid to stockholders offset by $243,000 contribution to paid in capital through the exercise of stock options by some of the Company's stockholders.

     The Company believes that it has sufficient liquidity to meet its anticipated insurance obligations, operating and capital expenditure needs. The Company's investment strategy emphasizes quality, liquidity and diversification, as well as total return. With respect to liquidity, the Company considers liability durations, specifically loss reserves, when determining desired investment maturities. In addition, maturities have been staggered to produce cash flows for loss payments and reinvestment opportunities. Average investment duration of the fixed maturity portfolio as of March 31, 1997 was approximately
3.2 years as compared to an expected loss reserve duration of 2.3 years.

     The Company's fixed maturity portfolio consisted of $101.4 million or 85.5% of the March 31, 1997 investment portfolio. Approximately 98.9% of these securities are rated "A-" or better by Standard & Poor's or Moody's as of March 31, 1997. Short-term investments consisted of commercial paper of $4.9 million or 4.1% of total investments as of March 31, 1997. The Company's equity portfolio consisted of $12.4 million (the majority of which is preferred stock investments) or 10.4% of total investments as of March 31, 1997. The Company maintains a consistent percentage of its total investments in equity securities in order to provide for diversification and capital appreciation.

     As of March 31, 1997, the investment portfolio contained $8.3 million (7.0%) in CMOs. All of these CMOs are AAA-rated securities issued by government or government-related agencies, are publicly traded, and have market values obtained from an external pricing service. Changes in estimated cash flows due to changes in prepayment assumptions from the original purchase assumptions are revised based on current interest rates and the economic environment. The Company had no other derivative financial instruments, real estate or mortgages in the investment portfolio as of March 31, 1997.

     As of March 31, 1997, 46.3% of the fixed income portfolio was classified as Available for Sale, which are reported at fair value, with the resulting unrealized gains or losses included as a separate component of stockholders' equity until realized. The remaining 53.7% was classified as Held to Maturity which are reported at amortized cost. Due to a rise in interest rates during the first quarter of 1997, the market value of the entire portfolio as of March 31, 1997 was 98.1% of amortized cost.

     On December 20, 1995, the Company entered into the Term Loan, under which it has a current outstanding balance of $9.0 million. Unless prepaid, the Term Loan is scheduled to mature as follows: $1.0 million in 1997, $2.0 million in 1998, $3.0 million in 1999 and $3.0 million in 2000. The interest rate on the Term Loan is LIBOR plus a factor which can vary between 100 and 225 basis points. The Term Loan is secured by the common stock of Penn-America and contains various covenants including the maintenance of certain net worth requirements and leverage and liquidity ratios. During April 1997 the Company signed a commitment letter to increase the Term Loan to $15.0 million. The structure of the new credit facility will provide that the current $9.0 million outstanding under the Term Loan be repaid in equal installments over a five-year period and the new $6.0 million credit line be repaid over a three-year period beginning after the second anniversary of the new facility. The terms of the new agreement, including the interest rate, security and covenants, are expected to be substantially similar to the terms of the existing Term Loan. See "Use of Proceeds" and Note 9 of Notes to Consolidated Financial Statements.

     The principal source of cash to use for the payment of dividends to the Company's stockholders is dividends from Penn-America. Penn-America is required by law to maintain a certain minimum surplus on a statutory basis and is subject to risk-based capital requirements and regulations under which payment of a dividend from statutory surplus may require prior approval of the Pennsylvania regulatory authorities. The maximum dividend that may be paid by Penn-America to the Company without prior approval of regulatory authorities in 1997 is $6,262,000.

IMPACT OF INFLATION

     Inflation can have a significant impact on property and casualty insurers because premium rates are established before the amount of loss and loss adjustment expenses are known. The Company attempts to anticipate increases from inflation in establishing rates, subject to limitations imposed for competitive pricing. The Company does not believe that inflation has had a material impact on the Company's business, results of operations or financial condition to date.

     The Company also considers inflation when estimating liabilities for loss and loss adjustment expenses, particularly for claims having a long period between occurrence and settlement. The liabilities for loss and loss adjustment expenses are management's estimates of the ultimate net cost of underlying claims and expenses and are not discounted for the time value of money. In times of high inflation, the normally higher yields on investments may partially offset higher claims and expenses.

NEW ACCOUNTING STANDARDS

     At December 31, 1996, the Company had one stock-based compensation plan. The Company applies APB Opinion No. 25 and related interpretations in accounting for this plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. If compensation cost for the Company were determined consistently with FASB Statement No. 123, the effect on the Company's net earnings and net earnings per share would have been immaterial.

     In March 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share", which defines the computation, presentation, and disclosure requirements for earnings per share ("EPS"). It requires dual presentation of basic EPS and diluted EPS on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to reissue common stock were exercised or converted into common stock. The statement is effective for financial statements issued for periods ending after December 15, 1997, including interim periods, and earlier application is not permitted. When adopted, all prior-period EPS data presented will be restated.

OTHER

     The NAIC adopted risk-based capital standards which property and casualty insurers had to meet beginning December 31, 1994. Risk-based capital standards are designed to measure the acceptable amount of capital an insurer should have based on its specific risks. The insurance department of an insurer's domicile may scrutinize or take control of an insurer that fails to meet benchmark capital levels. Based on the currently adopted standards, Penn-America's capital and surplus is in excess of the prescribed risk-based capital requirements for 1996.

     The Company relies on its existing management information systems in operating and monitoring all major aspects of the Company's business, including underwriting, claims and various financial systems. Additionally, the Company relies, to a lesser extent, on the information systems of its general agents and indirectly the producing retail insurance brokers. Any disruption in the operation of the management information systems of the Company, its general agents or their retail insurance brokers, could have a material adverse effect on the Company's business, results of operations or financial condition. Like many computer systems, the Company's systems use two-digit data fields which recognize dates using the assumption that the first two digits are "19" (i.e. the number 97 is recognized as the year 1997). Therefore, the Company's date-critical functions relating to the year 2000 and beyond, such as underwriting, claims and financial systems, may be adversely affected unless changes are made to these computer systems. The Company has addressed this issue and a third party contractor is in the process of reviewing all lines of code in all applicable programs of the Company in order to implement the required changes. However, no assurance can be given that these issues will be resolved without any future disruption or that the Company will not incur significant expense in resolving these issues.

                                    BUSINESS

GENERAL

     Penn-America Group, Inc. is a specialty property and casualty insurance holding company which, through its subsidiaries, markets and underwrites commercial property, general liability and multi-peril insurance for small businesses located primarily in small towns and suburban and rural areas, and NONSTANDARD personal automobile insurance. The Company provides commercial property and casualty insurance on both an excess and surplus lines basis and an admitted basis, and personal automobile insurance on an admitted basis. The Company markets its products through 52 high quality general agents, who in turn produce business through over 25,000 retail insurance brokers located throughout the United States. The Company focuses on serving the insurance needs of small or nonstandard markets which are generally characterized by small average policy premiums and serviced by retail insurance brokers with limited access to larger, standard lines insurers. The Company believes that these markets are generally underserved by larger, standard lines insurers who often limit their underwriting to policies above a certain minimum premium size or to certain risk classes and who operate in large-scale markets in which they can achieve economies of scale. The Company believes that its distribution network enables it to effectively access these numerous small markets at a relatively low fixed cost through the marketing, underwriting and administrative support of its general agents, as well as the localized market knowledge and expertise of its general agents and their retail insurance brokers.

     The success of the Company's strategy is demonstrated by its strong and consistent growth and profitability. From 1992 to 1996, gross written premiums grew at a 30.8% compound annual rate from $27.5 million to $80.5 million, and net operating earnings (excluding realized investment gains) grew at a 41.3% compound annual rate from $1.6 million to $6.4 million. The Company has operated at a SAP combined ratio under 100.0% in every year since 1992. The Company's average SAP combined ratio from 1992 to 1996 was 95.9%, and the Company's average return on average stockholders' equity during the same period was 15.0%.

     The Company's distribution strategy is to maintain strong relationships with fewer and higher quality general agents than its competitors. The Company carefully selects a limited number of agents in each state based on their experience and reputation and strives to preserve each agent's franchise value within its marketing territory. The Company seeks to grow with these general agents and develop strong, longstanding relationships by providing a high level of service and support. From 1992 to 1996, the Company achieved 192.3% cumulative growth in gross written premiums with a 36.8% increase in the number of general agents from 38 to 52. The Company maintains low fixed costs by underwriting the substantial majority of its policies on a binding authority basis. The Company closely monitors the quality of business it underwrites by maintaining close relationships with a small number of general agents. The Company provides its general agents with a comprehensive, regularly updated underwriting manual which clearly outlines the Company's pricing and underwriting guidelines. The Company does not write high risk policies (e.g., medical malpractice, environmental and aviation liability). The Company generally reviews new and renewal commercial policies on a continuous basis and nonstandard personal automobile policies on a quarterly basis to ensure that its underwriting guidelines are being followed. In addition to standard commissions, the Company provides strong incentives to its general agents to produce profitable business through a contingent commission structure which is substantially tied to underwriting profitability and through the issuance of shares of Common Stock in lieu of cash for a portion of the contingent commissions.

     Historically, the Company has underwritten the majority of its commercial lines business on an excess and surplus lines basis. In recent years, the Company has underwritten a greater proportion of its commercial lines business on an admitted basis as it has identified profitable admitted markets which remain underserved by larger standard insurers. Currently, the Company underwrites all of its nonstandard personal automobile business on an admitted basis. The Company expects to continue to expand its commercial lines business by offering additional products and packages which enhance its current property and liability coverages, by identifying profitable programs and books of business and by selectively adding high quality general agents. Examples of such additional products and programs include a commercial automobile product and specialty programs, which may include miscellaneous professional liability coverage. The Company currently writes nonstandard personal automobile policies in five states. The Company has filed applications to write personal automobile policies in two additional states and is considering expanding into several other states.

     The Company's commercial insureds consist primarily of small, "main street" businesses, including restaurants, taverns, retailers and artisan contractors, located principally in small towns and suburban and rural areas. In addition, the Company has developed customized products and coverages for other small commercial insureds such as day care facilities, fitness centers and special events. The Company believes it has benefited from a general migration of small businesses out of urban centers and into suburban and rural areas. Industry consolidation, corporate downsizing and the increased use of communications technology and personal computers, among other factors, have contributed to the high growth in the number of small businesses in these areas. The Company's nonstandard automobile insurance products are designed for insureds who do not qualify for preferred or standard automobile insurance because of their payment history, driving record, age, vehicle type or other underwriting criteria or market conditions. Underwriting standards in the preferred and standard markets have become more restrictive, thereby requiring more insureds to seek nonstandard coverage and contributing to an increase in the size of the nonstandard automobile market.

     Penn-America was formed in 1975 by Irvin Saltzman, who began working in the insurance industry in 1947 when he founded a general agency. Jon S. Saltzman, Irvin Saltzman's son, is President and Chief Executive Officer of the Company and has been employed by the Company since 1986. The Company completed an IPO on October 28, 1993, at a price to the public of $6.00 per share. Currently, the Saltzman family, substantially through their ownership of Penn Independent, owns approximately 61.8% of the Company's Common Stock. After the Offering, the Saltzman family will own approximately 34.4% of the outstanding Common Stock of the Company (approximately 32.5% if the Underwriters' over-allotment option is exercised).

INDUSTRY OVERVIEW

     The Company operates as an admitted insurer in 23 states and as a non-admitted insurer in 27 states and the District of Columbia. Insurance companies generally are admitted (licensed) to transact business in each state in which they operate and are subject to regulatory scrutiny. These carriers are often referred to as standard carriers. Most states, however, provide a limited exemption from licensing for insurers writing coverage generally not available from standard carriers, thereby providing additional capacity during times of limited capacity from standard carriers and allowing more competition in geographical areas not adequately served by standard carriers. This market is served by companies generally referred to as excess and surplus lines or nonstandard carriers.

     Much of the business insured in the excess and surplus lines market is comprised of hard-to-place risks that do not fit the current underwriting guidelines of the standard market due to their unique characteristics and needs. In the event that a retail insurance broker cannot find coverage for unique or hard-to-place risk with a company in the standard market, it will turn to the excess and surplus lines market to place suitable insurance coverage. The retail insurance broker contacts general agents, who in turn submit the risk to excess and surplus lines companies for consideration. Because these companies are non-admitted carriers, they are able to use unregulated policy forms and premium rates, giving their underwriters more flexibility than the regulated admitted carriers in writing these hard-to-place risks. In general, the coverage provided by excess and surplus lines insurers is more restrictive and the premiums are higher than the standard market's policies and rates. Furthermore, in the event that an excess and surplus lines carrier becomes insolvent and is unable to pay its claims in full, the insured cannot rely on a state guaranty fund for protection, except in New Jersey.

     The excess and surplus lines market has continued to grow during the 1990s. Based on information provided by A.M. Best, from 1990 to 1995, the excess and surplus lines market grew at a 6.4% compound annual rate from $6.8 billion of annual DIRECT WRITTEN PREMIUMS to $9.2 billion. The Company believes that this growth was due to the increased professionalism, underwriting expertise, innovative products and large capacity that the excess and surplus lines companies have been able to provide. In recent years, many large national and regional insurers have streamlined non-core lines of business. Consequently, many peripheral lines have been abandoned and are now covered in the excess and surplus lines market.

     Specialty admitted carriers underwrite business on an admitted basis with a substantial portion of their premiums produced through general agents. The Company believes that this market segment has gained prominence due to consumers' general preference for policies underwritten by admitted carriers. Similar to excess and surplus lines carriers, specialty admitted companies principally underwrite unique or hard-to-place coverage that is not typically underwritten in the standard market. One of the underlying differences between the specialty admitted carriers and those companies underwriting excess and surplus lines is the need for the business to be placed with an admitted company, thereby gaining the protection of the state guaranty fund system.

     The nonstandard personal automobile insurance market provides coverages to insureds who do not qualify for preferred or standard insurance because of their payment history, driving record, age, vehicle type or other factors, including market conditions for preferred and standard risks. Underwriting standards for preferred and standard risks have become more restrictive, thereby requiring more drivers to seek coverage in the nonstandard market. These factors have contributed to an increase in the size of the nonstandard automobile market. Based on information provided by A.M. Best, from 1990 to 1995, the nonstandard personal automobile insurance market grew at an 11.9% compound annual rate from $9.9 billion of annual direct written premiums to $17.4 billion, and from 12.4% to 16.7%, respectively, of the total personal automobile insurance market.

     The nonstandard automobile insurance market is influenced by many factors, including state insurance laws, market conditions for preferred and standard automobile insurance and state assigned risk and residual market plans. Premium levels for nonstandard risks are generally higher than for preferred or standard risks because nonstandard risks generally involve a potential for increased risk exposure and higher claims experience. Loss exposure is limited by the fact that nonstandard drivers typically purchase low liability limits, often at a state's statutory minimum. The nonstandard automobile market is also characterized by the insurer's ability to minimize its exposure to unprofitable business by effecting timely changes in premium rates and policy terms in response to changing loss and other experiences.

PRODUCTS

     The following table sets forth an analysis of gross written premium by specific product lines during the periods indicated:

                                                             YEARS ENDED DECEMBER 31,
                                          ---------------------------------------------------------------
                                                1996                   1995                   1994
                                          -----------------     ------------------     ------------------
                                           GROSS    PERCENT      GROSS     PERCENT      GROSS     PERCENT
                                          WRITTEN     OF        WRITTEN      OF        WRITTEN      OF
                                          PREMIUMS   TOTAL      PREMIUMS    TOTAL      PREMIUMS    TOTAL
                                                              (DOLLARS IN THOUSANDS)
Commercial multi-peril..................  $31,551     39.2%     $26,653      39.8%     $20,556      38.1%
Commercial general liability............   21,526     26.8       21,643      32.3       18,033      33.4
Commercial property.....................    5,555      6.9        5,288       7.9        4,449       8.3
Commercial automobile...................       98      0.1           38       0.1           --        --
                                          -------    -----      -------     -----      -------     -----
       Total commercial lines...........   58,730     73.0       53,622      80.1       43,038      79.8
                                          -------    -----      -------     -----      -------     -----
Personal automobile liability...........   17,496     21.7       11,179      16.7        6,347      11.8
Personal automobile physical damage.....    4,270      5.3        2,152       3.2        4,541       8.4
                                          -------    -----      -------     -----      -------     -----
       Total personal automobile
          lines.........................   21,766     27.0       13,331      19.9       10,888      20.2
                                          -------    -----      -------     -----      -------     -----
       Total gross written premiums.....  $80,496    100.0%     $66,953     100.0%     $53,926     100.0%
                                          =======    =====      =======     =====      =======     =====

Commercial General Liability. Liability insurance generally protects against legal liability for bodily injury and property damage. The Company's commercial general liability insurance provides limits generally ranging from $25,000 to $3 million, with the majority of policies currently in force having limits of between $500,000 and $1 million. The average annual premium on policies currently in force is approximately $1,200 and the typical standard deductible is $500. The Company's general liability policies pay defense and related expenses in addition to per occurrence and aggregate policy limits. General liability insureds include restaurants, taverns, retailers, artisan contractors and similar classes.

Commercial Property. Property insurance generally protects an owner of real or personal property against covered causes of loss to that property. The Company's commercial property lines provide limits usually no higher than $3 million, with almost all of the policies being written at limits below $1 million. The average annual premium on policies currently in force is approximately $1,100 and the typical standard deductible is $500. Properties insured include restaurants, taverns, retail establishments, vacant buildings and other similar classes.

Commercial Multi-Peril. The Company also underwrites the same commercial property and general liability risks together as a "package" for its insureds, generally referred to as "commercial multi-peril." The limits on these policies are the same as if written on a monoline basis. The average annual premium on policies currently in force is approximately $2,200 and the typical standard deductible is $500, which applies separately for the property and general liability coverage. The growth in the Company's commercial multi-peril policies has outpaced the growth in separate property and liability policies over the last several years. The Company expects this trend to continue since a substantial number of the Company's commercial insureds customarily require both liability and property insurance coverage.

Personal Automobile. The Company currently writes personal automobile policies in the states of Washington, California, Nevada, Kentucky and South Dakota on a nonstandard basis. These risks typically do not qualify for preferred or standard insurance because of a driver's age, driving record, vehicle type or other factors. The personal automobile business is typically written at minimum statutory limits ranging from $15,000 to $25,000 per person and from $30,000 to $50,000 per occurrence, depending on the state. The average annual premium is approximately $1,300. The Company writes this coverage on a one-, three-, six- or twelve-month policy basis in California, but primarily on a six-month basis in all other states. The Company has filed applications to underwrite personal automobile policies in two additional states and is considering expanding into several other states.

MARKETING AND DISTRIBUTION

     The Company currently markets its insurance products through a select number of high quality general agents. The Company believes that it benefits significantly from a general agency system because it obtains the significant underwriting and marketing expertise of the general agents who have strong business experience and relationships in their local territory. In addition, the general agency system allows the Company to avoid the expense of maintaining national or regional sales forces. This enables the Company to focus its efforts on reviewing the underwriting decisions of its agents and evaluating submission business, rather than devoting greater resources to making routine underwriting decisions. The Company actively competes for quality general agents to distribute its products.

     The Company selectively appoints general agents and grants authority on a state-by-state basis so that each general agent only has authority in a state(s) where they have marketing expertise. Prior to appointing a general agent, the Company extensively reviews the candidate's financial condition, geographic diversification of risk, historical loss experience and reputation, as well as the agent's results and practices with other insurers. An on-site review is made of the prospective agent's office, including an audit of selected policy files and confirmation that the agent has sufficient experience to merit authority to bind the Company only to appropriate risks. The agent is also interviewed at the Company's office in order to confirm the compatibility between the agent and the Company's underwriting staff. Such a comprehensive review is necessitated by the Company's philosophy of establishing an agent relationship only if it has long-term potential.

     Once appointed, the Company provides each general agent with a comprehensive agency manual which enables the agent to begin writing business immediately. The manual allows the agent to write coverages effectively and consistently within the Company's comprehensive underwriting guidelines. The agents are provided limited binding authority, based primarily on INSURANCE SERVICES OFFICE ("ISO") rates and forms, to write a variety of property, general liability, commercial multi-peril and personal automobile business, provided that the risks and terms involved in a particular coverage are within the guidelines set forth in the agency manual. The Company has devoted extensive research to the development of its detailed agency manual to enable its agents to select and price risks consistently. The Company's agency manual is regularly updated to be responsive to changes in the marketplace. The Company devotes substantial resources to the continuous monitoring and support of its general agents.

     The general agents are compensated on a commission basis, which is on average 20.6% of the gross written premium for commercial business and 26.6% for personal lines automobile business. A portion of this commission is passed on to the retail insurance broker. In addition, the general agency contracts between the Company and its general agents contain profit contingency inducements under the Agents' Profit Sharing and Performance Award Program, which is designed to reward general agents who meet the Company's loss ratio and premium volume criteria. The Company also provides performance awards under this program to its commercial agents for timely policy issuance, timely premium payments and successful underwriting audits. Such contingent commissions and performance awards accounted for 7.1% of the total commissions incurred by the Company in 1996. During 1995, the Agents' Profit Sharing and Performance Award Program was modified to provide that at least one-third of the contingent commission awards would be given in the form of Common Stock. The Company authorized 75,000 shares of Common Stock for issuance under this program. Stock awards for 1996, which were issued in May 1997, amounted to 27,746 shares, accounting for 51.4% of the total contingent commissions paid for 1996. In May 1997, the Company began a new program under which the Company will award $1,000 in the form of Common Stock to each new general agent it appoints.

     The following table sets forth the geographic distribution of the Company's gross written premiums during the periods indicated:

                                                         YEARS ENDED DECEMBER 31,
                         -----------------------------------------------------------------------------------------
                                    1996                           1995                           1994
                         ---------------------------    ---------------------------    ---------------------------
                         GROSS WRITTEN     PERCENT      GROSS WRITTEN     PERCENT      GROSS WRITTEN     PERCENT
                           PREMIUMS        OF TOTAL       PREMIUMS        OF TOTAL       PREMIUMS        OF TOTAL
                                                          (DOLLARS IN THOUSANDS)
Pacific................     $29,435           36.6%        $24,823           37.2%        $21,560           40.0%
South..................      15,677           19.5          12,519           18.7           9,601           17.8
Southwest..............      11,693           14.5           7,949           11.9           5,601           10.4
Mid-Atlantic...........      10,665           13.2          10,607           15.8           8,976           16.6
New England............       7,832            9.7           7,849           11.7           6,228           11.6
Midwest................       4,685            5.8           2,977            4.4           1,911            3.5
Mountain...............         509            0.7             229            0.3              49            0.1
                            -------           ----         -------           ----         -------           ----
     Total.............     $80,496          100.0%        $66,953          100.0%        $53,926          100.0%
                            =======           ====         =======           ====         =======           ====

UNDERWRITING AND PRICING

     In the commercial property and casualty market, the rates and terms of coverage provided by property and casualty insurance carriers are frequently based on ISO rates and forms. ISO makes available to its members advisory, rating, statistical and actuarial services, policy language and related services. ISO and its related organizations currently provide such services, including rates and forms, to more than 1,500 property and casualty insurance companies in the U.S. One of the important services that ISO provides is an actuarial-based estimate of the "ideal" premium rate for risks in each of approximately 1,250 risk classifications. These rates reflect an analysis of the loss and loss adjustment expenses on claims reported to ISO. ISO statistics, however, include only claims and policy information reported to ISO, and therefore do not reflect all of the loss experience for each class. Also, the historical results for a particular class may not be sufficient to provide actuarially meaningful results.

     The Company primarily uses ISO statistics as a benchmark for risk selection and pricing. Other carriers may or may not rely heavily on this information, and several of the larger standard carriers have developed their own actuarial databases. As a general rule, most standard carriers set rates lower than ISO rates. However, the Company, because of its strategy of providing insurance to underserved markets, typically charges 100% or higher of prescribed ISO rates.

     All policies written by the Company are either generated by the general agents pursuant to their binding authority or on a SUBMIT BASIS from the general agents if the risk falls outside of that authority. In 1996, approximately 85% of the commercial policies written by the Company were on a binding authority basis, generating approximately 80% of the Company's commercial lines gross written premiums. The personal automobile program is written solely on a binding authority basis. The Company has established strict underwriting guidelines within the terms of its agency manual which identify the risks that: (i) are within the binding authority of the general agents; (ii) must be submitted to the Company and (iii) risks which the Company would not insure on any basis. The agency manual was prepared after extensive research, including input from its reinsurers, and is regularly updated by the Company's underwriting staff. Generally, the Company provides its general agents with pricing flexibility on a per-policy basis, with the objective that in the aggregate, the weighted average premium of all new and renewal commercial policies written by a general agent are at approximately 110% of ISO rates. Most standard carriers typically price at 60-80% of ISO rates, based on ISO data. The Company's underwriting staff carefully monitors its general agents and performs on-site reviews and underwriting audits of its agents on a periodic basis for quality and compliance with Company guidelines.

     With respect to risks written by general agents under binding authority, the Company generally has 60 days from the effective date to cancel a policy if the risk insured does not comply with the Company's underwriting guidelines. In the event an agent exceeds its authority by binding the Company on a risk where the agent had no authority to do so, the Company is at risk for that policy until it receives the policy and effects a cancellation. General agents must deliver all policies to the Company within 35 days of the date written. The Company monitors this activity closely through its computer system and underwriting department.

     The risks the Company writes on a submit basis are generally similar to the binding authority classes, but may have larger coverage limits or greater complexity. In determining whether to accept such risks, the Company's underwriting staff will review such factors as the type of risk, the agent's knowledge and control of the risk, potential underwriting profitability and historical data regarding any similar risk previously underwritten by the Company. During this process, the Company will quote a proposed premium reflecting relevant ISO rates, if available, and adjustments that may be warranted based on the individual characteristics of the particular risk. The underwriting staff then assembles a complete underwriting file with respect to the particular submission and specific approval procedures are employed, depending on the characteristics and magnitude of the particular risk.

     The Company generally reviews all commercial policies as they are received from general agents for completeness, accuracy, and compliance with the Company's underwriting guidelines. Further, the Company conducts a detailed audit of each of its general agents at least once a year. The audit involves thoroughly reviewing between 50 and 100 policies to check for completeness, accuracy, pricing, use of proper exclusions, verification of information, and compliance with the Company's regulatory filings, as well as the general agent's use of the Company's overall product lines.

     The Company routinely reviews selected data for nonstandard personal automobile policies as such data is received from general agents for completeness, accuracy, and compliance with the Company's underwriting guidelines. Generally, the Company conducts detailed on-site audits of its general agents on a quarterly basis. These audits involve thoroughly reviewing between 50 and 100 policies to verify proper classifications, ratings, accident and violation surcharges, adherence to manual guidelines, use of proper exclusions, verification of information relative to inspections and compliance with the Company's regulatory filings.

     The Company provides its general agents with written feedback based on the results of its audits and monitors their timely responses to any issues highlighted in such audits.

     The following table sets forth the SAP underwriting ratios for Penn-America and for the property and casualty insurance industry as a whole during the periods indicated:

                                                                 YEARS ENDED DECEMBER 31,
                                                         -----------------------------------------
                                                         1996     1995     1994     1993     1992
PENN-AMERICA SAP UNDERWRITING RATIOS:
Loss ratio............................................    62.7%    62.6%    62.2%    63.2%    63.9%
Expense ratio.........................................    31.6     30.4     32.3     34.8     35.6
                                                         -----    -----    -----    -----    -----
Combined ratio........................................    94.3%    93.0%    94.5%    98.0%    99.5%
                                                         =====    =====    =====    =====    =====
INSURANCE INDUSTRY SAP UNDERWRITING RATIOS:(1)
Loss ratio............................................    78.6%    78.9%    81.0%    79.5%    88.1%
Expense ratio.........................................    26.2     26.1     26.0     26.1     26.3
Dividend ratio........................................     1.1      1.4      1.3      1.2      1.2
                                                         -----    -----    -----    -----    -----
Combined ratio........................................   105.9%   106.4%   108.3%   106.8%   115.6%
                                                         =====    =====    =====    =====    =====

------------------------------
(1) Source: For 1996, BestWeek P/C Supplement, March 24, 1997 edition; for 1992 through 1995, Best's Aggregates & Averages--Property--Casualty.

CLAIMS MANAGEMENT AND ADMINISTRATION

     The Company's approach to claims management is designed to investigate reported incidents at the earliest juncture, to select, manage and supervise all legal and adjustment aspects thereof and to provide a high level of service and support to general agents, retail insurance brokers and insureds throughout the claims process. The Company's general agents have no authority to settle claims or otherwise exercise control over the claims process. All commercial and personal lines claims are supervised and processed centrally by the Company's claims management staff. Senior management reviews all claims over $25,000.

RESERVES

     The Company is directly liable for loss and loss adjustment expense payments under the terms of the insurance policies that it writes. In many cases, several years may elapse between the occurrence of an insured loss, the reporting of the loss to the Company and the Company's payment of that loss. The Company reflects its liability for the ultimate payment of all incurred losses and loss adjustment expenses by establishing loss and loss adjustment expense reserves for both reported and unreported claims, which are balance sheet liabilities representing estimates of future amounts needed to pay claims and related expenses.

     When a claim involving a probable loss is reported, the Company establishes a CASE RESERVE for the estimated amount of the Company's ultimate loss and loss adjustment expense payments. The estimate of the amount of the ultimate loss is based upon such factors as the type of loss, jurisdiction of the occurrence, knowledge of the circumstances surrounding the claim, severity of injury or damage, potential for ultimate exposure and policy provisions relating to the claim. The loss adjustment expenses include the estimated expenses of settling the claim, including legal and other fees, and general expenses of administering the claims adjustment process.

     All newly reported claims received with respect to personal automobile policies are set up with an initial average reserve. The average reserves for these claims are determined every quarter by dividing all of the closed claims into the total amount paid during the three month period. If a claim is open more than 90 days, that open case reserve is evaluated and the reserve is adjusted upward or downward according to the facts and damages of that particular claim.

     In addition, management establishes reserves on an aggregate basis to provide for INCURRED BUT NOT REPORTED LOSSES ("IBNR"). The Company's independent actuarial consultant annually reviews the provision for IBNR and the reserves taken as a whole. The Company does not discount its loss reserves.

     The estimates of reserves are subject to the effect of trends in claims severity and frequency and are continually reviewed. As part of this process, the Company reviews historical data and considers various factors, including known and anticipated legal developments, changes in social attitudes, inflation and economic conditions. As experience develops and other data become available, these estimates are revised, as required, resulting in increases or decreases to existing reserves. Adjustments are reflected in results of operations in the period in which they are made and may deviate substantially from prior estimates.

     The following table sets forth a reconciliation of beginning and ending reserves as shown on the Company's financial statements (on a GAAP basis, gross of reinsurance) for unpaid loss and loss adjustment expenses for the periods indicated:

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                        (IN THOUSANDS)
Reserves for unpaid losses and loss adjustment expenses,
  at beginning of year........................................  $60,139     $44,796     $33,314
                                                                -------     -------     -------
Incurred losses and loss adjustment expenses:
  Provision for insured events of the current year............   48,076      40,606      30,652
  Increase (decrease) in provision for insured events of prior
     years....................................................    3,744       3,377        (518)
                                                                -------     -------     -------
Total incurred losses and loss adjustment expenses............   51,820      43,983      30,134
                                                                -------     -------     -------
Payments:
  Losses and loss adjustment expenses attributable to insured
     events of the current year...............................   17,931      13,054       9,855
  Losses and loss adjustment expenses attributable to insured
     events of prior years....................................   23,300      15,586       8,797
                                                                -------     -------     -------
Total payments................................................   41,231      28,640      18,652
                                                                -------     -------     -------
Reserves for unpaid losses and loss adjustment expenses, at
  end of year.................................................  $70,728     $60,139     $44,796
                                                                =======     =======     =======

     The Company has experienced adverse development of gross reserves of $3.7 million and $3.4 million in 1996 and 1995, respectively, and favorable development of $518,000 in 1994, for prior years' insured events. The net reserves had favorable development of $804,000, $1.7 million and $2.9 million in 1996, 1995 and 1994, respectively. The unfavorable development on the gross reserves occurred primarily on the gross reserves held as of December 31, 1993, which deficiency is ceded to the Company's reinsurers. The establishment of reserves is an inherently subjective process and, therefore, the historical gross or net redundancies or deficiencies are not indicative of the likelihood or amount of future redundancies or deficiencies.

     The following table represents the development of unpaid loss and loss adjustment expense reserves during the ten years ended December 31, 1996. The top of the table reflects the ten year development of the Company's reserves net of reinsurance. The bottom of the table reconciles 1996, 1995, 1994, 1993, and 1992 ending reserves to the gross reserves in the Company's consolidated financial statements. Prior to 1992, the Company developed its reserves on a net of reinsurance basis and restatement for those prior years is not presented. The top line of the table shows the estimated reserve for unpaid loss and loss adjustment expenses at the balance sheet date for each of the indicated years. These figures represent the estimated amount of unpaid loss and loss adjustment expenses for claims arising in all prior years that were unpaid at the balance sheet date, including losses that had been incurred but not yet reported. The table also shows the re-estimated amount of the previously recorded reserve based on experience as of the end of each succeeding year. The estimate changes as more information becomes available about the frequency and severity of claims.

                                                             YEARS ENDED DECEMBER 31,
                  ---------------------------------------------------------------------------------------------------------------
                   1986      1987      1988      1989      1990      1991       1992       1993       1994       1995      1996
                                                                  (IN THOUSANDS)
Reserves for
  unpaid losses
  and LAE, as
  stated........  $12,200   $18,618   $21,741   $25,391   $25,352   $25,681   $ 26,110   $ 26,830   $ 35,307   $ 46,512   $55,656
Net cumulative
  paid as of(1)
  1 year
    later.......  $ 4,232   $ 4,641   $ 4,911   $ 8,655   $ 6,929   $ 6,605   $  7,381   $  6,852   $ 12,384   $ 17,210
  2 years
    later.......    6,491     6,995    10,743    13,361    11,610    10,988     11,127     13,127     20,617
  3 years
    later.......    7,884    11,728    14,132    16,952    14,667    13,325     15,546     18,656
  4 years
    later.......    9,827    14,127    15,823    19,050    16,341    16,417     19,253
  5 years
    later.......   11,171    15,209    17,074    20,359    18,363    19,283
  6 years
    later.......   11,623    16,023    17,405    21,866    20,214
  7 years
    later.......   12,043    16,219    18,303    23,383
  8 years
    later.......   12,052    16,636    19,248
  9 years
    later.......   12,399    17,157
  10 years
    later.......   12,512
Reserves
  re-estimated
  as of end of
  year(2)
  1 year
    later.......  $13,734   $18,483   $21,036   $25,128   $23,468   $23,228   $ 24,478   $ 23,897   $ 33,601   $ 45,708
  2 years
    later.......   13,777    18,054    21,396    24,329    22,658    22,383     21,945     23,489     34,281
  3 years
    later.......   13,505    18,370    20,570    23,923    22,252    20,471     22,032     24,558
  4 years
    later.......   13,555    17,739    20,206    23,615    21,465    20,819     22,767
  5 years
    later.......   13,440    17,552    19,822    23,639    21,469    21,726
  6 years
    later.......   12,861    17,342    19,499    24,021    21,990
  7 years
    later.......   12,983    17,488    19,621    24,683
  8 years
    later.......   12,878    17,432    20,222
  9 years
    later.......   12,964    17,932
  10 years
    later.......   13,091
                  -------   -------   -------   -------   -------   -------    -------    -------    -------    -------
Net cumulative
  redundancy
  (deficiency)..   $ (891)   $  686   $ 1,519   $   708   $ 3,362   $ 3,955   $  3,343   $  2,272   $  1,026   $    804
                  =======   =======   =======   =======   =======   =======    =======    =======    =======    =======

Gross liability for unpaid losses and LAE, as stated.............             $ 31,703   $ 33,314   $ 44,796   $ 60,140   $70,728
Reinsurance recoverable..........................................                5,593      6,484      9,489     13,628    15,072
Net liability for unpaid losses and LAE, as stated...............               26,110     26,830     35,307     46,512    55,656
                                                                               -------    -------    -------    -------   -------
Gross liability re-estimated--1 year later.......................               30,609     32,796     48,173     63,884
Reinsurance recoverable re-estimated.............................                6,131      8,899     14,572     18,191
Net liability re-estimated--1 year later.........................               24,478     23,897     33,601     45,693
                                                                               -------    -------    -------
Gross liability re-estimated--2 years later......................               30,390     36,243     53,009
Reinsurance recoverable re-estimated.............................                8,445     12,574     18,728
Net liability re-estimated--2 years later........................               21,945     23,699     34,281
                                                                               -------    -------
Gross liability re-estimated--3 years later......................               33,992     41,600
Reinsurance recoverable re-estimated.............................               11,960     17,041
Net liability re-estimated--3 years later........................               22,032     24,588
                                                                               -------
Gross liability re-estimated--4 years later......................               38,165
Reinsurance recoverable re-estimated.............................               15,399
Net liability re-estimated--4 years later........................               22,767
                                                                               -------    -------    -------    -------
Gross cumulative redundancy (deficiency).........................             $(6,462)   $(8,286)   $(8,213)   $(3,744)
                                                                              ========   ========   ========   ========

------------------------------

(1) "Net cumulative paid as of" reflects the amounts of paid losses and LAE subsequent to the year in which the original reserves were established.

(2) "Reserves re-estimated as of" reflects the amounts of unpaid losses and loss adjustment expenses which the Company would have originally established based on experience as of the end of each succeeding year. These amounts were calculated as the sum of the cumulative paid amounts described in (1) above, plus the amounts of unpaid losses and LAE re-evaluated at the end of each succeeding year-end.

REINSURANCE

     The Company purchases reinsurance through contracts called "treaties" to reduce its exposure to liability on individual risks, and to protect against catastrophic losses. Reinsurance involves an insurance company transferring or "ceding" a portion of its exposure on a risk to another insurer (the "reinsurer"). The reinsurer assumes the exposure in return for a portion of the premium. The ceding of liability to a reinsurer does not legally discharge the primary insurer from its liability for the full amount of the policies on which it obtains reinsurance. The primary insurer will be required to pay the entire loss if the reinsurer fails to meet its obligations under the reinsurance agreement.

     In formulating its reinsurance programs, the Company is selective in its choice of reinsurers and considers numerous factors, the most important of which are the financial stability of the reinsurer, its history of responding to claims and its overall reputation. In an effort to minimize its exposure to the insolvency of its reinsurers, the Company evaluates the acceptability and reviews the financial condition of each reinsurer annually. The Company's policy is to use only reinsurers that have an A.M. Best rating of "A (Excellent)" or better and that have at least $250 million in policyholder surplus.

     The Company's current treaty reinsurance is with General Re, which is rated "A++ (Superior)" by A.M. Best. Since January 1995, the Company has maintained net retention limits of $500,000 (including indemnity and/or loss adjustment expense) for casualty insurance and $200,000 for property insurance, with a combined Company retention for any one loss resulting from a common occurrence involving both the property and casualty coverage on a single risk of $500,000. The Company also maintains casualty contingent excess coverage with General Re, which covers exposures such as punitive damages and other extra-contractual obligations, losses in excess of policy limits (such as bad faith and errors and omissions) and liability actions brought by two or more of the Company's insureds against each other resulting from the same occurrence. See "Risk Factors--Reinsurance."

     The Company is currently covered for catastrophe losses by a consortium of reinsurers led by General Re and Lloyds of London. Under the terms of the agreement, the Company retains the first $1 million of losses and the consortium reinsures 95.0% of the next $19 million, with the Company retaining 5.0% of each of the layers within the $19 million.

     The Company may write individual risks with limits greater than the treaty limits on a per policy basis by using FACULTATIVE REINSURANCE. The facultative reinsurers must also meet Penn-America's reinsurer guidelines.

     The following table reflects the amounts of gross and ceded written premiums during the periods indicated:

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                                (IN THOUSANDS)
        Gross written premiums........................  $80,496     $66,953     $53,926
        Ceded written premiums........................    7,027       5,667       5,583

INVESTMENTS

     The Company's investment policy seeks to maximize investment income consistent with the overriding objective of maintaining liquidity and minimizing risk. Approximately 89.5% of the Company's investment portfolio as of March 31, 1997 consisted of investment-grade fixed income securities and short-term investments. Approximately 98.9% of the Company's fixed income securities as of March 31, 1997 were rated "A-" or better by Standard & Poor's or an equivalent rating by Moody's. As of March 31, 1997, the Company's fixed maturity investments had an average duration of 3.2 years. Publicly traded equity securities, the majority of which consisted of preferred stocks, represented 10.4% of the Company's investment portfolio as of March 31, 1997.

     As of March 31, 1997, the Company's investment portfolio contained $8.3 million (7.0%) of CMOs. All of these CMOs are AAA-rated securities issued by government and government-related agencies, are publicly traded, and have market values obtained from an external pricing service. Changes in estimated cash flows due to changes in prepayment assumptions from the original purchase assumptions are revised based on current interest rates and the economic environment. Although the Company is permitted to invest in other derivative financial instruments, real estate mortgages and real estate, the Company does not participate in these markets and does not have any such investments in its investment portfolio.

     The Company's investment portfolio is under the direction of the Board of Directors of Penn-America acting through its Investment Committee (consisting of Irvin Saltzman, Chairman, Jon Saltzman and Robert Lear). The Investment Committee establishes and monitors the Company's investment policies, which are intended to maximize after-tax income while maintaining a high level of quality and liquidity in its portfolio for insurance operations. All investment transactions must receive approval from the Chairman of the Investment Committee prior to their initiation by the Company's outside investment advisors.

     In April 1997, the Company retained General Reinsurance, New England Asset Management ("NEAM"), to manage the fixed income portfolio. The Investment Committee retains Carl Domino Associates, L.P. ("CDA"), a registered investment advisor, to recommend purchases and sales for the equity portfolio.

     The following table shows the classifications of the Company's investments at March 31, 1997:

                                                                        MARCH 31, 1997
                                                          ------------------------------------------
                                                             FAIR        CARRYING       PERCENT OF
                                                            VALUE         VALUE       CARRYING VALUE
                                                                    (DOLLARS IN THOUSANDS)
Fixed maturities:
  Available for sale:
     U.S. Treasury securities and obligations of U.S.
       government agencies..............................   $  25,097     $ 25,097           21.2%
     Corporate securities...............................      17,913       17,913           15.1
     Public utilities...................................       3,947        3,947            3.3
                                                             -------      -------          -----
          Total available for sale......................      46,957       46,957           39.6
                                                             -------      -------          -----
  Held to maturity:
     U.S. Treasury securities and obligations of U.S.
       government agencies..............................      28,377       28,722           24.2
     Corporate securities...............................      11,154       11,299            9.5
     Mortgage-backed securities.........................       7,832        8,261            7.0
     Public utilities...................................       5,943        6,056            5.1
     Other securities...................................         150          150            0.1
                                                             -------      -------          -----
          Total held to maturity........................      53,456       54,488           45.9
                                                             -------      -------          -----
          Total fixed maturities........................     100,413      101,445           85.5
                                                             -------      -------          -----
Equity investments:
  Common stocks.........................................       4,143        4,143            3.5
  Preferred stocks......................................       8,247        8,247            6.9
                                                             -------      -------          -----
          Total equity investments......................      12,390       12,390           10.4
                                                             -------      -------          -----
Short-term investments..................................       4,900        4,900            4.1
                                                             -------      -------          -----
          Total investments.............................   $ 117,703     $118,735         100.0%
                                                             =======      =======          =====

     The following table sets forth the composition of the Company's portfolio of fixed maturity investments by rating as of March 31, 1997.

                                                                             MARCH 31, 1997
                                                                       --------------------------
                                                                       AMORTIZED       PERCENTAGE
                                                                         COST           OF TOTAL
                                                                         (DOLLARS IN THOUSANDS)
RATINGS:(1)
AAA (including U.S. government obligations)..........................  $  64,475           63.0%
AA...................................................................      2,999            2.9
AA-..................................................................      5,302            5.2
A+...................................................................      8,048            7.9
A....................................................................     12,332           12.0
A-...................................................................      8,039            7.9
BBB..................................................................        998            1.0
Not rated............................................................        150            0.1
                                                                           -----          -----
     Total...........................................................  $ 102,343          100.0%
                                                                         =======          =====


------------------------------
(1) Ratings are assigned primarily by Standard & Poor's, with the remaining ratings assigned by Moody's and converted to the equivalent Standard & Poor's rating.

     The following table sets forth the Company's investment results during the periods indicated:

                                                                THREE
                                                               MONTHS
                                                                ENDED     YEARS ENDED DECEMBER 31,
                                                              MARCH 31,   ------------------------
                                                                1997       1996     1995     1994
                                                                         (IN THOUSANDS)
Interest on fixed maturities................................   $ 1,689    $6,108   $4,615   $3,294
Dividends on equity securities..............................       205       691      533      564
Interest on short-term investments..........................       117       380      291      139
Other.......................................................         5        61       42       35
                                                                ------    ------   ------   ------
Total investment income.....................................     2,016     7,240    5,481    4,032
Investment expense..........................................       (76)     (535)    (414)    (397)
                                                                ------    ------   ------   ------
     Net investment income..................................   $ 1,940    $6,705   $5,067   $3,635
                                                                ======    ======   ======   ======

COMPETITION

     The property and casualty insurance industry is highly competitive and includes several thousand insurers, ranging from large companies offering a wide variety of products worldwide to smaller, specialized companies in a single state or region and offering in some cases only a single product. The Company competes with a significant number of these insurers in attracting quality general agents and in selling insurance products. Many of the Company's existing or potential competitors are larger, have considerably greater financial and other resources, have greater experience in the insurance industry and offer a broader line of insurance products than the Company. In commercial lines, the Company competes with excess and surplus lines and specialty admitted insurers including Scottsdale Insurance Company (part of Nationwide Mutual Insurance Company), Essex Insurance Company (Markel Corporation), Nautilus Insurance Company (W.R. Berkley Corporation), Acceptance Insurance Company and Western World Insurance Company. The Company competes in nonstandard personal automobile lines with, among others, Viking Insurance Company (Guaranty National Corporation), Financial Indemnity Company (Unitrin, Inc.), Essex Insurance Company and Five Star Insurance Company. The Company also competes with new forms of insurance organizations (such as risk retention groups) and alternative self-insurance mechanisms. The Company believes that in order to be successful in its market, it must be aware of pricing cycles, must be able to minimize the impact of such cycles through tight expense control and superior customer service and must continually identify profitable opportunities. Other competitive factors include ratings by A.M. Best, pricing and admitted versus excess and surplus lines status in a given state.

REGULATION

     General. The Company is subject to regulation under the insurance statutes and regulations, including insurance holding company statutes, of the various states in which it does business. These statutes are generally designed to protect the interests of insurance policyholders, as opposed to the interests of stockholders, and they relate to such matters as the standards of solvency which must be met and maintained; the licensing of insurers and their agents; the nature and limitations of investments; deposits of securities for the benefit of policyholders; approval of policy forms and premium rates; periodic examination of the affairs of insurance companies; annual and other reports required to be filed on the financial condition of insurers or for other purposes; establishment and maintenance of reserves for unearned premiums and losses; and requirements regarding numerous other matters. All insurance companies must file annual statements with certain state regulatory agencies and are subject to regular and special financial examinations by those agencies. The last regulatory financial examination of Penn-America was completed by the Pennsylvania Insurance Department in 1995, covering the five-year period ended December 31, 1994.

     Penn-America is licensed as an admitted insurer in 23 states and is an approved non-admitted (excess and surplus lines) insurer in the other 27 states and the District of Columbia. All insurance is written through licensed agents and brokers. In states in which the Company operates on a non-admitted basis, general agents and their retail insurance brokers generally are required to certify that a certain number of licensed admitted insurers will not write a particular risk prior to placing that risk with the Company

     Insurance Holding Company Laws. Pennsylvania, Penn-America's state of domicile, has laws governing insurers and insurance holding companies. The Pennsylvania statutes generally require insurers and insurance holding companies to register and file reports concerning their capital structure, ownership, financial condition and general business operations. Under the statutes, a person must generally obtain the Pennsylvania Insurance Department's approval to acquire, directly or indirectly, 10% or more of the outstanding voting securities of the PAGI, Penn-America or Penn-Star. The insurance department's determination of whether to approve any such acquisition is based on a variety of factors, including an evaluation of the acquirer's financial condition, the competence of its management and whether competition would be reduced. All transactions within a holding company's system affecting an insurer must be fair and reasonable, and the insurer's policyholders' surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Notice to applicable regulators is required prior to the consummation of certain transactions affecting insurance subsidiaries of the holding company system.

     Dividend Restrictions. As an insurance holding company, PAGI is primarily dependent on dividends and other permitted payments from Penn-America to provide cash for the payment of any cash dividends to its stockholders and repayment of the Term Loan and related interest expense. The payment of dividends to PAGI by Penn-America and to Penn-America by Penn-Star are subject to state regulations, primarily the insurance laws of Pennsylvania. Generally, these laws provide that, unless prior approval is obtained, dividends of a property and casualty insurance company in any consecutive 12-month period shall not exceed the greater of 100% of its statutory net income for the most recent calendar year or 10% of its statutory policyholders' surplus as of the preceding year end. The maximum annual dividends payable by Penn-America without prior approval in 1997 is approximately $6.3 million. Penn-America paid a dividend of approximately $3.3 million to PAGI in 1996. Insurance regulators have broad powers to prevent reduction of statutory surplus to inadequate levels, and there is no assurance that dividends of the maximum amounts calculated under any applicable formula would be permitted.

     Insurance Guaranty Funds. Under insolvency or guarantee laws in states in which Penn-America is licensed as an admitted insurer and in New Jersey, organizations have been established (often referred to as guaranty funds) with the authority to assess admitted insurers up to prescribed limits for the claims of policyholders insured by insolvent, admitted insurance companies. Surplus lines insurance companies are generally not subject to such assessments, but neither are their policyholders eligible to file claims against the guaranty funds except in New Jersey.

     Additional Legislation or Regulations. New regulations and legislation are proposed from time to time to limit damage awards, to bring the industry under regulation by the federal government, to control premiums, policy terminations and other policy terms, and to impose new taxes and assessments. Difficulties with insurance availability and affordability have increased legislative activity at both the federal and state levels. Some state legislatures and regulatory agencies have enacted measures, particularly in personal lines, to limit midterm cancellations by insurers and require advance notice of renewal intentions. In addition, Congress is investigating possible avenues for federal regulation of the insurance industry.

EMPLOYEES

     The Company has approximately 97 employees. The Chairman of the Board of Directors of the Company and certain Directors devote a portion of their time to the management of Penn Independent, the Company's largest stockholder. The Company is not a party to any collective bargaining agreements and believes that its employee relations are good.

PROPERTIES

     The Company leases approximately 22,000 square feet in an office building located in Hatboro, Pennsylvania. The office building also houses Penn Independent and its subsidiaries. The Company leases the space from Mr. Irvin Saltzman, Chairman of the Board of Directors of the Company, pursuant to a lease agreement which expires on June 30, 2000, and provides for an annual rental payment of approximately $260,000, which amount is considered by the Company to be at fair market value.

LEGAL PROCEEDINGS

     The Company is subject to routine legal proceedings in the normal course of operating its insurance business. The Company is not involved in any legal proceedings which reasonably could be expected to have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

     Set forth below is certain information concerning PAGI's Directors and officers and certain other officers of Penn-America and Penn-Star:

                   NAME                      AGE                    POSITION
Irvin Saltzman.............................  74    Chairman, Board of Directors
Jon S. Saltzman............................  39    President and Chief Executive Officer and
                                                     Director
Charles Ellman.............................  68    Director
James E. Heerin, Jr........................  60    Director
Robert A. Lear.............................  52    Director
M. Moshe Porat.............................  50    Director
Jami Saltzman-Levy.........................  41    Director
Paul Simon.................................  68    Director
Thomas M. Spiro............................  41    Director
Rosemary R. Ferrero........................  41    Vice President--Finance, Chief Financial
                                                   Officer, Treasurer and Secretary
John M. DiBiasi............................  42    Director and Executive Vice President--
                                                     Underwriting and Marketing of
                                                     Penn-America and Penn-Star
Thomas J. Reed.............................  52    Director and Senior Vice President--Claims
                                                   of Penn-America and Penn-Star

     Mr. Irvin Saltzman is the founder of Penn-America and of Penn Independent, and for more than six years was the Chief Executive Officer and Chairman of the boards of directors of both corporations. Mr. Saltzman has been Chairman of the Board of Directors of the Company since its formation in July 1993. Mr. Saltzman has been active in the insurance industry since 1947. See "Principal and Selling Stockholders" and "Certain Relationships and Related Party Transactions."

     Mr. Jon S. Saltzman has been President and Chief Executive Officer of PAGI since its formation in July 1993. He has been President and Chief Executive Officer of Penn-America since June 1993. Mr. Saltzman was President and Chief Operating Officer of Penn-America from June 1989 until June 1993, and was Vice President, Marketing of Penn-America from January 1986 until June 1988. Mr. Saltzman is Mr. Irvin Saltzman's son.

     Mr. Charles Ellman, who is now retired, has been a Director of PAGI since 1993 and was a Director of Penn-America from May 1976 until May 1995. Prior to September 1994, Mr. Ellman was also Vice Chairman of the Board of Directors and a Director of Penn Independent.

     Mr. James E. Heerin, Jr. has been a Director of PAGI since 1993 and Vice President of Penn Independent for more than six years. He was General Counsel and Secretary of PAGI from its formation in July 1993 until his resignation from those positions in March 1995. Mr. Heerin served as Vice President, Secretary and General Counsel of Penn-America from May 1987 to March 1994 and Secretary of Penn-America from May 1993 to March 1994. Prior to joining Penn Independent, Mr. Heerin was Vice President and Assistant General Counsel of Pitcairn, Inc.

     Mr. Robert A. Lear has been a Director of PAGI since 1993 and President of Penn Independent since September 1996 and previously served as Executive Vice President--Finance and Chief Financial Officer of Penn Independent for more than seven years. Mr. Lear was Vice President--Finance and Chief Financial Officer of PAGI from its formation in July 1993 until his resignation from those positions in March 1995. Prior to joining Penn Independent, Mr. Lear had over 15 years of public accounting experience, specializing in the insurance industry. Mr. Lear is a certified public accountant.

     Dr. M. Moshe Porat has been a Director of PAGI since 1993 and the Dean of the School of Business and Management at Temple University since August 1996. Prior to that date, he was the Joseph E. Boettner

Professor and Chairman of the Risk Management, Insurance and Actuarial Science Department at the School of Business and Management at Temple University for eight years. Prior to joining Temple University, Dr. Porat was the Deputy General Manager of IHUD Insurance Agencies Ltd., an international insurance brokerage firm.

     Ms. Jami Saltzman-Levy has been a Director of PAGI since 1993 and Vice President--Human Resources of Penn Independent for more than ten years and previously worked in various positions within Penn Independent. Ms. Saltzman-Levy is Mr. Irvin Saltzman's daughter.

     Mr. Paul Simon, a Director of PAGI since May 1997, is a Professor and Director of the Public Policy Institute at Southern Illinois University. Mr. Simon founded the institute in 1997 shortly after retiring from the United States Senate after twelve years of service as Illinois's senior Democratic Senator. His distinguished political career includes 14 years in the Illinois House and Senate and a term as Lieutenant Governor of the State, the first in the state's history to be elected with a governor from another party. He built a chain of 13 newspapers in the southern and central parts of Illinois, which he sold in 1966 to devote himself full-time to public service and writing. Mr. Simon is the recipient of 44 honorary degrees and has written 16 books. He is currently a Director of the Chicago Mercantile Exchange as well as a Director of a number of foundations.

     Mr. Thomas M. Spiro, a Director of PAGI since May 1997, is the Managing General Partner of TMS Capital Partners, L.P. ("TMS"), a private investment partnership which he founded in July 1992. He is also a Director and President of Spiro Capital Management, Inc. ("SCMI"), a private investment corporation which he founded in June 1992, and which is the successor to Spiro Capital Management ("SCM"), an investment company which he founded in January 1991. Both TMS and SCMI employ (and SCM employed) a research-oriented investment strategy focused primarily on small capitalization public corporations. From January 1987 to December 1990, Mr. Spiro was Senior Vice President of Gollust, Tierney & Oliver, Inc., a private corporation which managed several investment partnerships.

     Ms. Rosemary R. Ferrero has been Vice President--Finance, Chief Financial Officer, Treasurer and Secretary of PAGI since May 1995. She has been Vice President and Chief Financial Officer of Penn-America since May 1994. From 1977 until joining Penn-America in 1994, Ms. Ferrero was a Senior Financial Services Manager at Coopers & Lybrand, LLP.

     Mr. John M. DiBiasi has been Executive Vice President--Underwriting and Marketing since May 1994 and Vice President--Underwriting and Marketing of Penn-America since January 1989. From January 1988 until January 1989 he was Manager--Marketing Research and Product Development of Penn-America. From 1983 until joining Penn-America in 1988, Mr. DiBiasi was Senior Manager, Commercial Lines of American Reliance Insurance Companies, of Lawrenceville, New Jersey. Mr. DiBiasi was employed by ISO from 1977 to 1983.

     Mr. Thomas J. Reed has been Senior Vice President--Claims of Penn-America since May 1995 and Vice President of Claims since 1987. Prior to joining Penn-America, Mr. Reed was the claims manager for the Philadelphia office of the Hartford Group.

LIMITATION OF LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND
OFFICERS

     Pursuant to the provisions of the Pennsylvania Business Corporation Law, the Bylaws of the Company provide that a Director shall not be personally liable for monetary damages for any action taken, unless the Director breaches or fails to perform a duty of his office and such breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply to criminal liability or liability for the payment of taxes. The Company believes that this provision assists it in securing and retaining the services of Directors who are not employees of the Company. The Company's Bylaws also provide for indemnification of the Company's Directors and officers to the fullest extent permitted by Pennsylvania law.

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned during each of the last three years by the Company's Chief Executive Officer and by the four other most highly compensated executive officers ("named executive officers") during 1996. All share numbers and stock prices have been adjusted to reflect a three-for-two split of the Company's Common Stock effected on March 7, 1997.

                                                                   ANNUAL
                                                              COMPENSATION(1)
                                                            --------------------       ALL OTHER
           NAME AND PRINCIPAL POSITION              YEAR     SALARY     BONUS(3)    COMPENSATION(4)
Irvin Saltzman(2).................................  1996    $ 64,000    $     0         $   831
  Chairman                                          1995     176,000          0           1,508
                                                    1994     164,623          0           1,502

Jon S. Saltzman...................................  1996     230,000     80,500           1,800
  President and Chief Executive Officer             1995     208,846     84,125           1,752
                                                    1994     173,962     27,500           1,346

John M. DiBiasi...................................  1996     156,000     45,000           2,375
  Executive Vice President--Underwriting and        1995     148,308     40,000           2,135
  Marketing, Penn-America                           1994     122,539     14,300           1,635

Rosemary R. Ferrero...............................  1996     126,000     30,000           1,950
  Vice President--Finance, Chief Financial          1995     122,539     20,000             900
     Officer, Treasurer and Secretary               1994      75,923      7,150               0


Thomas J. Reed....................................  1996     116,000     27,500           1,931
  Senior Vice President--Claims, Penn-America       1995     112,154     28,800           1,394
                                                    1994     102,154     11,000           1,072

------------------------------
(1) Excludes certain perquisites and other amounts which, for any executive officer, did not exceed in the aggregate the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2) Mr. Irvin Saltzman divides his time between Penn Independent and each of its subsidiaries, including the Company. Mr. Saltzman's compensation is paid directly by Penn Independent, with each subsidiary paying for the portion of his salary and benefits attributable to the time spent for each such subsidiary. The compensation set forth in this table is the amount paid to Penn Independent for Mr. Saltzman's services rendered on behalf of the Company.

(3) Messrs. DiBiasi and Reed and Ms. Ferrero received part of their 1996 bonus in cash and the balance in 2,093, 1,395 and 1,280 shares, respectively, of the Company's Common Stock, valued at the average of the bid and ask price of the Common Stock on December 31, 1996.

(4) Represents employer contributions to the Company's 401(k) Savings Plan.

OPTION/SAR GRANTS

     No individual grants of stock options were made during fiscal 1996 to the Company's Chief Executive Officer or the named executive officers. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

AGGREGATED OPTION/SAR EXERCISES AND FISCAL YEAR-END OPTIONS/SAR VALUE TABLE

     The following table sets forth information relating to options exercised during 1996 by the Company's Chief Executive Officer and the named executive officers, and the number and value of options held on December 31, 1996 by such individuals:

                      AGGREGATED OPTION EXERCISES IN 1996
                   AND OPTION VALUES AS OF DECEMBER 31, 1996
                  (ADJUSTED FOR THE THREE-FOR-TWO STOCK SPLIT)

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING
                                                                UNEXERCISED                VALUE OF UNEXERCISED
                               SHARES                           OPTIONS AT                IN-THE-MONEY OPTIONS AT
                              ACQUIRED                         DEC. 31, 1996                 DEC. 31, 1996(2)
                                 ON         VALUE       ---------------------------     ---------------------------
           NAME             EXERCISE(1)    REALIZED     EXERCISABLE   UNEXERCISABLE     EXERCISABLE   UNEXERCISABLE
Irvin Saltzman............        0           $0           45,000         30,000         $ 213,750      $ 142,500
Jon S. Saltzman...........        0            0           27,000         18,000           128,250         85,500
John M. DiBiasi...........        0            0           13,500          9,000            64,125         42,750
Rosemary R. Ferrero.......        0            0                0              0                 0              0
Thomas J. Reed............        0            0            9,900          6,600            47,025         31,350

------------------------------
(1) No stock options were exercised during fiscal 1996 by the named executive officers.

(2) Total value of unexercised options is based upon the difference between the last sales price of the Company's Common Stock on the Nasdaq National Market as of December 31, 1996 and the exercise price of the options, multiplied by the number of option shares.

COMPANY STOCK INCENTIVE PLAN

     In August 1993, the Company adopted the 1993 Stock Incentive Plan. The plan was amended and restated in April 1994. The purpose of the plan is to enable officers, directors, key employees, consultants and advisors, and service providers of the Company and its affiliates (as defined in the plan) to participate in the Company's future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The plan is administered by the Compensation Committee of the Board. The plan authorized the issuance of up to 525,000 shares of Common Stock pursuant to the exercise of stock options or the award of the restricted stock. As of June 1, 1997, options to purchase 432,000 shares had been awarded.

EXECUTIVE INCENTIVE COMPENSATION PLAN

     During 1995, the Board of Directors of the Company adopted an executive incentive compensation plan which provides up to 75,000 shares, over the life of this plan, to be granted to key officers, executives and employees of the Company and its subsidiary. During 1996, 7,229 shares were distributed in accordance with the plan's provisions for 1995, and during 1997, 7,535 shares were distributed for 1996. The shares issued under this plan are valued at the fair market value of the stock at the close of business at the end of each year, and are issued in the subsequent year, subject to the Board's approval and attainment of corporate objectives.

BOARD OF DIRECTORS COMPENSATION

     Directors of the Company who are employees of the Company or its subsidiary are not compensated for serving as Directors. Commencing May 14, 1997, the non-employee Directors of the Company will receive a retainer at the rate of $15,000 and a committee fee of $5,000 annually. Additionally, non-employee Directors are granted 3,000 options at the beginning of the yearly term to vest one year from grant date.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal 1996 were Messrs. Porat, Ellman, and Lawrence J. Schoenberg, all non-employee Directors of PAGI. Mr. Schoenberg was replaced on the Compensation Committee by Mr. Simon as of May 14, 1997. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of May 31, 1997, and as adjusted to reflect the sale of the Common Stock offered hereby, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each Director of the Company; (iii) the Company's Chief Executive Officer; and (iv) all executive officers and Directors as a group. Except as noted, all persons listed below have sole voting and investment power with respect to their shares of Common Stock, subject to community property laws where applicable.

                                       BENEFICIAL OWNERSHIP                         BENEFICIAL OWNERSHIP
                                           PRIOR TO THE                                   AFTER THE
                                          OFFERING(1)(2)                               OFFERING(1)(2)
                                      -----------------------     SHARES BEING      ---------------------
                                       NUMBER         PERCENT        OFFERED         NUMBER       PERCENT
Penn Independent Corporation........  4,087,500         60.3%       1,000,000       3,087,500       33.3%
  420 South York Road
  Hatboro, PA 19040
Irvin Saltzman......................  4,132,500(3)      61.0        1,000,000       3,132,500       33.8
  420 South York Road
  Hatboro, PA 19040
Jon S. Saltzman.....................  4,142,250(3)      61.1        1,000,000       3,142,250       33.9
Jami Saltzman-Levy..................  4,088,400(3)(4)   60.3        1,000,000       3,088,400       33.3
Eric Anthony Saltzman...............  4,087,500(3)      60.3        1,000,000       3,087,500       33.3
Robert A. Lear......................     35,400            *                0          35,400          *
Rosemary R. Ferrero.................      2,676            *                0           2,676          *
James E. Heerin, Jr.................     13,650            *                0          13,650          *
John M. DiBiasi.....................     26,264(5)         *                0          26,264          *
Thomas J. Reed......................     16,293(6)         *                0          16,293          *
M. Moshe Porat......................     22,500(7)         *                0          22,500          *
Charles Ellman......................    120,000(8)       1.8                0         120,000        1.3
Thomas M. Spiro.....................      3,000            *                0           3,000          *
Paul Simon..........................      1,500(9)         *                0           1,500          *
                                      ---------         ----        ---------       ---------       ----
All executive officers and
  directors.........................  4,429,433         65.4%       1,000,000       3,429,433       37.0%
                                      =========         ====        =========       =========       ====

------------------------------
 *  Less than 1%

(1) Includes shares of restricted stock awarded to certain officers of the Company under the Company's 1993 Stock Incentive Plan (as amended and restated) which have not yet vested, over which such persons maintain voting power, as follows: 7,200 shares for Mr. Jon Saltzman, 4,800 shares for Mr. Lear, 1,500 shares for Mr. Heerin, 3,000 shares for Mr. DiBiasi and 1,500 shares for Mr. Reed.

(2) Includes shares subject to exercisable options as follows: 45,000 for Mr. Irvin Saltzman, 27,000 for Mr. Jon Saltzman, 23,400 for Mr. Lear, 9,900 for Mr. Heerin, 13,500 for Mr. DiBiasi, 9,900 for Mr. Reed, 15,000 for Dr. Porat and 7,500 for Mr. Ellman.

(3) Of these shares, 4,087,500 are owned of record by Penn Independent. Mr. Irvin Saltzman, Chairman of the Board of Directors, owns 49.9% of the outstanding voting securities of Penn Independent, while the remaining securities of Penn Independent are owned by a trust for the benefit of members of Mr. Irvin Saltzman's family, including Jon Saltzman, Jami Saltzman-Levy and Eric Anthony Saltzman. Jon Saltzman, Jami Saltzman-Levy and Eric Anthony Saltzman are also trustees of the trust.

(4) 900 of such shares are owned jointly with her spouse.

(5) 12,706 of such shares are owned jointly with his spouse.

(6) 2,643 of such shares are owned jointly with his spouse.

(7) 7,500 of such shares are owned jointly with his spouse.

(8) Excludes 150 shares held by Mr. Ellman's daughter, to which Mr. Ellman disclaims beneficial ownership.

(9) All shares are owned jointly with his spouse.

                          DESCRIPTION OF CAPITAL STOCK

     As of June   , 1997, the authorized capital stock of the Company increased from 10,000,000 to 20,000,000 shares of Common Stock. The Company has authorized 2,000,000 shares of Preferred Stock, as described below. No shares of Preferred Stock are outstanding.

COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to vote of stockholders and do not have cumulative voting rights. Accordingly, a holder of a majority of the outstanding shares of Common Stock entitled to vote in any election of Directors may elect all the Directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to receive ratably the net assets of the Company available for distribution after the payment of all debts and other liabilities of the Company, subject to prior and superior rights of the Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered hereby when issued and paid for will be, fully paid and nonassessable.

PREFERRED STOCK

     No shares of Preferred Stock have been issued and the Company does not presently contemplate the issuance of such shares. The Board of Directors is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without any action of the stockholders. The Board of Directors may fix and determine the relative rights, preferences and limitations of each class or series so authorized.

     The issuance of, or the ability to issue, the Preferred Stock could adversely affect the voting power and other rights of the holders of the Common Stock or could have the effect of decreasing the market price of the Common Stock or of discouraging or making difficult any attempt by a person or group to obtain control of the Company, including any attempt involving a bid for the Common Stock at a premium over the then market price.

CERTAIN CORPORATE ANTI-TAKEOVER PROVISIONS

     The Company's Articles of Incorporation and Bylaws contain a number of provisions relating to corporate governance and the rights of stockholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine and (ii) notice requirements in the Bylaws relating to nominations to the Board of Directors and to the raising of business matters at stockholders' meetings. For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder, the Company's Bylaws require such stockholder to deliver a notice to the Secretary, absent specified circumstances, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting.

     In addition, the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provides that directors may, in discharging their duties, consider the interests of a number of different constituencies, including stockholders, employees, suppliers, customers, creditors and the community in which the Company is located. Directors are not required to consider the interests of the stockholders to a greater degree than other constituencies' interests. The BCL expressly provides that directors do not violate their fiduciary duties solely by relying on poison pills or the anti-takeover provisions of the BCL.

     The BCL also contains several other anti-takeover provisions identified below that will not be applicable to the Company because the BCL allows corporations to elect, and the Company has elected, not to be subject to these anti-takeover provisions. They are (i) the "controlled transactions" provisions, which permit stockholders in certain change of control transactions to demand payment from a new 20% stockholder of the fair market value of the demanding stockholders' shares, (ii) the "business combination" provisions, which prohibit, subject to certain exceptions, a business combination with a stockholder or group of stockholders beneficially owning more than 20% of the voting power of a public corporation, for a 5-year period following the date on which the holder obtains the 20% ownership, (iii) the "control shares" provision, which limits the voting power of stockholders acquiring more than 20%, 33% and/or 50% of a corporation's voting securities, and (iv) the "disgorgement" provision, which permits a corporation to recover profits resulting from a sale of shares by a stockholder, under certain circumstances, after the stockholder has acquired or expressed an intent to acquire at least 20% of the corporation's voting shares. The Company, by making the above election, has opted not to take advantage of certain provisions which are intended to limit the possibility of a takeover of the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have 9,275,884 shares of Common Stock outstanding (excluding shares of Common Stock reserved for issuance under the Company's 1993 Stock Incentive Plan). Of these shares, the 5,997,649 shares of Common Stock (plus any additional shares sold upon the Underwriters' exercise of their over-allotment option) will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by an existing "affiliate" of the Company, as that term is defined by the Securities Act, will be subject to certain of the resale limitations of Rule 144 adopted under the Securities Act. The remaining 3,278,235 shares of Common Stock will be eligible for sale in the public market, subject to Rule 144 and the lock-up agreement described below. Through its control of the Company, Penn Independent could cause the Company to register its Common Stock for sale. See "Risk Factors--Shares Eligible For Future Sale."

     In general, under Rule 144 as currently in effect, beginning 90 days after this offering, any person (or persons whose shares are aggregated) who has had beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 92,750 shares immediately after this Offering) or the average weekly trading volume of the Company's Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale if filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned shares, within the context of Rule 144, for at least two years, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements.

     The Company, Penn Independent and all of the Company's officers and Directors have agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of any of the shares of Common Stock owned by them without the prior written consent of the Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of the Underwriters. This restriction will apply to all of the shares owned by them for 180 days after the date of this Prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is First City Transfer Company.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     The following is a list of transactions between the Company and Penn Independent, the controlling stockholder and Selling Stockholder, or the Company's directors, executive officers or affiliates. The Company believes that the terms of the transactions described in this section are at least as favorable to the Company as those obtainable from unaffiliated third parties. See Note 3 of Notes to Consolidated Financial Statements.

HEADQUARTERS LEASE

     The Company's headquarters in Hatboro, Pennsylvania are occupied pursuant to a lease effective June 30, 1995, between Mr. Irvin Saltzman, Chairman of the Board of Directors, as landlord, and the Company. The lease is for an initial term of five years and the Company has one five-year renewal option thereafter. The current rent is approximately $260,000 per year and the Company is required to pay its pro rata share of all taxes, fees, assessments and expenses on the entire office facility to the extent that they exceed $224,000 in the aggregate. In the event of renewal, the rent will be increased by 50% of the cumulative change in the Philadelphia area consumer price index during the initial lease term. Management believes that the amount being paid by the Company under the lease represents a fair market value annual rental charge.

AFFILIATED INSURANCE ENTITIES

     The DVUA Agencies, wholly-owned insurance agency subsidiaries of Penn Independent, write business with the Company. The DVUA Agencies generated approximately 4.8% of the Company's gross written premiums in 1996. In addition, 4.8% of the DVUA Agencies' business volume was produced for the Company. Gross written premiums and commissions paid resulting from transactions with the DVUA Agencies were $3,880,000 and $888,000, respectively, in 1996. Amounts receivable from the DVUA Agencies were $334,000 as of December 31, 1996. The Company believes that its arrangements with the DVUA Agencies are on terms no less favorable to the Company than they would otherwise be if the DVUA Agencies were unaffiliated third parties.

     From time to time, the Company has loaned money to Penn Independent Financial Services, Inc., a wholly-owned premium financing subsidiary of Penn Independent. The principal balance of these loans as of December 31, 1996 was $275,000, and the balance was paid entirely on April 28, 1997.

AGREEMENTS WITH PENN INDEPENDENT CORPORATION

     Mr. Saltzman is Chairman of Penn Independent, and provides consulting advice for Penn-America's investment portfolio, for which he was paid $64,000 for 1996. In addition, the Company receives services from other executives (including Messrs. Heerin and Lear and Ms. Saltzman-Levy), staff and administrative personnel of Penn Independent, including services in connection with human resource administration and related services. Also, the Company is charged a portion of the amounts paid by Penn Independent for services such as insurance, telecommunications, professional fees, postage and office supplies. For 1996, the Company reimbursed Penn Independent approximately $261,000 for such services.

CARL DOMINO ASSOCIATES, L.P.

     Penn-America retains CDA, a registered investment advisor, to recommend purchases and sales of securities. Penn Independent and Mr. James E. Heerin, Jr., a Director of the Company, each own a 5% limited partnership interest in CDA. CDA managed certain fixed maturity and equity security investments of Penn-America for an annual fee of 0.208%. For 1996, the annual fee paid by Penn-America to CDA was $207,550. Effective April 1997, CDA only manages the Company's equity portfolio for an annual fee of 0.45%.

                                  UNDERWRITING

     Subject to the terms and conditions contained in an Underwriting Agreement
dated             , 1997 (the "Underwriting Agreement"), the Underwriters named below, for whom Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Conning & Company and Pennsylvania Merchant Group Ltd ("PMG") are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholder the respective number of shares of Common Stock set forth opposite their names below.

                                UNDERWRITERS                               NUMBER OF SHARES
    Donaldson, Lufkin & Jenrette Securities Corporation..................
    Conning & Company....................................................
    Pennsylvania Merchant Group Ltd .....................................

                                                                               ---------
              Total......................................................      3,500,000
                                                                               =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares of Common Stock are taken.

     The Company and Selling Stockholder have been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock, in part, directly to the public at the price set forth on the cover page of this Prospectus and, in part, to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial offering of the Common Stock, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase, from time to time in whole or in part, up to 525,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the Offering. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such Underwriter shown in the above table bears to the total number of shares of Common Stock shown in the above table.

     Each of the Company and the Selling Stockholder has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot the Offering, creating a syndicate short position. In addition, the Underwriters may bid for and purchase shares of Common Stock in the open market to cover syndicate short positions or to stabilize the price of the Common Stock.

These activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     The Underwriters and dealers may engage in passive market making transactions in the Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, the Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the Common Stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     Each of the Company, its executive officers and Directors and certain stockholders of the Company (including the Selling Stockholder) has agreed, subject to certain exceptions, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Common Stock (regardless of whether any of the transactions described in clause (i) or (ii) is to be settled by the delivery of Common Stock, or such other securities, in cash or otherwise) for a period of 180 days after the date of this Prospectus without the prior written consent of DLJ. In addition, during such 180 day period without DLJ's prior written consent, the Company has also agreed not to file any registration statement with respect to, and each of its executive officers and Directors and certain stockholders of the Company (including the Selling Stockholder) has agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

     PMG acted as a managing underwriter in the Company's IPO.

                             CERTAIN LEGAL MATTERS

     Reed Smith Shaw & McClay, Philadelphia, Pennsylvania, will render an opinion that the shares of Common Stock offered by the Company and the Selling Stockholder, when sold in accordance with the plan of distribution described herein, will be legally issued, fully paid and non-assessable. Davis Polk & Wardwell is acting as counsel for the Underwriters in connection with certain legal matters relating to the issuance of the Common Stock offered hereby.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, included herein and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent auditors, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                      GLOSSARY OF SELECTED INSURANCE TERMS

     The following terms used in this Prospectus have the meanings set forth below:

ADMITTED INSURER...........  An insurer that has received a license or certificate of authority from a state regulatory authority to transact an insurance business in that state.

BINDING AUTHORITY..........  The authority given to an agent to bind an insurance company to an insurance policy within prescribed parameters.

CASE RESERVE...............  The estimated liability of an insurer as to a particular claim, at a given point in time, with respect to losses that have been incurred and reported to the insurer.

CEDE.......................  To transfer to an insurer or reinsurer all or a part of the insurance written by an insurance entity.

COMBINED RATIO.............  A combination of the loss ratio and the expense ratio, expressed as a percentage, determined in accordance with either statutory accounting practices or generally accepted accounting principles.

DEFERRED POLICY ACQUISITION
  COSTS (DAC)..............  The costs that vary with and are primarily related to the acquisition of new and renewal insurance policies including commissions and certain other underwriting expenses. These costs are capitalized and charged to expense in proportion to premium revenue earned.

DIRECT WRITTEN PREMIUMS....  Gross written premiums less premiums assumed from other insurers.

DIVIDEND RATIO.............  The ratio of "dividends to policyholders" to net premiums earned, expressed as a percentage.

EXCESS AND SURPLUS LINES...  Lines of insurance which are generally unavailable from admitted insurers and which, consequently, are placed by surplus lines agents or brokers with insurers that are not admitted in the subject jurisdiction.

EXPENSE RATIO..............  Under SAP, the ratio of underwriting expenses to net written premiums. On a GAAP basis, the ratio of underwriting expenses (excluding interest expense) to net premiums earned.

FACULTATIVE REINSURANCE....  The separately negotiated reinsurance of all or a portion of the coverage provided by a single policy, for individual risks not covered by a reinsurance treaty or amounts in excess of limits on risks covered by reinsurance treaties.

GENERAL AGENT..............  Agents (also known as wholesale agents) used by excess and surplus lines and specialty admitted insurance carriers to write their insurance products. The general agents' clients are retail insurance brokers who deal directly with the insureds.

GENERALLY ACCEPTED
  ACCOUNTING PRINCIPLES
  (GAAP)...................  Accounting practices and principles, as defined principally by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Securities Exchange Commission. GAAP is the method of accounting typically used by the Company for reporting to persons or entities other than insurance regulatory authorities.

GROSS WRITTEN PREMIUMS.....  The total of premiums received or to be received for insurance written by an insurer during a specific period of time without any reduction for reinsurance ceded.

HARD MARKET................  The portion of the market cycle of the property and casualty insurance industry characterized by constricted industry capital and underwriting capacity, increasing premium rates and, typically, enhanced underwriting performance.

INCURRED BUT NOT REPORTED
  LOSSES (IBNR)............  The estimated liability of an insurer, at a given point in time, with respect to losses that have been incurred but not yet reported to the insurer, and for potential future developments on reported claims.

INSURANCE SERVICES OFFICE
  (ISO)....................  An association of property and casualty insurance companies providing rating, statistical, actuarial and policy form services for most classes of property and casualty business.

LOSS ADJUSTMENT EXPENSES
  (LAE)....................  The expenses of investigating and settling claims, including legal fees, outside adjustment expenses and other general expenses of administering the claims adjustment process.

LOSS RATIO.................  For SAP and GAAP, net losses and loss adjustment expenses incurred, divided by net premiums earned, expressed as a percentage.

LOSS RESERVES..............  The estimated liability of an insurer, at a given point in time, with respect to unpaid incurred losses, including losses which are incurred but not yet reported (IBNR) and related loss adjustment expenses.

LOSSES INCURRED............  The total of all policy losses sustained by an insurance company during a period, whether paid or unpaid. Incurred losses include a provision for claims that have occurred but have not yet been reported to the insurer.

NATIONAL ASSOCIATION OF
  INSURANCE COMMISSIONERS
  (NAIC)...................  A voluntary organization of state insurance officials that promulgates model laws regulating the insurance industry, values securities owned by insurers, develops and modifies insurer financial reporting statements and insurer performance criteria and performs other services with respect to the insurance industry.

NET WRITTEN PREMIUMS.......  The gross premiums written during a specific period of time, less the portion of such premiums ceded to (reinsured by) other insurers.

NONSTANDARD................
                             Risks that generally have been found unacceptable
                               by standard lines insurers for various
                               underwriting reasons.

POLICYHOLDERS' (OR
  STATUTORY) SURPLUS.......  Total admitted assets less total liabilities, as determined in accordance with statutory
                               accounting practices.

PREMIUMS EARNED............  The amount of net written premiums allocable to the expired period of an insurance policy or policies.

PREMIUMS TO SURPLUS
  RATIO....................  Ratio of the most recent twelve months' statutory net premiums written divided by the statutory policyholders' surplus at the end of the period.

RETAIL INSURANCE BROKERS...  Clients of general agent who deal directly with the insureds.

REINSURERS.................  Insurers (known as the reinsurer or assuming company), for consideration, who agree to indemnify another insurer (known as the reinsured or ceding company) against all or part of a loss which the latter may incur under a policy or policies it has issued.

SOFT MARKET................  The portion of the market cycle of the property and casualty insurance industry characterized by heightened premium rate competition among insurers, increased underwriting capacity and, typically, depressed underwriting performance.

STATUTORY ACCOUNTING
  PRACTICES (SAP)..........  Those accounting principles and practices which provide the framework for the preparation of financial statements, and the recording of transactions, in accordance with the rules and procedures adopted by regulatory authorities, generally emphasizing solvency considerations rather than a going concern concept of accounting. The principal differences between SAP and generally accepted accounting principles
                               (GAAP) are as follows: (a) under SAP, certain assets (non-admitted assets) are eliminated from the balance sheet; (b) under SAP, policy acquisition costs are expensed upon policy inception, while under GAAP they are deferred and amortized over the term of the policies; (c) under SAP, no provision is made for deferred income taxes; and (d) under SAP, certain reserves are recognized which are not recognized under GAAP.

SUBMIT BASIS...............  Preliminary application or other request from a general agent for insurance coverage not meeting binding authority upon which an insurance company underwriter can either issue or decline to issue a premium quote, or upon which a request for additional information may be made.

UNDERWRITING...............  The process whereby an underwriter reviews applications submitted for insurance coverage and determines whether it will provide all or part of the coverage being requested, and the price of such premiums. Underwriting also includes an ongoing review of existing policies and their pricing.

UNDERWRITING RATIOS........  The loss ratio, expense ratio, dividend ratio (if applicable) and combined ratio.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE

INTERIM CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):
Consolidated Unaudited Balance Sheets at March 31, 1997 and December 31, 1996.........  F-2
Consolidated Unaudited Statements of Earnings for the three months ended March 31,
  1997 and 1996.......................................................................  F-3
Consolidated Unaudited Statements of Stockholders' Equity for the three months ended
  March 31, 1997......................................................................  F-4
Consolidated Unaudited Statements of Cash Flows for the three months ended March 31,
  1997 and 1996.......................................................................  F-5
Notes to Consolidated Unaudited Financial Statements..................................  F-6

CONSOLIDATED FINANCIAL STATEMENTS:
Independent Auditors' Report..........................................................  F-7
Consolidated Balance Sheets at December 31, 1996 and 1995.............................  F-8
Consolidated Statements of Earnings for the years ended December 31, 1996, 1995 and
  1994................................................................................  F-9
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996,
  1995 and 1994.......................................................................  F-10
Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995 and
  1994................................................................................  F-11
Notes to Consolidated Financial Statements............................................  F-12

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                                        MARCH 31,     DECEMBER 31,
                                                                         1997           1996
                                                                         (IN THOUSANDS, EXCEPT
                                                                       SHARE AND PER SHARE DATA)
                               ASSETS
Investments:
  Fixed Maturities:
     Available for sale, at fair value (amortized cost 1997, $47,855;
      1996, $49,244).................................................  $ 46,957       $ 48,954
     Held to maturity, at amortized cost (fair value 1997, $53,457;
      1996, $44,111).................................................    54,488         44,227
  Equity securities, at fair value (cost 1997, $10,717; 1996,
     $10,597)........................................................    12,390         12,390
  Short term investments, at cost, which approximate fair value......     4,900          7,000
                                                                       --------       --------
          Total investments..........................................   118,735        112,571
Cash.................................................................     1,725          2,979
Receivables:
  Accrued investment income..........................................     1,842          1,671
  Premiums receivable, net...........................................    10,859         10,494
  Reinsurance recoverable............................................    15,817         15,719
  Note receivable, affiliate.........................................        75            275
                                                                       --------       --------
          Total receivables..........................................    28,593         28,159
Prepaid reinsurance premiums.........................................     2,632          2,668
Deferred policy acquisition costs....................................     7,726          7,231
Capital leases.......................................................     1,929          1,950
Deferred income tax..................................................     2,515          2,211
Income tax recoverable...............................................        --            249
Other assets.........................................................       523            587
                                                                       --------       --------
          Total assets...............................................  $164,378       $158,605
                                                                       ========       ========

                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Unpaid losses and loss adjustment expenses.........................  $ 73,940       $ 70,728
  Unearned premiums..................................................    32,128         30,865
  Accounts payable and accrued expenses..............................       991          1,773
  Capitalized lease obligations......................................     2,003          2,030
  Income tax payable.................................................       645             --
  Notes payable, bank................................................     9,000          9,000
  Other liabilities..................................................     2,121          1,872
                                                                       --------       --------
          Total liabilities..........................................   120,828        116,268
                                                                       --------       --------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 2,000,000 shares; none
     issued..........................................................        --             --
  Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding 1997, 6,710,638 shares and 1996, 6,676,131
     shares..........................................................        67             67
  Additional paid-in capital.........................................    22,087         21,844
  Unrealized investment gains, net of tax............................       511            993
  Unrealized loss on fixed maturities transferred to held to
     maturity........................................................       (43)            --
  Retained earnings..................................................    21,015         19,533
                                                                       --------       --------
                                                                         43,637         42,437
  Unearned compensation from restricted stock awards.................       (87)          (100)
                                                                       --------       --------
          Total stockholders' equity.................................    43,550         42,337
                                                                       --------       --------
          Total liabilities and stockholders' equity.................  $164,378       $158,605
                                                                       ========       ========

     See accompanying notes to unaudited consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS
                                  (UNAUDITED)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                         ---------------------
                                                                          1997          1996
                                                                         (IN THOUSANDS, EXCEPT
                                                                            PER SHARE DATA)
Revenues:
  Premiums earned......................................................  $20,899       $15,623
  Net investment income................................................    1,940         1,598
  Net realized investment gains........................................        1            23
                                                                         -------       -------
          Total revenues...............................................   22,840        17,244
                                                                         -------       -------
Losses and expenses:
  Losses and loss adjustment expenses..................................   13,217         9,852
  Amortization of deferred policy acquisition costs....................    5,698         3,988
  Other underwriting expenses..........................................    1,144         1,061
  Interest expense.....................................................      192           217
                                                                         -------       -------
          Total losses and expenses....................................   20,251        15,118
                                                                         -------       -------
Earnings before income tax.............................................    2,589         2,126
Income tax.............................................................      839           697
                                                                         -------       -------
Net earnings...........................................................  $ 1,750       $ 1,429
                                                                         =======       =======
Net earnings per share (note 1)........................................  $  0.26       $  0.21
                                                                         =======       =======
Weighted average number of shares outstanding..........................    6,689         6,650
Cash dividends per share (note 1)......................................  $  0.04       $  0.03

     See accompanying notes to unaudited consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED MARCH 31, 1997
                           -------------------------------------------------------------------------------------------------
                                                                             UNREALIZED
                                                                               LOSS ON                  UNEARNED
                                                                             TRANSFER OF              COMPENSATION
                                                              UNREALIZED        FIXED                     FROM
                              COMMON STOCK      ADDITIONAL    INVESTMENT     MATURITIES                RESTRICTED
                           ------------------    PAID-IN         GAINS       TO HELD TO    RETAINED      STOCK
                            SHARES     AMOUNT    CAPITAL     (LOSSES), NET    MATURITY     EARNINGS      AWARDS       TOTAL
                                                                (DOLLARS IN THOUSANDS)
Balance at December 31,
  1996.................... 6,676,131    $ 67     $ 21,844        $ 993          $   0      $ 19,533      $ (100)     $42,337
Net earnings..............                                                                    1,750                    1,750
Issuance of common
  stock...................    34,507                  243                                                                243
Amortization of unearned
  compensation from
  restricted stock
  awards..................                                                                                   13           13
Unrealized investment
  losses, net.............                                        (532)                                                 (532)
Unrealized loss on fixed
  maturities transferred
  to held to maturity.....                                          50            (50)                                     0
Accretion of net loss on
  fixed maturities
  transferred to held to
  maturity................                                                          7                                      7
Cash dividends paid.......                                                                     (268)                    (268)
                           ----------    ---      -------        -----           ----       -------       -----      -------
Balance at March 31,
  1997.................... 6,710,638    $ 67     $ 22,087        $ 511          $ (43)     $ 21,015      $  (87)     $43,550
                           ==========    ===      =======        =====           ====       =======       =====      =======

     See accompanying notes to unaudited consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
                                                                          --------------------
                                                                           1997         1996
                                                                             (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings..........................................................  $ 1,750     $  1,429
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Amortization and depreciation expense..............................       85           71
     Net realized investment gains......................................       (1)         (23)
     Deferred income tax................................................      (55)         (93)
     Net decrease in premiums and notes receivable, prepaid reinsurance
      premiums and unearned premiums....................................    1,135          454
     Net increase in unpaid losses and loss adjustment expense and
      reinsurance recoverable...........................................    3,114        1,912
  Decrease (increase) in:
     Accrued investment income..........................................     (171)         (89)
     Deferred policy acquisition costs..................................     (495)        (238)
     Income tax recoverable.............................................      249          529
     Other assets.......................................................       37         (183)
  Increase (decrease) in:
     Accounts payable and accrued expenses..............................     (782)        (406)
     Income tax payable.................................................      645          500
     Other liabilities..................................................      249          204
                                                                          -------     --------
          Net cash provided by operating activities.....................    5,760        4,067
                                                                          -------     --------
Cash flows from investing activities:
  Purchases of equity securities........................................     (316)      (1,926)
  Purchases of fixed maturities available for sale......................   (8,000)     (11,033)
  Purchases of fixed maturities held to maturity........................   (3,028)     (11,064)
  Proceeds from sales of equity securities..............................      197        1,266
  Proceeds from sales and maturities of fixed maturities available for
     sale...............................................................    1,000       10,181
  Proceeds from maturities of fixed maturities held to maturity.........    1,085        2,004
  Change in short-term investments......................................    2,100        5,500
                                                                          -------     --------
          Net cash used by investing activities.........................   (6,962)      (5,072)
                                                                          -------     --------
Cash flows from financing activities:
  Issuance of common stock..............................................      243           66
  Principal payment on note payable, affiliate..........................       --          (50)
  Dividends paid........................................................     (268)        (177)
  Principal payments on capital lease obligations.......................      (27)         (24)
                                                                          -------     --------
          Net cash used by financing activities.........................      (52)        (185)
                                                                          -------     --------
Decrease in cash........................................................   (1,254)      (1,190)
Cash, beginning of period...............................................    2,979        5,204
                                                                          -------     --------
Cash, end of period.....................................................  $ 1,725     $  4,014
                                                                          =======     ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Income tax refund..................................................  $    --     $   (240)
     Interest...........................................................      197          189
Supplemental non-cash disclosure:
  Cost of securities transferred from available for sale to held to
     maturity...........................................................    8,002           --

     See accompanying notes to unaudited consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

     Penn-America Group, Inc. (the "Company") is an insurance holding company. Penn Independent Corporation currently owns approximately 61.2% of the outstanding common stock of the Company.

     The accompanying unaudited consolidated financial statements should be read in conjunction with the financial statements and notes for the year ended December 31, 1996. In the opinion of management, the financial information reflects all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.

     On January 29, 1997, the Company declared a three-for-two split for all stockholders of record on February 14, 1997. All earnings and dividend per share data disclosed herein has been retroactively adjusted to reflect this split.

NOTE 2 -- REINSURANCE

     Premiums earned are net of amounts ceded to reinsurers of $1.8 and $1.6 million for the three-month periods ended March 31, 1997 and 1996, respectively. Losses and loss adjustment expenses are net of amounts ceded to insurers of $1.8 and $2.5 million for the three months ended March 31, 1997 and 1996, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Penn-America Group, Inc.:

     We have audited the accompanying consolidated balance sheets of Penn-America Group, Inc. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Penn-America Group, Inc. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
January 29, 1997

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         (IN THOUSANDS, EXCEPT
                                                                          SHARE AND PER SHARE
                                                                                 DATA)
                                         ASSETS
Investments:
  Fixed maturities:
     Available for sale, at fair value (amortized cost 1996, $49,244
      and 1995, $42,948)...............................................  $ 48,954     $ 43,281
     Held to maturity, at amortized cost, (fair value 1996, $44,111 and
      1995, $34,812)...................................................    44,227       34,276
  Equity securities, at fair value (cost 1996, $10,597 and 1995,
     $8,726)...........................................................    12,390       10,667
  Short-term investments, at cost, which approximates fair value.......     7,000        7,000
                                                                         --------     --------
          Total investments............................................   112,571       95,224
Cash...................................................................     2,979        5,204
Receivables:
  Accrued investment income............................................     1,671        1,385
  Premiums receivable, net.............................................    10,494        8,981
  Reinsurance recoverable..............................................    15,719       13,952
  Note receivable, affiliate...........................................       275          400
                                                                         --------     --------
          Total receivables............................................    28,159       24,718
Prepaid reinsurance premiums...........................................     2,668        2,438
Deferred policy acquisition costs......................................     7,231        5,716
Capital leases.........................................................     1,950        1,786
Income tax recoverable.................................................       249          529
Deferred income tax....................................................     2,211        1,947
Other assets...........................................................       587          201
                                                                         --------     --------
          Total assets.................................................  $158,605     $137,763
                                                                         ========     ========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Unpaid losses and loss adjustment expenses...........................  $ 70,728     $ 60,139
  Unearned premiums....................................................    30,865       26,245
  Accounts payable and accrued expenses................................     1,773        1,842
  Capitalized lease obligations........................................     2,030        1,890
  Notes payable:
     Affiliate.........................................................        --          150
     Bank..............................................................     9,000       10,000
  Other liabilities....................................................     1,872        1,247
                                                                         --------     --------
          Total liabilities............................................   116,268      101,513
                                                                         --------     --------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 2,000,000 shares; none
     issued............................................................        --           --
  Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding 1996, 6,676,131 shares and 1995, 4,430,000
     (note 2)..........................................................        67           44
  Additional paid-in capital...........................................    21,844       21,608
  Unrealized investment gains, net.....................................       993        1,501
  Retained earnings....................................................    19,533       13,251
                                                                         --------     --------
                                                                           42,437       36,404
  Unearned compensation from restricted stock awards...................      (100)        (154)
                                                                         --------     --------
          Total stockholders' equity...................................    42,337       36,250
                                                                         --------     --------
          Total liabilities and stockholders' equity...................  $158,605     $137,763
                                                                         ========     ========

          See accompanying notes to consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                     (IN THOUSANDS, EXCEPT
                                                                         PER SHARE DATA)
Revenues:
  Premiums earned...........................................    $69,081     $57,228     $39,985
  Net investment income.....................................      6,705       5,067       3,635
  Net realized investment gains (losses)....................        906       1,279        (713)
                                                                -------     -------     -------
          Total revenues....................................     76,692      63,574      42,907
                                                                -------     -------     -------
Losses and expenses:
  Losses and loss adjustment expenses.......................     43,292      35,835      24,855
  Amortization of deferred policy acquisition costs.........     17,785      14,237       9,381
  Other underwriting expenses...............................      4,349       4,356       3,600
  Interest expense..........................................        884         239          81
                                                                -------     -------     -------
          Total losses and expenses.........................     66,310      54,667      37,917
                                                                -------     -------     -------
Earnings before income tax..................................     10,382       8,907       4,990
Income tax..................................................      3,389       2,881       1,579
                                                                -------     -------     -------
Net earnings................................................    $ 6,993     $ 6,026     $ 3,411
                                                                =======     =======     =======
Net earnings per share (note 2).............................    $  1.05     $  0.91     $  0.51
                                                                =======     =======     =======
Weighted average number of shares used in calculating per
  share data (note 2).......................................      6,663       6,645       6,645
Cash dividends per share (note 2)...........................    $  0.11     $  0.06     $  0.00

          See accompanying notes to consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                   UNREALIZED                UNEARNED
                                                                   INVESTMENT              COMPENSATION
                                    COMMON STOCK      ADDITIONAL     GAINS                     FROM
                                 ------------------    PAID-IN     (LOSSES),    RETAINED    RESTRICTED
                                  SHARES     AMOUNT    CAPITAL        NET       EARNINGS   STOCK AWARDS     TOTAL
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Balance, at December 31,
  1993.........................  4,430,000    $ 44     $ 21,637     $  1,749    $  4,212       $(262)      $27,380
Cumulative effect of the
  adoption of SFAS 115.........                                           27                                    27
Net earnings...................                                                    3,411                     3,411
Unrealized investment (losses),
  net..........................                                       (2,477)                               (2,477)
Amortization of compensation
  expense from restricted
  stock........................                                                                   54            54
Additional expenses related to
  1993 public stock offering...                             (29)                                               (29)
                                 ---------     ---      -------         ----     -------       -----       -------
Balance, at December 31,
  1994.........................  4,430,000      44       21,608         (701)      7,623        (208)       28,366
Net earnings...................                                                    6,026                     6,026
Cash dividends paid ($0.06 per
  share).......................                                                     (398)                     (398)
Unrealized investment gains,
  net..........................                                        2,202                                 2,202
Amortization of compensation
  expense from restricted
  stock........................                                                                   54            54
                                 ---------     ---      -------         ----     -------       -----       -------
Balance, at December 31,
  1995.........................  4,430,000      44       21,608        1,501      13,251        (154)       36,250
Retroactive effect of 3-for-2
  stock split, January 1997
  (note 2).....................  2,225,377      22          (22)
Issuance of common stock.......     20,754       1          258                                                259
Net earnings...................                                                    6,993                     6,993
Cash dividends paid ($0.11 per
  share).......................                                                     (711)                     (711)
Unrealized investment (losses),
  net..........................                                         (508)                                 (508)
Amortization of compensation
  expense from restricted
  stock........................                                                                   54            54
                                 ---------     ---      -------         ----     -------       -----       -------
Balance, at December 31,
  1996.........................  6,676,131    $ 67     $ 21,844     $    993    $ 19,533       $(100)      $42,337
                                 =========     ===      =======         ====     =======       =====       =======

          See accompanying notes to consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                                       (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings.............................................  $  6,993     $  6,026     $  3,411
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Amortization expense..................................       331          352          380
     Net realized investment (gains) losses................      (906)      (1,279)         713
     Deferred income (benefit) tax.........................        (2)        (497)          23
     Net increase in premiums and note receivable, prepaid
       reinsurance premiums and unearned premiums..........     3,001          619        4,798
     Net increase in unpaid loss and loss adjustment
       expenses and reinsurance recoverable................     8,822       10,922        8,599
  (Increase) decrease in:
     Accrued investment income.............................      (286)        (290)        (372)
     Deferred policy acquisition costs.....................    (1,515)        (895)      (2,440)
     Income tax recoverable................................       281         (256)         (45)
     Other assets..........................................      (454)         (86)         (92)
  Increase (decrease) in:
     Accounts payable and accrued expenses.................       (68)          (8)        (169)
     Other liabilities.....................................       624          199          105
                                                             --------     --------     --------
  Net cash provided by operating activities................    16,821       14,807       14,911
                                                             --------     --------     --------
Cash flows from investing activities:
  Purchases of equity securities...........................    (8,636)      (4,627)      (6,299)
  Purchases of fixed maturities available for sale.........   (21,611)     (17,177)     (24,713)
  Purchases of fixed maturities held to maturity...........   (24,084)     (15,343)     (21,012)
  Proceeds from sales of equity securities.................     8,147        4,863        5,726
  Proceeds from sales of fixed maturities available for
     sale..................................................     9,825        1,421       13,640
  Proceeds from maturities of fixed maturities available
     for sale..............................................     5,000       11,877        7,641
  Proceeds from maturities of fixed maturities held to
     maturity..............................................    14,008        2,222        8,632
  Change in short-term investments.........................        --       (3,000)       1,746
  Other....................................................         9           19           21
                                                             --------     --------     --------
  Net cash used by investing activities....................   (17,342)     (19,745)     (14,618)
                                                             --------     --------     --------
Cash flows from financing activities:
  Issuance of common stock (additional expenses in 1994)...       259           --          (29)
  Principal payments on note payable to bank...............    (1,000)      (1,000)       1,000
  Proceeds from note payable...............................        --       10,000           --
  Principal payments on note payable, affiliate............      (150)        (200)          --
  Principal payments on capital lease obligations..........      (102)         (73)         (30)
  Dividends paid...........................................      (711)        (398)          --
                                                             --------     --------     --------
  Net cash (used) provided by financing activities.........    (1,704)       8,329          941
                                                             --------     --------     --------
Increase (decrease) in cash................................    (2,225)       3,391        1,234
Cash, beginning of period..................................     5,204        1,813          579
                                                             --------     --------     --------
Cash, end of period........................................  $  2,979     $  5,204     $  1,813
                                                             ========     ========     ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for:
     Income tax............................................  $  3,111     $  3,634     $  1,600
     Interest..............................................       857          204           81

          See accompanying notes to consolidated financial statements.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Penn-America Group, Inc. (the "Company") is an insurance holding company. Penn Independent Corporation ("Penn Independent") currently owns approximately 61.2% of the outstanding common stock of the Company. The accompanying financial statements include the accounts of the Company and its wholly-owned subsidiary, Penn-America Insurance Company ("Penn-America"). All significant inter-company accounts and transactions have been eliminated in consolidation. These financial statements are prepared in conformity with generally accepted accounting principles, which differ in some respects from those followed in reports to insurance regulatory authorities.

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Penn-America underwrites commercial property, general liability, commercial multi-peril and personal automobile insurance, generally referred to as "property and casualty" insurance, on an admitted and non-admitted basis as regulatory requirements permit. Penn-America is licensed as an admitted insurer in 22 states and is an approved non-admitted (excess and surplus lines) insurer in 28 states and the District of Columbia. A significant portion of Penn-America's gross written automobile premium was written by two agents in 1996, 1995 and 1994 who are located in the states of Washington, California and Nevada. These agents accounted for 94% in 1996 and 100% in 1995 and 1994 of the personal automobile gross written premium. During 1996, 1995 and 1994 one agent in California accounted for 11%, 11% and 17% respectively, of commercial gross written premium.

  INVESTMENTS

     At the time of purchase of fixed maturity investments, management makes a determination as to the investment classification ("Available for Sale" or "Held to Maturity"). Factors taken into consideration by management in determining the appropriate investment category are: maturity, yield, cash flow requirements, and anticipated changes in interest rates. Fixed maturities classified as "Available for Sale" are carried at fair value with unrealized investment gains or losses net of deferred income tax credited or charged directly to stockholders' equity as a separate component. "Held to Maturity" investments are carried at amortized cost.

     Investments in fixed maturity securities are adjusted for amortization of premium and accretion of discounts to maturity date using the interest method. Income is recognized on the accrual basis. Realized investment gains and losses are recorded as income when the securities are sold on the specific identification basis.

     Amortized cost for mortgage-backed securities is calculated using the interest method including anticipated prepayments at the date of purchase. Significant changes in estimated cash flow from the original purchase assumptions are accounted for using the composite method.

     Equity securities are carried at fair value with the change in unrealized investment gains or losses credited or charged directly to stockholders' equity, net of applicable deferred income taxes. Short-term investments are carried at cost, which approximates fair value.

  PREMIUMS AND OTHER RECEIVABLES

     Premiums are recognized as revenue ratably over the terms of the respective policies. Unearned premiums are calculated on the semi-monthly pro rata basis. Management has established an allowance for

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY
doubtful accounts of $522,000 and $481,000 for 1996 and 1995, respectively, on premium receivables, which allowance management believes is adequate to cover uncollectible account balances.

  POLICY ACQUISITION COSTS

     Policy acquisition costs such as commissions, salaries, premium taxes and certain other underwriting expenses, which vary with and are directly related to the production of business, are deferred and amortized over the effective period of the related insurance policies. The method followed in computing deferred policy acquisition costs limits the amount of such deferred costs to their estimated realizable value, which gives effect to the premium to be earned, related investment income, losses and loss adjustment expenses and certain other costs expected to be incurred as the premium is earned.

  LOSSES AND LOSS ADJUSTMENT EXPENSES

     The liability for losses and loss adjustment expenses represents estimates of the ultimate unpaid net cost of all losses incurred. Estimates of unpaid reported losses and related allocated loss adjustment expenses are determined on the basis of claims adjusters' evaluations of individual claims. Estimates of losses and loss adjustment expenses arising from losses incurred but not yet reported are based on selected historical and industry data. Such estimates are not discounted and may be more or less than the amounts ultimately paid when the claims are settled. These estimates are periodically reviewed and adjusted as necessary and such adjustments are reflected in current operations.

  FAIR VALUES OF FINANCIAL INSTRUMENTS

     The Company uses the following methods or assumptions in estimating fair value disclosures as reported in the balance sheet:

          Investment Securities: Fair values are based on quoted market prices or on quoted market prices of comparable instruments or values obtained from independent pricing services.

          Premium and Reinsurance Receivables and Payables: The carrying amounts reported in the balance sheet for these instruments approximate their fair value.

          Debt and Capitalized Lease: Fair value is based upon the present value of the underlying cash flows discounted at the Company's incremental borrowing rate. The carrying amounts reported in the balance sheet approximate fair value.

          Options: Fair value was estimated on the grant date using the Black-Scholes option pricing model. The model assumes the following: annual dividend rate of 1.20% and 1.50% for 1996 and 1995, respectively; and for both years: risk free interest rates of 6.80%, expected lives of 2.5 years and volatility of 30%.

  REINSURANCE

     In the ordinary course of business, the Company reinsures certain risks, generally on an excess of loss basis, with other insurance companies which principally are rated "A+ (Excellent)" or higher by A.M. Best. Such reinsurance arrangements serve to limit the Company's maximum loss. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liabilities arising from the reinsured policies and incurred but not reported losses.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

  CAPITALIZED LEASE

     The capitalized lease is carried at cost less accumulated amortization. Amortization is calculated on the straight line basis over 20 years, which represents the term of the mortgage on the office space which the Company rents from a related party (See Note 3).

  INCOME TAX

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

NOTE 2--EARNINGS PER SHARE AND RETROACTIVE ADJUSTMENT FOR STOCK SPLIT

     1996, 1995 and 1994 earnings per share are computed by dividing net earnings by the weighted average number of common shares outstanding during the year. All per share calculations and stock options disclosure presented have been adjusted retroactively to reflect a three-for-two stock split declared in January, 1997. The stock options described in Note 12 have no material dilutive effect on earnings per common share amounts in any of the periods presented. Shares outstanding at December 31, 1996 have been restated to reflect the stock split.

NOTE 3--TRANSACTIONS WITH AFFILIATES

     Penn-America leases its home office facility from the controlling shareholder of Penn Independent. The lease is accounted for as a capitalized lease. The amount of property capitalized, $2,440,000 and $2,198,000 is presented net of accumulated amortization of $490,000 and $412,000 as of December 31, 1996 and 1995, respectively. Amortization expense was $78,000, $51,000 and $31,000 for 1996, 1995, and 1994, respectively. Penn Independent and its subsidiaries also lease a portion of the building in which Penn-America's home office facility is located. Management believes that the lease terms are at market terms.

     Penn Independent provides Penn-America with management and other services which amounted to $342,000, $455,000, and $552,000, in 1996, 1995 and 1994,
respectively. Such amounts are based on allocations of estimated costs.

     All costs incurred by Penn Independent on behalf of Penn-America have been allocated to Penn-America and are reflected in the financial statements. Management believes that the methods used to allocate such costs are reasonable, and that Penn-America's expenses on a stand-alone basis would not be materially different.

     Premiums written resulting from transactions with insurance agency affiliates of Penn Independent approximated $3,880,000 in 1996, $3,621,000 in 1995, and $3,182,000 in 1994. Commissions paid to such affiliates were $888,000 in 1996, $775,000 in 1995, and $663,000 in 1994. Amounts receivable from affiliates approximated $334,000 in 1996 and $516,000 in 1995.

     The note receivable from affiliate is due from Penn Independent Financial Services, Inc., a premium finance company and wholly-owned subsidiary of Penn Independent. The note is due on October 31, 1997, bearing interest at prime plus one-quarter percent and is secured by a first lien on certain insurance premium receivables of Penn Independent Financial Services, Inc. The outstanding balances as of December 31, 1996 and 1995 are $275,000 and $400,000, respectively.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

NOTE 4--INVESTMENTS

     The Company invests primarily in investment grade fixed maturities, substantially all of which are rated "A" or higher by Standard & Poor's Corporation. The cost, gross unrealized gains and losses and fair values of investments are as follows:

                                                                  DECEMBER 31, 1996
                                                     --------------------------------------------
                                                                  GROSS       GROSS
                                                                  UNREALIZED UNREALIZED    FAIR
                                                     COST(1)      GAINS      LOSSES       VALUE
                                                                    (IN THOUSANDS)
Fixed maturities:
  Available for sale:
     U.S. Treasury securities and obligations of
       U.S. government agencies....................  $ 20,767     $   90     $  (354)    $ 20,503
     Corporate securities..........................    16,053        189         (75)      16,167
     Mortgage-backed securities....................     8,376         96        (191)       8,281
     Public utilities..............................     4,048         --         (45)       4,003
                                                     --------     ------     -------     --------
       Totals......................................    49,244        375        (665)      48,954
                                                     --------     ------     -------     --------
  Held to maturity:
     U.S. Treasury securities and obligations of
       U.S. government agencies....................    28,727        141        (183)      28,685
     Corporate securities..........................     9,294         54         (82)       9,266
     Public utilities..............................     6,056         10         (56)       6,010
     Other securities..............................       150         --          --          150
                                                     --------     ------     -------     --------
       Totals......................................    44,227        205        (321)      44,111
                                                     --------     ------     -------     --------
       Total fixed maturity securities.............    93,471        580        (986)      93,065
                                                     --------     ------     -------     --------
Equity securities..................................    10,597      1,857         (64)      12,390
Short-term investments.............................     7,000         --          --        7,000
                                                     --------     ------     -------     --------
          Total investments........................  $111,068     $2,437     $(1,050)    $112,455
                                                     ========     ======     =======     ========

                                                                  DECEMBER 31, 1995
                                                     --------------------------------------------
                                                                  GROSS       GROSS
                                                                  UNREALIZED UNREALIZED    FAIR
                                                     COST(1)      GAINS      LOSSES       VALUE
                                                                    (IN THOUSANDS)
Fixed maturities:
  Available for sale:
     U.S. Treasury securities and obligations of
       U.S. government agencies....................  $ 19,903     $  262     $   (49)    $ 20,116
     Corporate securities..........................    13,051        405         (30)      13,426
     Mortgage-backed securities....................     7,963         48        (329)       7,682
     Public utilities..............................     2,031         26          --        2,057
                                                     --------     ------     -------     --------
       Totals......................................    42,948        741        (408)      43,281
                                                     --------     ------     -------     --------

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

                                                                   DECEMBER 31, 1995
                                                     --------------------------------------------
                                                                  GROSS       GROSS
                                                                  UNREALIZED UNREALIZED    FAIR
                                                     COST(1)      GAINS      LOSSES       VALUE
                                                                    (IN THOUSANDS)
  Held to maturity:
     U.S. Treasury securities and obligations of
       U.S. government agencies....................  $ 18,755     $  376     $   (38)    $ 19,093
     Corporate securities..........................    10,322        212         (32)      10,502
     Public utilities..............................     5,049         20          (2)       5,067
     Other securities..............................       150         --          --          150
                                                     --------     ------     -------     --------
       Totals......................................    34,276        608         (72)      34,812
                                                     --------     ------     -------     --------
       Total fixed maturity securities.............    77,224      1,349        (480)      78,093
                                                     --------     ------     -------     --------
Equity securities..................................     8,726      1,987         (46)      10,667
Short-term investments.............................     7,000         --          --        7,000
                                                     --------     ------     -------     --------

          Total investments........................  $ 92,950     $3,336     $  (526)    $ 95,760
                                                     ========     ======     =======     ========

------------------------
(1) Adjusted for amortization of fixed maturities.

     Fixed maturities at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                AVAILABLE FOR SALE           HELD TO MATURITY
                                               ---------------------       ---------------------
                                               AMORTIZED      FAIR         AMORTIZED      FAIR
                                                 COST         VALUE          COST         VALUE
                                                                (IN THOUSANDS)
    Due in one year or less..................   $ 2,000      $ 2,004        $ 4,264      $ 4,270
    Due after one year through five years....    13,282       13,378         23,626       23,734
    Due after five years through ten years...    18,568       18,426         12,322       12,172
    Due after ten years......................     7,018        6,865          4,015        3,935
    Mortgage-backed securities...............     8,376        8,281             --           --
                                                -------      -------        -------      -------
    Total....................................   $49,244      $48,954        $44,227      $44,111
                                                =======      =======        =======      =======

     A summary of net investment income is as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1996       1995       1994
                                                                  (IN THOUSANDS)
        Interest on fixed maturities.....................  $6,108     $4,615     $3,294
        Dividends on equity securities...................     691        533        564
        Interest on short-term investments...............     380        291        139
        Other............................................      61         42         35
                                                           ------     ------     ------
        Total investment income..........................   7,240      5,481      4,032
        Less investment expense..........................    (535)      (414)      (397)
                                                           ------     ------     ------
        Net investment income............................  $6,705     $5,067     $3,635
                                                           ======     ======     ======

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

     There are no investments in fixed maturity securities that were non-income-producing during 1996, 1995 or 1994. Realized pre-tax gains (losses) on the sale of investments are as follows:

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1996       1995      1994
                                                                  (IN THOUSANDS)
        Fixed maturities available for sale:
          Gross realized gains............................  $   32     $   13     $  22
          Gross realized losses...........................    (529)      (276)     (186)
                                                            ------     ------     -----
          Net (losses)....................................    (497)      (263)     (164)
                                                            ------     ------     -----
        Equity securities:
          Gross realized gains............................   1,460      1,656        18
          Gross realized losses...........................     (57)      (114)     (567)
                                                            ------     ------     -----
          Net gains (losses)..............................   1,403      1,542      (549)
                                                            ------     ------     -----
                  Total net realized investment gains
                    (losses)..............................  $  906     $1,279     $(713)
                                                            ======     ======     =====

     Income taxes (benefits) on net realized investment gains or losses were $308,000, $435,000 and ($242,000) for 1996, 1995, and 1994, respectively.

     The following is a summary of net unrealized appreciation (depreciation) on investments included within stockholders' equity:

                                                                      1996       1995
        Balance, beginning of year.................................  $1,501     $ (701)
        Change in unrealized appreciation(depreciation):
          Fixed maturities.........................................    (622)     2,882
          Equity securities........................................    (148)       455
                                                                     ------     ------
                                                                       (770)     3,337
        Income tax effect..........................................    (262)     1,135
                                                                     ------     ------
        Net change.................................................    (508)     2,202
                                                                     ------     ------
        Balance, end of year.......................................  $  993     $1,501
                                                                     ======     ======

     The amortized cost of fixed maturities on deposit with various regulatory authorities at December 31, 1996 and 1995, amounted to $4,409,000 and $4,415,000, respectively.

NOTE 5--REINSURANCE

     In the normal course of business, the Company seeks to reduce the loss that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risks in various areas of exposure with other insurance enterprises or reinsurers.

     Reinsurance contracts do not relieve the Company of its obligations to policyholders. Failure of reinsurers to honor their obligations could result in losses to the Company. Allowances have been established for amounts deemed uncollectible. The Company evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. At December 31, 1996, reinsurance recoverables and prepaid reinsurance premiums associated with the two major reinsurers were: General Reinsurance Corporation, $9,053,000 and National Reinsurance Corporation, $6,007,000.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

     Premiums written and earned consisted of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                                (IN THOUSANDS)
        Premiums written:
          Direct......................................  $80,496     $66,953     $53,926
          Ceded.......................................    7,027       5,667       5,583
                                                        -------     -------     -------
                  Net of reinsurance..................  $73,469     $61,286     $48,343
                                                        =======     =======     =======
        Premiums earned:
          Direct......................................  $75,876     $63,005     $45,698
          Ceded.......................................    6,795       5,777       5,713
                                                        -------     -------     -------
                  Net of reinsurance..................  $69,081     $57,228     $39,985
                                                        =======     =======     =======

     Recoveries recognized under reinsurance contracts were as follows:

                1996.............................................  $8,530,000
                1995.............................................   8,148,000
                1994.............................................   5,280,000

NOTE 6--CAPITALIZED LEASE OBLIGATIONS

     Capitalized lease obligations of $2,030,000 and $1,890,000 at December 31, 1996 and 1995, respectively, represented lease obligations arising under the home office facility lease (see Note 3). Interest is payable at 8.5% on the outstanding principal balance. Capital lease and capital lease obligations on the balance sheet increased $242,000 in 1996 and $1,551,000 in 1995 due to the Company leasing additional office space and entering into a new five-year lease. This transaction was accounted for as a non-cash transaction. Future minimum lease payments as of December 31, 1996 are as follows:

                1997...............................................  $   260
                1998...............................................      260
                1999...............................................      260
                2000...............................................      260
                2001...............................................      260
                Thereafter.........................................    2,206
                                                                     -------
                Total minimum obligations..........................    3,506
                Less interest......................................   (1,476)
                                                                     -------
                          Total....................................  $ 2,030
                                                                     =======

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

NOTE 7--UNPAID LOSSES AND LOSS ADJUSTMENT EXPENSES

     Activity in liability for unpaid losses and loss adjustment expenses is summarized as follows:

                                                                 1996        1995        1994
                                                                        (IN THOUSANDS)
Balance as of January 1.......................................  $60,139     $44,796     $33,314
  Less reinsurance recoverables...............................   13,627       9,489       6,484
                                                                -------     -------     -------
Net balance at January 1......................................   46,512      35,307      26,830
                                                                -------     -------     -------
Incurred related to:
  Current year................................................   44,096      37,541      27,788
  Prior years.................................................     (804)     (1,706)     (2,933)
                                                                -------     -------     -------
     Total incurred...........................................   43,292      35,835      24,855
                                                                -------     -------     -------
Paid related to:
  Current year................................................   16,940      12,247       9,525
  Prior years.................................................   17,208      12,383       6,853
                                                                -------     -------     -------
     Total paid...............................................   34,148      24,630      16,378
                                                                -------     -------     -------
Net balance at December 31....................................   55,656      46,512      35,307
Plus reinsurance recoverables.................................   15,072      13,627       9,489
                                                                -------     -------     -------
Balance as of December 31.....................................  $70,728     $60,139     $44,796
                                                                =======     =======     =======

     As a result of changes in estimates of insured events in prior years, the provision for losses and loss adjustment expenses decreased $804,000 in 1996, $1,706,000 in 1995 and $2,933,000 in 1994, primarily due to generally favorable experience in the automobile and commercial lines in 1996 and the commercial lines of business in 1995 and 1994.

NOTE 8--INCOME TAX

     The components of income tax expense are as follows:

                                                            1996       1995       1994
                                                                  (IN THOUSANDS)
        Current..........................................  $3,391     $3,378     $1,556
        Deferred (benefit)...............................      (2)      (497)        23
                                                           ------     ------     ------
                  Total..................................  $3,389     $2,881     $1,579
                                                           ======     ======     ======

     The actual income tax rate differed from the statutory income tax rate applicable to income before income taxes as follows:

                                                            1996       1995       1994
        Statutory income tax rate........................    34.0%      34.0%      34.0%
        Tax-exempt interest and dividends received
          deduction......................................    (1.4)      (1.3)      (2.1)
        Other............................................      --       (0.4)      (0.3)
                                                           ------     ------     ------
                  Total..................................    32.6%      32.3%      31.6%
                                                           ======     ======     ======

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

     The tax effects of temporary differences that result in a net deferred tax asset as of December 31 are summarized as follows:

                                                                       1996       1995
                                                                       (IN THOUSANDS)
        Assets:
          Effect of discounting unpaid losses and loss
             adjustment expenses.........................             $2,906     $2,600
          Excess of tax over financial reporting of
             earned premium..............................              1,917      1,619
          Other, net.....................................                383        482
                                                                      ------     ------
                  Total assets...........................             $5,206     $4,701
                                                                      ======     ======
        Liabilities:
          Deferred policy acquisition costs, deductible
             for tax.....................................              2,459      1,944
          Unrealized investment gains....................                512        773
          Other, net.....................................                 24         37
                                                                      ------     ------
                  Total liabilities......................              2,995      2,754
                                                                      ------     ------
        Net deferred tax asset...........................             $2,211     $1,947
                                                                      ======     ======

     The Company is required to establish a valuation allowance for any portion of the deferred tax asset that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax asset and, therefore, no such valuation allowance has been established as of December 31, 1996 and 1995.

NOTE 9--DEBT

     During December 1996, the Company repaid $1 million on the outstanding principal of the $10 million borrowed in 1995. The loan is secured by the common stock of Penn-America and matures on December 31, 2000. The interest rate is the LIBOR rate plus a factor which can vary between 100 to 225 basis points and was 6.59% and 7.05% at December 31, 1996 and 1995, respectively. Total interest expense on the long-term borrowing for 1996 and 1995 was $721,000 and $26,000, respectively. The terms of the agreement contain various covenants, including the maintenance by Penn-America of certain net worth requirements and leverage and liquidity ratios. None of these covenants negatively impact the Company's liquidity or capital resources at this time. The outstanding balance at December 31, 1996 and 1995 was $9,000,000 and $10,000,000, respectively.

The principal repayment schedule is as follows:

                1997...........................................    $1,000,000
                1998...........................................     2,000,000
                1999...........................................     3,000,000
                2000...........................................     3,000,000

NOTE 10--STOCKHOLDERS' EQUITY

     A source of cash to use for the payment of dividends to the Company's stockholders is dividends from Penn-America. Penn-America is required by law to maintain a certain minimum surplus on a statutory basis and is subject to risk-based capital requirements and regulations under which payment of a dividend from statutory surplus may require prior approval of the Pennsylvania and California regulatory authorities. The

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY
maximum dividend that may be paid by Penn-America to the Company without prior approval of regulatory authorities in 1997 is $6,262,000.

     The National Association of Insurance Commissioners has adopted risk-based capital (RBC) requirements for property and casualty insurance companies. This requirement may further impact the payment of dividends to the stockholders. At December 31, 1996 and 1995, the Company's actual RBC exceeds minimum requirements; therefore, there are no further restrictions on the payment of dividends.

     The following table reconciles surplus and net earnings of Penn-America as determined in accordance with accounting practices prescribed or permitted by the insurance regulatory authorities to stockholders' equity and net earnings of the Company calculated in accordance with generally accepted accounting principles (GAAP) as reported herein:

                                                                 DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                                (IN THOUSANDS)
        Statutory surplus as regards policyholders....  $41,665     $39,118     $25,677
        Deferred policy acquisition costs.............    7,231       5,716       4,821
        Deferred income tax...........................    2,214       1,955       2,609
        Unrealized investment gains (losses) on fixed
          maturities available for sale...............     (289)        334      (2,548)
        Capital lease, net............................      (80)       (104)       (127)
        Provision for unauthorized reinsurance........       57          49          48
        Non-admitted assets...........................      589         287         209
        Other liabilities.............................      (95)       (295)       (395)
        Provision for uncollectible accounts..........     (622)       (705)       (611)
        Holding company...............................   (8,333)    (10,105)     (1,317)
                                                         ------      ------      ------
                  GAAP stockholders' equity...........  $42,337     $36,250     $28,366
                                                         ======      ======      ======

                                                             YEARS ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1996       1995       1994
                                                                  (IN THOUSANDS)
        Statutory net income.............................  $6,262     $5,364     $  645
        Deferred acquisition costs.......................   1,515        895      2,440
        Deferred income tax..............................      (2)       476        (23)
        Allowance for uncollectible accounts.............      84        (90)       733
        Capital lease....................................      24         23         --
        Other, net.......................................     201         98         --
        Holding company..................................  (1,091)      (740)      (384)
                                                           ------     ------     ------
                  GAAP net earnings......................  $6,993     $6,026     $3,411
                                                           ======     ======     ======

NOTE 11--PROFIT SHARING PLANS

     Penn-America participates in a profit sharing and 401(k) plan with Penn Independent covering qualified employees. Penn-America's contributions under the 401(k) plan were $51,000, $28,000 and $21,000 for 1996, 1995, and 1994, respectively. There were no profit sharing distributions in 1996, 1995 and 1994.

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY

NOTE 12--STOCK INCENTIVE PLANS

(Retroactively adjusted for three-for-two split declared on January 29, 1997)

     Stock options: In August, 1993, the Company adopted a Stock Incentive Plan (the "Plan"). The purpose of the Plan is to enable officers, key employees, directors, consultants and advisors, and service providers of the Company and its affiliates (as defined in the Plan), to participate in the Company's future and to enable the Company to attract and retain these persons by offering them proprietary interests in the Company. The Plan authorizes the issuance of up to 525,000 shares of Common Stock pursuant to the exercise of stock options or the award of restricted stock. Options are exercisable according to the various terms under which they were granted varying from one year after date of grant to 10 years. All options are subject in general to earlier termination if the optionee leaves the employ of the Company.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date consistent with FASB Statement No. 123, the effect on the Company's net income and earnings per share would have been immaterial. While the effect on net income for 1996 and 1995 was immaterial for those years, this may not be representative of the effects on net income for future years. Information regarding the Company's stock option plan is summarized below:

                                                              1996      1995      1994
                                                                (SHARES IN THOUSANDS)
        Outstanding at beginning of the year (weighted
          average prices of $5.86, $5.89 and $6.00 in 1996,
          1995 and 1994, respectively)......................    383       353       330
        Granted (at $8.83, $5.42 and $4.33 per share).......     30        30        23
        Exercised (at $6.00 per share)......................     (8)       --        --
        Forfeited...........................................     --        --        --
                                                              -----     -----     -----
        Outstanding at end of year (weighted average prices
          of $6.07, $5.86 and $5.89 per share)..............    405       383       353
                                                              =====     =====     =====
        Options exercisable year-end........................    279       119        48
                                                              =====     =====     =====
        Weighted average fair value of options granted
          during the year...................................  $3.07     $1.83     $1.71
                                                              =====     =====     =====

     The following summarizes stock options outstanding at December 31 1996:

                                                 OPTIONS OUTSTANDING
                                       ----------------------------------------        OPTIONS EXERCISABLE
                                                          WEIGHTED                  -------------------------
                                           NUMBER         AVERAGE      WEIGHTED         NUMBER       WEIGHTED
                                        OUTSTANDING      REMAINING     AVERAGE       EXERCISABLE     AVERAGE
                                          12/31/96      CONTRACTUAL    EXERCISE        12/31/96      EXERCISE
           EXERCISE PRICES             (IN THOUSANDS)   LIFE (YEARS)    PRICE       (IN THOUSANDS)    PRICE
$4.33................................        22.5            3.4        $ 4.33            22.5        $ 4.33
 5.42................................        30.0            4.4          5.42            30.0          5.42
 6.00................................       322.5            9.6          6.00           226.5          6.00
 8.83................................        30.0            5.4          8.83              --          8.83
                                            -----            ---         -----           -----          ----
$4.33 to $8.83.......................       405.0            8.6        $ 6.07           279.0        $ 5.80
                                            =====            ===         =====           =====          ====

     The Company also awarded at the initial public offering in October 1993, to certain employees 45,000 shares of restricted stock having an approximate value of $270,000. Such shares are held by the Company and released to the grantees at the rate of 20% per year provided that the grantee is still employed by the Company or its affiliates. The Company charged $54,000 to compensation expense relating to these awards for each of

                    PENN-AMERICA GROUP, INC. AND SUBSIDIARY
the years 1996, 1995 and 1994. During 1996, 1995 and 1994, 9,000 shares each year of the restricted stock were released to the applicable employees as provided by the provisions of the grant.

     Executive incentive compensation plan: During 1995, the Board of Directors of the Company adopted an executive incentive compensation plan which provides up to 75,000 shares, over the life of this plan, to be granted to key officers, executives and employees of the Company and its subsidiary. During 1996, 7,229 shares were distributed in accordance with the plan's provisions for fiscal year 1995 and during 1997, 7,535 shares will be distributed for fiscal year-ended 1996. The shares issued under this plan are valued at the fair market value of the stock at the close of business at the end of each fiscal year, and are issued in the subsequent year, subject to the Board's approval and attainment of corporate objectives.

     Agents' contingent commission plan: During 1995, the agents' contingent commission plan was modified to provide that at least one-third (1/3) of the contingent commission award would be given in stock of the Company. Up to 75,000 shares of the Company's stock were authorized for issuance under this plan. Agents' stock awards for the 1995 year which were issued in May 1996 amounted to 16,403 shares. The awards for the 1996 year will not be determined until March 1997.

NOTE 13--COMMITMENTS AND CONTINGENCIES

     The Company's insurance subsidiary is subject to routine legal proceedings in connection with its property and casualty insurance business. Neither the Company nor its subsidiary is involved in any pending or threatened legal or administrative proceedings which management believes might have a material adverse effect on the Company's financial condition or results of operations.

     The Company leases various computer equipment for use by its insurance subsidiary. These leases have lease terms primarily expiring in less than a three-year period. Rental expense for these operating leases were $485,000, $382,000 and $246,000 for the years ended December 31, 1996, 1995 and 1994.

     At December 31, 1996, the future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year were: 1997, $389,000 1998, $327,000, and 1999, $154,000.

NOTE 14--UNAUDITED--QUARTERLY RESULTS OF OPERATIONS FOR 1996 AND 1995 (Adjusted for retroactive effect of three-for-two stock split declared January 29, 1997)

                                                                        1996
                                                   -----------------------------------------------
                                                    FIRST    SECOND     THIRD    FOURTH
                                                   QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................  $17,244   $18,214   $19,757   $21,477   $76,692
Losses and expenses..............................   15,118    15,886    17,040    18,266    66,310
Net earnings.....................................    1,429     1,572     1,830     2,162     6,993
Earnings per share...............................     0.21      0.24      0.28      0.32      1.05

                                                                        1995
                                                   -----------------------------------------------
                                                    FIRST    SECOND     THIRD    FOURTH
                                                   QUARTER   QUARTER   QUARTER   QUARTER    TOTAL
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues.........................................  $14,821   $15,181   $16,711   $16,861   $63,574
Losses and expenses..............................   13,108    13,228    13,997    14,334    54,667
Net earnings.....................................    1,156     1,307     1,868     1,695     6,026
Earnings per share...............................     0.17      0.20      0.28      0.26      0.91

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO AY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
Prospectus Summary....................    3
Risk Factors..........................    9
Use of Proceeds.......................   14
Price Range of Common Stock
  and Dividends.......................   15
Capitalization........................   16
Selected Consolidated Historical
  Financial Data......................   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   24
Management............................   38
Principal and Selling Stockholders....   42
Description of Capital Stock..........   43
Certain Relationships and Related
  Party Transactions..................   45
Underwriting..........................   46
Certain Legal Matters.................   47
Experts...............................   47
Glossary of Selected Insurance
  Terms...............................   48
Index to Consolidated Financial
  Statements..........................  F-1

======================================================

======================================================

                                3,500,000 SHARES

                         [PENN-AMERICAN GROUP, INC. LOGO]

                            Penn-America Group, Inc.

                                  COMMON STOCK

                            ------------------------
                                   PROSPECTUS
                            ------------------------
                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                               CONNING & COMPANY

                        PENNSYLVANIA MERCHANT GROUP LTD

                                                 , 1997

======================================================

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the expenses in connection with the issuance and distribution of the securities offered hereby, all of which are payable by the
Registrant:

        Securities and Exchange Commission registration fee................  $18,064
        NASD filing fee....................................................    6,462
        NASDAQ National Market listing fee.................................     *
        Printing and engraving expenses....................................     *
        Legal fees and expenses............................................     *
        Accountant's fees and expenses.....................................     *
        Miscellaneous......................................................     *
                                                                             -------
                  Total....................................................     *
                                                                             =======

---------------
* To be filed by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1741 through 1750 of Subchapter C, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonable entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17C of the BCL, shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by such person in his or her capacity as director or officer, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17C of BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17C of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17C of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     Article VII of the Registrant's Bylaws, which is filed as Exhibit 3.2 to this Registration Statement, provides in general that the Registrant shall indemnify its officers and directors to the fullest extent permitted by law.

     The Underwriting Agreement filed as Exhibit 1 to this Registration Statement provides for the indemnification by the Underwriter of directors and officers of the Registrant against certain liabilities. In addition, the Registrant has obtained directors and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
  1           Form of Underwriting Agreement.(*)
  3.1         Articles of Incorporation of the Registrant.(1)
  3.2         Bylaws of the Registrant.(1)
  5           Form of Opinion of Reed Smith Shaw & McClay.
 10.2         Agency Agreement between Penn-America Insurance Company ("Penn-America") and
              Carnegie General Agency.(1)
 10.3         1993 Casualty Excess of Loss Reinsurance Agreement with National Reinsurance
              Corporation.(1)
 10.3(i)      Endorsement Nos. 4 through 6 (Termination Endorsement) to Casualty Excess of Loss
              Reinsurance Agreement with National Reinsurance Corporation.(2)
 10.4         1993 Underlying Homeowners and Dwelling Fire Property Per Risk Excess of Loss
              Reinsurance (Run-off Business) Agreement with National Reinsurance Corporation.(1)
 10.5         1993 Property Per Risk Excess of Loss (Commercial) Reinsurance Agreement with
              Employers Reinsurance Corporation.(1)
 10.5(i)      Endorsement No. 3 to Property Per Risk of Excess Loss (Commercial) Reinsurance
              Agreement with Employers Reinsurance Corporation.(3)
 10.6         1993 Property Catastrophe Excess Reinsurance Agreement with Employers Reinsurance
              Corporation.(1)
 10.6(i)      Endorsement No. 6 to Property Catastrophe Excess Reinsurance Agreement with
              Employers Reinsurance Corporation.(3)
 10.6(ii)     Stipulation of Termination of Property Catastrophe Excess Reinsurance Agreement
              with Employers Reinsurance Corporation effective January 1, 1995.(3)
 10.7         Agreement dated August 20, 1993 between Penn Independent Corporation ("Penn
              Independent") and the Registrant regarding the reimbursement of certain employment costs.(4)
 10.7(i)      Amendment, effective January 1, 1995, to August 20, 1993 Agreement between Penn
              Independent and Registrant regarding the sharing of certain operating costs.(5)
 10.7(ii)     Amendments dated January 1, 1996 and March 1, 1996, to August 20, 1993 Agreement
              between Penn Independent and Registrant regarding the sharing of certain operating costs.(2)
 10.8         Agreement dated August 20, 1993 between Penn Independent and the Registrant regarding the sharing of certain operating costs.(4)
 10.9         Restated Investment Advisory Agreement effective July 1, 1990 between Penn America and Carl Domino Associates, L.P.(1)
 10.10        1993 Stock Incentive Plan.(6)
 10.10(i)     Penn-America Group, Inc. 1993 Stock Incentive Plan, as amended and restated April
              4, 1994.(7)
 10.11(ii)    Lease effective June 30, 1995 between Registrant and Irvin Saltzman.(5)
 10.12        Demand Promissory Note dated January 12, 1993 from Penn Independent Financial
              Services, Inc. to Penn-America.(4)
 10.13        Promissory Note dated December 29, 1993 from the Registrant to Penn
              Independent.(5)

EXHIBIT NO.                                      DESCRIPTION
-----------   ----------------------------------------------------------------------------------
 10.13(i)     Amendment No. 1 dated November 30, 1995, to Demand Promissory Note dated January
              12, 1993 from Penn Independent Financial Services, Inc. to Penn-America.(2)
 10.14        1995 Multiple Line Excess of Loss (Casualty and Property) Reinsurance Agreement
              with National Reinsurance Corporation.(5)
 10.14(i)     Endorsement No. 1 to Multiple Line Excess of Loss Reinsurance Agreement with
              National Reinsurance Corporation, effective as of January 1, 1995.(5)
 10.14(ii)    Endorsement No. 2 to Multiple Line Excess of Loss Reinsurance Agreement with
              National Reinsurance Corporation, effective as of January 1, 1995.(5)
 10.14(iii)   1996 Property & Liability Reinsurance Agreement with General Reinsurance
              Corporation effective May 1, 1996.(2)
 10.15        1995 Property Catastrophe Excess of Loss Reinsurance Agreement with the subscribing Reinsurers.(3)
 10.15(i)     1996 Property Catastrophe Excess of Loss Reinsurance Agreement with the subscribing Reinsurers.(2)
 10.16        Penn-America Group, Inc. 1995 Key Employee Incentive Compensation Plan.(8)
 10.17        Penn-America Insurance Company's Profit Sharing and Performance Award Plan.(9)
 10.18        Stipulation of Termination of Property and Liability Reinsurance Agreement with
              National Reinsurance Corporation effective April 30, 1996.(2)
 10.19        Loan and Security Agreement, Term Note and Stock Pledge Agreement dated December
              20, 1995 between Registrant and PNC Bank (successor to Midlantic Bank, N.A.).(5)
 21           As of December 31, 1996, the Registrant's only subsidiary is Penn-America
              Insurance Company, a Pennsylvania Corporation.
 23.1         Consent of Reed Smith Shaw & McClay (included in Exhibit 5).
 23.2         Consent of KPMG Peat Marwick LLP.
 24           Power of Attorney (included as part of signature page).

---------------
(1) As filed with the Registrant's Registration Statement on Form S-1 on August 2, 1993 (File No. 33-66892).

(2) As filed with the Registrant's Annual Report on Form 10-K for the period ended December 31, 1996.

(3) As filed with the Registrant's Annual Report on Form 10-K for the period ended December 31, 1994.

(4) As filed with Amendment No. 1 to Registrant's Registration Statement on Form S-1 on August 26, 1993 (File No. 33-66892).

(5) As filed with Registrant's Annual Report on Form 10-K for the year ended December 31, 1995.

(6) As filed with Amendment No. 4 to Registrant's Registration Statement on Form S-1 on September 29, 1993 (File No. 33-66892).

(7) As filed with Registrant's Registration Statement on Form S-8 on August 11, 1994 (33-82728).

(8) As filed with Registrant's Registration Statement on Form S-8 on January 4, 1996 (333-00050).

(9) As filed with Registrant's Registration Statement on Form S-8 on January 4, 1996 (333-00046).

 *  To be filed in amendment.

     (b) Financial Statement Schedules

     Schedule I -- Summary of Investments -- Other than Investments in Related Parties

     Schedule II -- Condensed Financial Information of Parent Company

     Schedule III -- Supplementary Insurance Information

     Schedule IV -- Reinsurance

     Schedule VI -- Supplemental Insurance Information Concerning Property and Casualty Subsidiaries

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudications of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia and the Commonwealth of Pennsylvania on
the      day of June, 1997.

                                          PENN-AMERICA GROUP, INC.

                                          By: /s/ JON S. SALTZMAN

                                            ------------------------------------
                                            Jon S. Saltzman,
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of Penn-America Group, Inc., a Pennsylvania corporation, and each of the undersigned directors and officers of Penn-America Group, Inc. hereby constitutes and appoints Jon S. Saltzman or Rosemary R. Ferrero its, his or her true and lawful attorneys-in-fact and agents, for it, him or her and in its, his or her name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this registration statement, to sign a registration statement filed with the Securities and Exchange Commission pursuant to Rule 462(b) promulgated under the Securities Act of 1933 and any and all amendments thereto, and to file each such registration statement or amendment with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as it, he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the
capacities indicated on June   , 1997.

             /s/ JON S. SALTZMAN               President, Chief Executive Officer and
---------------------------------------------    Director (Principal Executive Officer)
               Jon S. Saltzman

             /s/ IRVIN SALTZMAN                Chairman of the Board of Directors
---------------------------------------------
               Irvin Saltzman

             /s/ ROBERT A. LEAR                Director
---------------------------------------------
               Robert A. Lear

                                               Director
---------------------------------------------
            James E. Heerin, Jr.

           /s/ JAMI SALTZMAN-LEVY              Director
---------------------------------------------
             Jami Saltzman-Levy

                                               Director
---------------------------------------------
               M. Moshe Porat

             /s/ THOMAS M. SPIRO               Director
---------------------------------------------
               Thomas M. Spiro

               /s/ PAUL SIMON                  Director
---------------------------------------------
                 Paul Simon

             /s/ CHARLES ELLMAN                Director
---------------------------------------------
               Charles Ellman

           /s/ ROSEMARY R. FERRERO             Vice President--Finance, Chief Financial
---------------------------------------------    Officer, Treasurer and Secretary (Principal
             Rosemary R. Ferrero                 Financial and Accounting Officer)

                            PENN-AMERICA GROUP, INC.

   SCHEDULE I -- SUMMARY OF INVESTMENTS -- OTHER THAN INVESTMENTS IN RELATED
                                    PARTIES

                                                                     DECEMBER 31, 1996
                                                        --------------------------------------------
                                                        AMORTIZED                    AMOUNT SHOWN ON
                                                          COST        FAIR VALUE      BALANCE SHEET
                                                                       (IN THOUSANDS)
Fixed maturities:
  Available for sale
     U.S. treasury securities and obligations of U.S.
       government agencies............................  $  20,767      $  20,503        $  20,503
     Corporate securities.............................     16,053         16,167           16,167
     Mortgage-backed securities.......................      8,376          8,281            8,281
     Public utilities.................................      4,048          4,003            4,003
                                                         --------       --------         --------
          Total available for sale....................     49,244         48,954           48,954
                                                         --------       --------         --------
  Held to maturity
     U.S. treasury securities and obligations of U.S.
       government agencies............................  $  28,727         28,685           28,727
     Corporate securities.............................      9,294          9,266            9,294
     Public utilities.................................      6,056          6,010            6,056
     Other securities.................................        150            150              150
                                                         --------       --------         --------
          Total held to maturity......................     44,227         44,111           44,227
                                                         --------       --------         --------
          Total fixed maturities......................     93,471         93,065           93,181
                                                         --------       --------         --------
Equity investments:
     Common stocks....................................      2,503          4,130            4,130
     Preferred stocks.................................      8,094          8,260            8,260
                                                         --------       --------         --------
          Total equity investments....................     10,597         12,390           12,390
                                                         --------       --------         --------
Short term investments:                                     7,000          7,000            7,000
                                                         --------       --------         --------
          Total investments...........................  $ 111,068      $ 112,455        $ 112,571
                                                         ========       ========         ========

                            PENN-AMERICA GROUP, INC.

        SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                            CONDENSED BALANCE SHEETS
  (SHARE AND PER SHARE DATA RESTATED FOR 3-FOR-2 STOCK SPLIT IN JANUARY, 1997)

                                                                              DECEMBER 31,
                                                                           -------------------
                                                                            1996        1995
                                                                              (IN THOUSANDS
                                                                            EXCEPT SHARE AND
                                                                             PER SHARE DATA)
                                 ASSETS
Cash.....................................................................  $   369     $    77
Investment in subsidiary, equity method..................................   50,669      46,352
Other assets.............................................................      514         240
                                                                           -------     -------
          Total assets...................................................  $51,552     $46,669
                                                                           =======     =======
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable and accrued expenses..................................  $   215     $   269
  Note payable, affiliate................................................       --         150
  Note payable, bank.....................................................    9,000      10,000
                                                                           -------     -------
          Total liabilities..............................................    9,215      10,419
                                                                           -------     -------
Stockholders' equity:
  Preferred stock, $.01 par value; authorized 2,000,000 shares;
     none issued
  Common stock, $.01 par value; authorized 10,000,000 shares; issued and outstanding 1996, 6,676,131 and 1995, 4,430,000 shares,
     respectively........................................................       67          44
  Additional paid-in capital.............................................   21,844      21,608
  Unrealized investment gains, net.......................................      993       1,501
  Retained earnings......................................................   19,533      13,251
                                                                           -------     -------
                                                                            42,437      36,404
  Unearned compensation from restricted stock awards.....................     (100)       (154)
                                                                           -------     -------
     Total stockholders' equity..........................................   42,337      36,250
                                                                           -------     -------
          Total liabilities and stockholders' equity.....................  $51,552     $46,669
                                                                           =======     =======

                            PENN-AMERICA GROUP, INC.

        SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                        CONDENSED STATEMENTS OF EARNINGS
  (PER SHARE DATA RESTATED FOR 3-FOR-2 STOCK SPLIT EFFECTED ON MARCH 7, 1997)

                                                                    YEARS ENDED DECEMBER 31,
                                                                 ------------------------------
                                                                  1996        1995        1994
                                                                 (IN THOUSANDS EXCEPT PER SHARE
                                                                             DATA)
Dividend income................................................  $ 3,258     $ 1,300     $  450
Other..........................................................       10          --         --
Operating expenses.............................................   (1,653)     (1,121)      (600)
Income tax benefit.............................................      552         380        203
                                                                 -------     -------     ------
Income before equity in undistributed net income of
  subsidiary...................................................    2,167         559         53
Equity in undistributed net earnings of subsidiary.............    4,826       5,467      3,358
                                                                 -------     -------     ------
Net earnings...................................................  $ 6,993     $ 6,026     $3,411
                                                                 =======     =======     ======
Net earnings per share.........................................  $  1.05     $  0.91     $ 0.51
                                                                 =======     =======     ======

Cash dividends per share.......................................  $  0.11     $  0.06         --

                            PENN-AMERICA GROUP, INC.

        SCHEDULE II -- CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                        (IN THOUSANDS)
Cash flows from operating activities:
  Net earnings................................................  $ 6,993     $ 6,026     $ 3,411
  Adjustments to reconcile net earnings to net cash provided by operating activities:
  Equity in undistributed net earnings of subsidiary..........   (4,826)     (5,467)     (3,358)
     Increase (decrease) in:
       Accounts payable and accrued expenses..................      (54)         30          18
       Other, net.............................................     (352)       (129)        (87)
       Amortization...........................................      133          83          56
                                                                -------     -------     -------
          Net cash provided by operating activities...........    1,894         543          40
                                                                -------     -------     -------
Cash flows from financing activities:
  Expenses related to 1993 Initial Stock Offering.............       --          --         (29)
  Repayment of note payable, bank.............................   (1,000)     (1,000)         --
  Proceeds of note payable, bank..............................       --      10,000       1,000
  Issuance of common stock....................................      259          --          --
  Repayment of note payable, affiliate........................     (150)       (200)
  Equity contributions to subsidiary..........................       --      (9,000)     (1,000)
  Dividends paid..............................................     (711)       (398)         --
                                                                -------     -------     -------
          Net cash used by financing activities...............   (1,602)       (598)        (29)
                                                                -------     -------     -------
Increase (decrease) in cash...................................      292         (55)         11
Cash, beginning of period.....................................       77         132         121
                                                                -------     -------     -------
Cash, end of period...........................................  $   369     $    77     $   132
                                                                =======     =======     =======

                            PENN-AMERICA GROUP, INC.

              SCHEDULE III -- SUPPLEMENTARY INSURANCE INFORMATION
                   YEARS ENDED DECEMBER 31, 1996, 1995, 1994

                              LIABILITY                                                    AMORTIZATION
                              FOR UNPAID                                                        OF
                 DEFERRED     LOSSES AND                                        LOSSES       DEFERRED
                  POLICY         LOSS                               NET        AND LOSS       POLICY         OTHER
                ACQUISITION   ADJUSTMENT   UNEARNED    EARNED    INVESTMENT   ADJUSTMENT   ACQUISITION    UNDERWRITING   PREMIUMS
                   COSTS       EXPENSES    PREMIUMS   PREMIUMS     INCOME      EXPENSES       COSTS         EXPENSES     WRITTEN
                                                                 (IN THOUSANDS)
Net of
 reinsurance:
  Years Ended:
    December
      31,
      1996....    $ 7,231      $ 55,656    $ 28,197   $69,081      $6,705      $ 43,292      $ 17,785        $4,349      $73,469
    December
      31,
      1995....      5,716        46,512      23,807    57,228       5,067        35,835        14,237         4,356       61,286
    December
      31,
      1994....      4,821        35,307      19,750    39,985       3,635        24,855         9,381         3,600       48,343

Gross:
  Years Ended:
    December
      31,
      1996....    $ 7,231      $ 70,728    $ 30,865   $75,876      $6,705      $ 51,820      $ 17,785        $4,349      $80,496
    December
      31,
      1995....      5,716        60,139      26,245    63,005       5,067        43,983        14,237         4,356       66,953
    December
      31,
      1994....      4,821        44,796      22,296    45,698       3,635        30,134         9,381         3,600       53,926

                            PENN-AMERICA GROUP, INC.

                           SCHEDULE IV -- REINSURANCE
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                   ASSUMED                     PERCENTAGE
                                                    CEDED TO        FROM                       OF AMOUNT
                                                      OTHER         OTHER                       ASSUMED
                                   GROSS AMOUNT     COMPANIES     COMPANIES     NET AMOUNT       TO NET
                                                               (IN THOUSANDS)
1996 Premiums
  Property and liability
     insurance...................    $ 80,496        $ 7,027            --       $ 73,469             0
                                     --------        -------       -------       --------        ------
          Total Premiums.........    $ 80,496        $ 7,027            --       $ 73,469             0
                                     ========        =======       =======       ========        ======
1995 Premiums
  Property and liability
     insurance...................    $ 66,953        $ 5,667            --       $ 61,286             0
                                     --------        -------       -------       --------        ------
          Total Premiums.........    $ 66,953        $ 5,667            --       $ 61,286             0
                                     ========        =======       =======       ========        ======
1994 Premiums
  Property and liability
     insurance...................    $ 53,926        $ 5,583            --       $ 48,343             0
                                     --------        -------       -------       --------        ------
          Total Premiums.........    $ 53,926        $ 5,583            --       $ 48,343             0
                                     ========        =======       =======       ========        ======

                            PENN-AMERICA GROUP, INC.

          SCHEDULE VI -- SUPPLEMENTAL INSURANCE INFORMATION CONCERNING
                       PROPERTY AND CASUALTY SUBSIDIARIES
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                        LOSS AND LOSS
                                                                          ADJUSTMENT
                                                                           EXPENSES
                                                                          (BENEFITS)
                                       LIABILITY FOR     DISCOUNT          INCURRED
                                       UNPAID LOSSES     IF ANY,          RELATED TO         PAID LOSSES
                                         AND LOSS        DEDUCTED     ------------------      AND LOSS
                                        ADJUSTMENT         FROM       CURRENT     PRIOR      ADJUSTMENT
                                         EXPENSES        RESERVES      YEAR        YEAR       EXPENSES
                                                                (IN THOUSANDS)
Year Ended
  December 31, 1996..................     $70,728                     $48,076     $3,744       $41,233
  December 31, 1995..................      60,139                      40,606      3,377        28,640
  December 31, 1994..................      44,796                      30,652       (518)       18,652